May 12, 2009

VIA EDGAR

Mr. Jeffrey A. Foor

Division of Investment Management

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:                              ING Variable Portfolios, Inc. (on behalf of ING RussellTM Large Cap Index Portfolio) (File No. 333-158416)

Dear Mr. Foor:

This letter responds to the comments that you provided to us in a telephone conversation on May 5, 2009 and the accounting comments that we received from Mr. Jason Fox on May 4, 2009, in connection with the staff’s review of the Registration Statement filed on Form N-14 on behalf of ING RussellTM Large Cap Index Portfolio (the “Surviving Portfolio”), a series of ING Variable Portfolios, Inc. (the “Registrant”), on April 3, 2009.  The Registration Statement has been filed in connection with the proposed reorganizations (each a “Reorganization”) of ING Neuberger Berman Partners Portfolio, a series of ING Partner, Inc., and ING Oppenheimer Main Street Portfolio, a series of ING Investors Trust, (each an “Disappearing Portfolio” and with the Surviving Portfolio, the “Portfolios”) with and into the Surviving Portfolio.  Your comments and the Registrant’s responses are provided below.  In response to your comments, the Registrant has also revised the Registration Statement.  All of these revisions will be reflected in the Registration Statement which will be filed on or about May 12, 2009 on the EDGAR system.  Unless otherwise noted, defined terms have the same meaning as in the Registration Statement.

I.             GENERAL PROXY STATEMENT/PROSPECTUS COMMENTS

1)             Comment 1(a): Page 1.  With respect to the description of the portfolio transitioning prior to the consummation of each Disappearing Portfolio’s Reorganization, please clarify what would happen if shareholders do not approve the sub-advisory agreement to appoint ING Investment Management Co. (“ING IM”) as a new sub-adviser to that Disappearing Portfolio.

Response: The disclosure has been revised in response to this comment.  A marked page reflecting the changes is attached for your review as Exhibit A.

Comment 1(b): With respect to each Reorganization, taking into account the transition costs that would be borne by shareholders of the respective Disappearing Portfolio as a result of the pre-merger transition, explain why this pre-merger transition would be in the best interests of the Disappearing Portfolio’s shareholders.

Response:  In determining that each proposed Reorganization is in the best interests of the respective Disappearing Portfolio’s shareholders, the Board weighed the totality of factors, as described in the Registration Statement, including the costs involved in aligning the Disappearing Portfolio’s portfolio holdings with those of the Surviving Portfolio.

The determination was based on all the facts and circumstances of the transaction, including the fact that a post-merger transition could cause the Surviving Portfolio to receive certain holdings that do not fit its investment program and/or could negatively impact its performance, while a pre-merger transition would not allow the Disappearing Portfolio’s shareholders to maintain market exposure during the transition period. Implicit in allocating the costs of transitioning the portfolio holdings, is the idea that those who benefit from the Reorganization should bear the transition costs.  The shareholders of the Disappearing Portfolio will receive economic benefits from lower net expense ratios, which is expected to offset the transaction costs of the pre-merger transition in less than a year assuming stable asset levels.

2)             Comment: Page 3.  Provide the complete dates that the Disappearing Portfolios and the Surviving Portfolio commenced operations.

Response:  The disclosure has been revised in response to this comment.  A marked page reflecting the changes is attached for your review as Exhibit B.

3)             Comment: Page 4.  Explain why it is necessary to direct variable contract owners and qualified plan participants to consult underlying product prospectus or qualified plan documents, respectively.

Response: Item 3(b) of Form N-14 requires the comparison of each Disappearing Portfolio’s and the Surviving Portfolio’s share purchase and redemption procedures and exchange rights.  However, shares of the Portfolios are not offered directly to the public but are sold to qualified pension and retirement plans and to separate accounts of certain participating life insurance companies and are used to fund variable annuity and/or variable life contracts.  As a result, in connection with purchases, exchanges and redemption of shares of the Portfolios, variable contract owners and qualified plan participants are directed to the underlying product prospectus or qualified plan documents, respectively.

4)             Comment: Page 4.  Explain why it is necessary to have a disclosure about cash distribution.

Response:  Each Disappearing Portfolio is expected to make a cash distribution consisting of all undistributed income or gains, if any, prior to the closing of the Reorganization to avoid being taxed on these income and gains.  If a Disappearing Portfolio had any shareholder who is not tax-exempt, the shareholder would be taxed on the distribution amount received and thus it would be important for that shareholder to be informed of the distribution and tax consequences.  However, since shareholders of each Disappearing Portfolio are separate accounts of insurance companies and qualified pension and retirement plans, which are tax-exempt, they are not subject to any tax consequences as a result of the distribution.  Accordingly, as a practical matter it may not be necessary to disclose this distribution in the Registration Statement.  However, the disclosure is included in the Registration Statement to be consistent with a similar disclosure made in other registration statements on Form N-14 for reorganizations of ING funds whose shareholders are subject to tax.

5)             Comment: Pages 4 and 5.  Item 3(a) of N-14 requires a fee table near the front of the prospectus that conforms to the requirements of Form N-1A.  The table on pages 4 and 5 does not conform to Form N-1A and the later Fee Table on pages 24 and 25 should be moved forward.

Response:  Pursuant Item 3(a) of Form N-14, the Registrant has provided a detailed discussion and comparison of the fees and expenses of the Disappearing Portfolio and the Surviving Portfolio under the section “Comparison of Fees and Expenses,” which complies with Item 3(a) of Form N-14 as well as Item 3 of Form N-1A.

Item 3(b) of Form N-14 requires the Registrant at the beginning of the Proxy Statement/Prospectus to provide a synopsis of the information contained in the Proxy Statement/Prospectus.  Form N-14 requires the Registrant to provide in the synopsis a clear and concise discussion of the key features of the transaction, of the registrant and of the company being acquired. This clear and concise discussion may include any “significant consideration” a shareholder should consider in evaluating the reorganization.  See Item 3(b)(4).

In addition to comparing, among other things, the size, portfolio management, performance, and the investment objectives and strategies of the Surviving Portfolio and the Disappearing Portfolios as required by Item 3(b) of Form N-14, the Registrant also provides a side-by-side comparison summary (in addition to the information provided pursuant to Item 3(a) of Form N-14) of the gross and net expenses for each Disappearing Portfolio, the Surviving Portfolio and the combined Portfolio before and after the Reorganization.  We believe that a comparison of expenses before and after the Reorganizations should be included in any summary discussion of the key features of the Reorganizations and the Portfolios since a comparison of expenses borne by shareholders before and after the Reorganizations is a significant consideration in assisting shareholders of each Disappearing Portfolio in making an informed decision about that Disappearing Portfolio’s Reorganization.

We also note that the purpose of Form N-14 is to provide essential information about the Registrant and the Reorganizations in a clear, concise and understandable manner to assist investors in making informed decisions about whether to purchase the securities being offered.  The organization of this Proxy Statement/Prospectus is consistent with those that have been filed by the Registrant as well as other ING registrants in the past and, as we believe, is consistent with the overall purpose of Form N-14.

6)             Comment: Page 6.  Add a disclosure that the portfolio transition prior to the consummation of the Reorganization would result in increased transaction costs, that are ultimately borne by shareholders of the Disappearing Portfolio.

Response: This disclosure is made throughout the Proxy Statement/Prospectus that the pre-merger transition “sales and purchases would result in increased transaction costs, which are ultimately borne by shareholders, and may result in the realization of taxable gains or losses for either or both Portfolios.”  (See page 4 and page 27.)  As a result, the Registrant believes that repeating this disclosure on page 6 is unnecessary.

7)             Comment: Since the separate accounts of insurance companies and qualified plans are the record owners of the shares of the Disappearing Portfolios, clarify whether a “quorum” can be established by counting shares held in the separate accounts of insurance companies and qualified plans that are present at the shareholders’ meeting.  Please also clarify whether in order to approve a Disappearing Portfolio’s Reorganization and the sub-advisory agreement to appoint ING IM as that Disappearing Portfolio’s new sub-adviser during the Transition Period, the Registrant imposes any requirement that a specific percentage of variable contract owners and qualified plan participants need to give instructions on how to vote their shares.

Response: A “quorum” can be established by counting shares held in the separate accounts of insurance companies and qualified plans that are present at the shareholders’ meeting.  The Registrant does not mandate any specific percentage of variable contract owners and qualified plan participants who need to give instructions on how to vote their shares in order to approve a Reorganization and the sub-advisory agreement to appoint ING IM as each Disappearing Portfolio’s new sub-adviser during the Transition Period.  However, the Registrant has a policy that requires a proxy statement to be mailed to shareholders at least 30 days prior to the date of the shareholders’ meeting to allow sufficient time for shareholder solicitation.  The Registrant has also revised the Registration Statement in response to this comment.  The marked pages reflecting the changes are attached for your review as Exhibit C and Exhibit D.

8)             Comment: Pages 16 - 22.  Move the section entitled “Portfolio Performance” on pages 16 to 19 and other sections on pages 20 to 22 to the pages after the table entitled “Annual Portfolio Operating Expenses” on pages 24 and 25 pursuant to Item 3(a) of Form N-14.

Response: Item 3(a) of Form N-14 requires the disclosure of the current fees of the Disappearing Portfolios and the Surviving Portfolio and the pro forma fees.  However, unlike Item 3(b) and Item 3(c) of Form N-14, which specifically require certain information to be at the beginning of a prospectus/proxy statement on Form N-14, Item 3(a) does not require the fee table to be included at any specific place in a proxy statement/prospectus.  The Registrant believes that the current structure of the Proxy Statement/Prospectus provides prominent disclosure of the fee information required under Item 3(a) as this information is included in both the summary of the proposal at the beginning of the Proxy Statement/Prospectus as well as in a detailed discussion and comparison under the section “Comparison of Fees and Expenses.”

The Registrant also notes that the purpose of Form N-14 is to provide essential information about the Registrant and the Reorganization in a clear, concise and understandable manner to assist investors in making informed decisions about whether to purchase the securities being offered.  The organization of this Proxy Statement/Prospectus is consistent with those that have been filed by the Registrant as well as other ING registrants in the past and, as we believe, is consistent with the overall purpose of Form N-14.

9)             Comment: Page 21.  It is disclosed that as a result of the change in ING Neuberger Berman Partners Portfolio’s sub-adviser to ING IM, the investment management subsidiaries of ING Groep N.V, as a group, will be able to retain the entire advisory fee.  Please highlight this disclosure in the section entitled “The Proposed ING IM Sub-Advisory Agreement.”  Please also disclose in this section that after the change in each Disappearing Portfolio’s sub-adviser, that Disappearing Portfolio’s new sub-adviser will continue to receive the same sub-advisory fees.

Response: The disclosure has been revised in response to this comment.  A marked page reflecting the changes is attached for your review as Exhibit C.

10)       Comment: Page 27.  In the section entitled “Portfolio Transitioning” on page 27, please provide an estimate of the total amount of transaction costs expected with respect to each Disappearing Portfolio’s Reorganization.

Response: In response to this comment, the Registrant has revised the Registration Statement to provide an estimate of the total amount of transaction costs expected as well as this amount as a percentage of each Disappearing Portfolio’s net assets.  A marked page reflecting the changes is attached for your review as Exhibit E.

11)       Comment: Page 31.  Please add a disclosure in the section entitled “Expenses of the Reorganization” on page 31 that the expenses of the Reorganization discussed therein do not include the transaction costs of the portfolio transitioning.

Response:  The disclosure has been revised in response to this comment.  A marked page reflecting the changes is attached for your review as Exhibit F.

II.                                    MISCELLANEOUS

12)       Comment: Please provide the required Tandy letter along with your response.

Response:  The requested representation letter is attached.

III.                                ACCOUNTING COMMENTS

13)       Comment: Page 27.  Please provide an estimate of the total amount of transaction costs expected with respect to each Disappearing Portfolio’s Reorganization.

Response.  Please see our response to Comment 10 above.

14)       Comment. On page 30, the tenth bullet states that the direct or indirect costs in connection with the Reorganizations are incurred by each Portfolio.  However, page 31 states that the expenses relating to each Disappearing Portfolio’s Reorganization will be borne by the adviser to that Disappearing Portfolio or an affiliate.  Please explain the difference in these expenses.

Response.  The expenses of the Reorganizations discussed on page 31 do not include the transaction costs of the portfolio transitioning .  A clarifying disclosure has be added on page 31.  Please see our response to Comment 11 above.

15)       Comment: The adjustments to the pro forma financial statements should have corresponding footnote(s) explaining what assumption is involved for each of these adjustments.

Response.  The disclosure has been revised in response to this comment.  Marked pages reflecting the changes are attached for your review as Exhibit G.

16)       Comment: Adjustments to the Capitalization Table should be carried forward to the Statement of Assets and Liabilities and Portfolio of Investments so that the net asset amounts of these statements agree with the Capitalization Table.

Response.  The disclosure has been revised in response to this comment.  Marked pages reflecting the changes are attached for your review as Exhibit H.

17)       Comment: If the Portfolios are truly paying for the transaction costs of portfolio transitioning, these amounts should be reflected in the Statements of Assets and Liabilities and correspond to the amounts in the Capitalization Table.

Response.  The disclosure has been revised in response to this comment.  Marked pages reflecting the changes are attached for your review as Exhibit H.

18)       Comment: In the Statements of Operations, for the ING RussellTM Large Cap Index Portfolio, the income and expenses do not agree with the year-end audited financial statements.

Response. Footnotes have been included to clarify that the income and expenses are annualized. Marked pages reflecting the footnotes are attached for your review as Exhibit I.

19)       Comment: The cost adjustments on the Portfolios of Investments do not conform to the adjustments to the Statements of Assets and Liabilities.  Please revise.

Response.  The disclosure has been revised in response to this comment.  Marked pages reflecting the changes are attached for your review as Exhibit H.

20)       Comment: Please confirm that the footnote (*) to the Portfolios of Investments’ adjustments column is correct.  The cost amounts on tax basis are significantly different compared to the amounts on book basis.

Response.  The disclosure has been revised in response to this comment.  Marked pages reflecting the changes are attached for your review as Exhibit H.

21)       Comment: Explain or delete the abbreviations listed in the Portfolios of Investments, for the pro forma totals of ING RussellTM Large Cap Index Portfolio.

Response.  The abbreviations listed in the Portfolios of Investments have been deleted.  Marked pages reflecting the changes are attached for your review as Exhibit H.

22)       Comment: In the Portfolios of Investments for the ING Oppenheimer Main Street Portfolio, add a footnote explaining the adjustments of selling a significant portion of the portfolio securities so that the total net asset amount agrees with each financial statement.

Response.  The disclosure has been revised in response to this comment.  A marked page reflecting the change is attached for your review as Exhibit J.

*       *      *

We hope you find our changes to these materials to be responsive.  If you have any additional questions, please do not hesitate to contact the undersigned at 202.261.3496 or Jutta M. Frankfurter at 202.261.3484.

Sincerely,

/s/ Hoang T. Pham
Hoang T. Pham

Attachments

cc:	Huey P. Falgout, Jr.
Counsel
ING U.S. Legal Services

Christopher C. Okoroegbe
Counsel
ING U.S. Legal Services

Jeffrey S. Puretz
Partner
Dechert LLP

EXHIBIT A

PROXY STATEMENT/PROSPECTUS

May 18, 2009

PROXY STATEMENT FOR:

ING NEUBERGER BERMAN PARTNERS PORTFOLIO

(A Series of ING Partners, Inc.)

1-800-262-3862

AND

ING OPPENHEIMER MAIN STREET PORTFOLIO®

(A Series of ING Investors Trust)

1-800-366-0066

7337 East Doubletree Ranch Road

Scottsdale, Arizona 85258-2034

PROSPECTUS FOR:

ING RUSSELL™ LARGE CAP INDEX PORTFOLIO

(A Series of ING Variable Portfolios, Inc.)

7337 East Doubletree Ranch Road

Scottsdale, Arizona 85258-2034

1-800-992-0180

INTRODUCTION

This combined proxy statement and prospectus (“Proxy Statement/Prospectus”) relates to a special meeting of shareholders (the “Special Meeting”) of ING Neuberger Berman Partners Portfolio (“Neuberger Berman Partners Portfolio”) and ING Oppenheimer Main Street Portfolio® (“Oppenheimer Main Street Portfolio”) (each, a “Disappearing Portfolio,” and collectively, the “Disappearing Portfolios”) to be held on June 30, 2009, as adjourned from time to time, at which shareholders of each Disappearing Portfolio will vote on: (1) a proposed reorganization (each, a “Reorganization” and collectively, the “Reorganizations”) of that Disappearing Portfolio with and into ING Russell™ Large Cap Index Portfolio (“Russell™ Large Cap Index Portfolio” or the “Surviving Portfolio”) (each Disappearing Portfolio and Surviving Portfolio, a “Portfolio” and collectively, the “Portfolios”); and (2) subject to shareholder approval of a Reorganization, an investment sub-advisory agreement appointing ING Investment Management Co. (“ING IM”) as the investment sub-adviser to the Disappearing Portfolio (the “ING IM Sub-Advisory Agreement”) during a transition period scheduled to begin on or around July 3, 2009 until the Reorganization is consummated (the “Transition Period”). This Proxy Statement/Prospectus is being mailed to shareholders of the Disappearing Portfolios on or about May 18, 2009.

On March 27, 2009, the Board of Directors/Trustees (the “Board”) of each Disappearing Portfolio reviewed and approved an Agreement and Plan of Reorganization (each a “Reorganization Agreement” and collectively, the “Reorganization Agreements”) relating to the Reorganization of such Disappearing Portfolio with and into Russell™ Large Cap Index Portfolio, which is currently sub-advised by ING IM. Because you, as a shareholder of a Disappearing Portfolio, are being asked to approve the Reorganization Agreement that will result in a transaction in which you will ultimately hold shares of Russell™ Large Cap Index Portfolio, this Proxy Statement also serves as a prospectus for Russell™ Large Cap Index Portfolio.  Russell™ Large Cap Index Portfolio is an open-end management investment company, which seeks investment results (before fees and expenses) that correspond to the total return of the Russell Top 200® Index, as described more fully below. You should note that each Reorganization is independent and not contingent upon the approval or consummation of the other Reorganization.

OppenheimerFunds, Inc. (“Oppenheimer”) has sub-advised Oppenheimer Main Street Portfolio since November 2004, while Neuberger Berman Management Inc. (“Neuberger Berman”) has sub-advised Neuberger Berman Partners Portfolio since its inception in January 2006. On March 27, 2009, to plan for a smooth transition prior to the Reorganizations, and upon management’s recommendation, the Board determined to retain ING IM, the current sub-adviser to Russell™ Large Cap Index Portfolio, to manage each Disappearing Portfolio during the Transition Period. Consequently, shareholders are also being asked to approve the ING IM Sub-Advisory Agreement. If shareholders of a Disappearing Portfolio approve both the respective Reorganization and the ING IM Sub-Advisory Agreement, ING IM would serve as the sub-adviser to such Disappearing Portfolio and would be tasked with implementing a transitioning strategy of such Disappearing Portfolio in connection with the respective Reorganization. The approval of the ING IM Sub-Advisory Agreement for a Disappearing Portfolio is contingent upon the approval of that Disappearing Portfolio’s Reorganization; however, the approval of a Disappearing Portfolio’s Reorganization is not contingent upon the approval of the ING IM Sub-Advisory Agreement.  If a Disappearing Portfolio’s Reorganization is not approved, that Disappearing Portfolio’s current sub-adviser will continue to serve as the sub-adviser to the Portfolio and the Board will consider its options with respect to the Portfolio in accordance with applicable law.  If a Disappearing Portfolio’s Reorganization is approved but the ING IM Sub-Advisory Agreement for that Portfolio is not approved, ING IM will not serve as the sub-adviser to transition that Portfolio and the Board could consider various options, including the appointment of a new sub-adviser to provide the day-to-day management of that Portfolio during the Transition Period, or permitting all or a portion of the transition of assets to occur after the closing of that Portfolio’s Reorganization.

EXHIBIT B

SUMMARY OF THE PROPOSALS

You should read this entire Proxy Statement/Prospectus carefully.  You should also review the Reorganization Agreements, which are attached hereto as Appendix A-1 and Appendix A-2 and the ING IM Sub-Advisory Agreement, a form of which is attached hereto as Appendix B.  Also, you should consult the ADV Class, Class I, Class S and Class S2 prospectuses, each dated May 1, 2009, for more information about Russell™ Large Cap Index Portfolio.

The Proposed Reorganizations

At a meeting held on March 27, 2009, the Board of each Disappearing Portfolio approved each respective Reorganization Agreement.  Subject to shareholder approval, each Reorganization Agreement provides for:

•                  the transfer of all of the assets of the respective Disappearing Portfolio to Russell™ Large Cap Index Portfolio in exchange for shares of beneficial interest of Russell™ Large Cap Index Portfolio;

•                  the assumption by Russell™ Large Cap Index Portfolio of the liabilities of the respective Disappearing Portfolio known as of the Closing Date (as described below);

•                  the distribution of shares of Russell™ Large Cap Index Portfolio to the shareholders of the respective Disappearing Portfolio; and

•                  the complete liquidation of the respective Disappearing Portfolio.

Shares of Russell™ Large Cap Index Portfolio would be distributed to shareholders of the respective Disappearing Portfolio so that each shareholder would receive a number of full and fractional shares of Russell™ Large Cap Index Portfolio equal to the aggregate value of shares of the respective Disappearing Portfolio held by such shareholder.

As a result of the Reorganizations, each owner of ADV Class, Class I, Class S and, where applicable, Class S2 shares of a Disappearing Portfolio would become a shareholder of the corresponding share class of Russell™ Large Cap Index Portfolio.  The Reorganizations are expected to be effective on July 18, 2009, or such other date as the parties may agree (the “Closing Date”). Class S2 of Neuberger Berman Partners Portfolio was launched on May 1, 2009, but is not expected to be offered prior to the closing date. Each Reorganization is independent and not contingent upon the approval or consummation of the other Reorganization.

Each shareholder will hold, immediately after the Closing Date, shares of the corresponding class of Russell™ Large Cap Index Portfolio having an aggregate value equal to the aggregate value of the shares of the corresponding class of the Disappearing Portfolio held by that shareholder as of the close of business on the Closing Date.

In considering whether to approve the Reorganization for the Disappearing Portfolio that you own, you should note, as applicable, that:

•                  While the Surviving Portfolio seeks investment results (before fees and expenses) that correspond to the total return of the Russell Top 200® Index (“Index”), Neuberger Berman Partners Portfolio seeks capital growth and Oppenheimer Main Street Portfolio seeks long-term growth of capital and future income;

•                  Each Disappearing Portfolio is an actively managed fund - Neuberger Berman Partners Portfolio invests mainly in common stocks of mid- to large-capitalization companies and Oppenheimer Main Street Portfolio invests mainly in equity securities of U.S. companies of different capitalization ranges but presently focuses on large-capitalization issuers - while the Surviving Portfolio is a passively-managed index fund and primarily invests in equity securities of large-capitalization companies, which are included in the Index, convertible securities that are convertible into stocks included in the Index, other derivatives whose economic returns are, by design, closely equivalent to the returns of the Index, or its components and exchange-traded funds;

•                  Neuberger Berman Partners Portfolio commenced operations on January 3, 2006; Oppenheimer Main Street Portfolio commenced operations on August 4, 1998; and Russell™ Large Cap Index Portfolio was launched on March 10, 2008;

•                  Directed Services LLC (“DSL”) serves as the investment adviser to each Disappearing Portfolio, while ING Investments, LLC is the investment adviser to the Surviving Portfolio;

•                  Neuberger Berman and Oppenheimer serve as sub-adviser to Neuberger Berman Partners Portfolio and Oppenheimer Main Street Portfolio, respectively, while Russell™ Large Cap Index Portfolio is sub-advised by ING IM;

EXHIBIT C

The Proposed ING IM Sub-Advisory Agreement

At a meeting held on March 27, 2009, the Board, including all of the directors/trustees who are not “interested persons” of each Disappearing Portfolio, as defined in the 1940 Act (“Independent Directors/Trustees”), approved the ING IM Sub-Advisory Agreement on behalf of the respective Disappearing Portfolio.  Shareholders of a Disappearing Portfolio must approve both the respective Reorganization and the proposed ING IM Sub-Advisory Agreement for the ING IM Sub-Advisory Agreement to become effective.

In considering whether to approve the ING IM Sub-Advisory Agreement with respect to a Disappearing Portfolio in which you hold shares, you should note, as applicable, that:

•                  Oppenheimer has sub-advised Oppenheimer Main Street Portfolio since November 2004, while Neuberger Berman has sub-advised Neuberger Berman Partners Portfolio since its inception in January 2006;

•                  On March 27, 2009, the Board approved the Reorganizations, as described above;

•                  At the same meeting, the Board approved the termination of the investment sub-advisory agreements with Neuberger Berman (with respect to Neuberger Berman Partners Portfolio) and Oppenheimer (with respect to Oppenheimer Main Street Portfolio) and approved the ING IM Sub-Advisory Agreement on behalf of each Disappearing Portfolio, appointing ING IM as the sub-adviser to each Disappearing Portfolio during the Transition Period;

•                  Approval of the ING IM Sub-Advisory Agreement on behalf of a Disappearing Portfolio will provide for uninterrupted sub-advisory services to such Disappearing Portfolio and enable ING IM to transition the Portfolio into the Russell™ Large Cap Index Portfolio during the Transition Period, providing the opportunity for Russell™ Large Cap Index Portfolio to be as fully invested as practicable after the Reorganization is consummated;

•                  With respect to Neuberger Berman Partners Portfolio, as a result of the change in sub-adviser from Neuberger Berman to ING IM, the investment management subsidiaries of ING Groep N.V., as a group, will be able to retain the entire advisory fee;

•                  With respect to each Reorganization, shareholders must approve both the Reorganization and the proposed ING IM Sub-Advisory Agreement for the ING IM Sub-Advisory Agreement to become effective;

•                  The terms of the ING IM Sub-Advisory Agreement are substantially similar to those of the prior sub-advisory agreements with Neuberger Berman (with respect to Neuberger Berman Partners Portfolio) and Oppenheimer (with respect to Oppenheimer Main Street Portfolio); and

•                  DSL continues to be responsible for monitoring the investment program and performance of ING IM with respect to each Disappearing Portfolio.

•                  If the ING IM Sub-Advisory Agreement is approved by shareholders of a Disappearing Portfolio, ING IM will be tasked to transition that Disappearing Portfolio as discussed in “Portfolio Transitioning” on page 27, and with respect to each Reorganization, during the Transition Period, ING IM will receive from DSL the same compensation as the compensation payable by DSL to Neuberger Berman and Oppenheimer, as applicable, under the respective sub-advisory agreements with Neuberger Berman and Oppenheimer.

Voting Information

The Separate Accounts of the Participating Insurance Companies and Qualified Plans are the record owners of the shares of the Disappearing Portfolios. The Qualified Plans and Participating Insurance Companies will vote a Disappearing Portfolio’s shares at the Special Meeting in accordance with the timely instructions received from persons entitled to give voting instructions under the Variable Contracts or Qualified Plans.  Participating Insurance Companies and Qualified Plans, which through Separate Accounts or directly, respectively, hold shares of a Disappearing Portfolio, will be counted as that Portfolio’s shareholders in determining whether a quorum at any shareholder meeting of that Portfolio is present.

Approval of each Reorganization Agreement and the ING IM Sub-Advisory Agreement for each Disappearing Portfolio requires the affirmative vote of the lesser of (i) 67% or more of the voting securities of that Disappearing Portfolio present or represented at the meeting, provided that more than 50% of the voting securities of such Disappearing Portfolio are present in person or represented by proxy at the Special Meeting, or (ii) a majority of the shares of a Disappearing Portfolio entitled to vote.  The holders of 30% of the outstanding shares present in person or by proxy shall constitute a quorum at any meeting of the shareholders of Oppenheimer Main Street Portfolio, while the holders of a majority of the outstanding shares present in person or by proxy shall constitute a quorum at the meeting of shareholders of Neuberger Berman Partners Portfolio. A majority of the shareholders of a Disappearing Portfolio present in person or proxy may adjourn the meeting of such Disappearing Portfolio (i) in the absence of a quorum at such meeting or (ii), in the event a quorum is present, for any reason permitted by law, including for the purpose of providing time for the solicitation of additional shareholder votes.  In the event a meeting is adjourned, the time and place of such adjourned meeting shall be announced at the meeting and no additional notice shall be given unless, if after the adjournment, a new record date is fixed.

AFTER CAREFUL CONSIDERATION, THE BOARD OF EACH DISAPPEARING PORTFOLIO APPROVED THE PROPOSED REORGANIZATION AND THE PROPOSED ING IM SUB-ADVISORY AGREEMENT FOR THAT DISAPPEARING PORTFOLIO AND RECOMMENDS THAT SHAREHOLDERS OF THAT DISAPPEARING PORTFOLIO VOTE “FOR” THESE PROPOSALS.

EXHIBIT D

GENERAL INFORMATION ABOUT THE PROXY STATEMENT

Solicitation of Proxies

This Proxy Statement/Prospectus is being furnished by the Board of the Disappearing Portfolios in connection with the solicitation of proxies for the Special Meeting.  Solicitation of voting instructions is being made primarily by the mailing of the Notice and this Proxy Statement/Prospectus with its enclosures on or about May 18, 2009.  In addition to the solicitation of proxies by mail, employees of DSL and its affiliates, without additional compensation, may solicit proxies in person or by telephone, telegraph, facsimile, or oral communications.

If a shareholder wishes to participate in the Special Meeting, the shareholder may submit the proxy originally sent with the Proxy Statement/Prospectus, attend in person or vote online by logging on to www.proxyweb.com and following the on-line directions.  Should shareholders require additional information regarding the proxy or require replacement of the proxy, they may contact Shareholder Services toll-free at 1-800-992-0180.

A shareholder may revoke the accompanying proxy at any time prior to its use by filing with Neuberger Berman Partners Portfolio or Oppenheimer Main Street Portfolio, as applicable, a written revocation or duly executed proxy bearing a later date. In addition, any shareholder who attends the Special Meeting in person may vote by ballot at the Special Meeting, thereby canceling any proxy previously given. The persons named in the accompanying proxy will vote as directed by the proxy, but in the absence of voting directions in any proxy that is signed and returned, they intend to vote “FOR” the Reorganization(s) proposal and the ING IM Sub-Advisory Agreement and may vote in their discretion with respect to other matters not now known to the Board of the Disappearing Portfolios that may be presented at the Special Meeting.

Voting Rights

The Separate Accounts of the Participating Insurance Companies and Qualified Plans are the record owners of the shares of the Disappearing Portfolios. The Qualified Plans and Participating Insurance Companies will vote a Disappearing Portfolio’s shares at the Special Meeting in accordance with the timely instructions received from persons entitled to give voting instructions under the Variable Contracts or Qualified Plans. Participating Insurance Companies and Qualified Plans, which through Separate Accounts or directly, respectively, hold shares of a Disappearing Portfolio, will be counted as that Portfolio’s shareholders in determining whether a quorum at any shareholder meeting of that Portfolio is present.

Each shareholder of a Disappearing Portfolio is entitled to one vote for each share held as to any matter on which such shareholder is entitled to vote and for each fractional share that is owned, the shareholder shall be entitled to a proportionate fractional vote.  Shares have no preemptive or subscription rights.

Only shareholders of a Disappearing Portfolio at the close of business on April 1, 2009 (the “Record Date”), will be entitled to be present and give voting instructions for that Disappearing Portfolio at the Special Meeting with respect to their shares owned as of that Record Date.  To be counted, the properly executed Voting Instruction Form must be received no later than 5:00 p.m. on June 29, 2009.  As of the Record Date, the following shares of beneficial interest of the Disappearing Portfolios were outstanding and entitled to vote:

Neuberger Berman Partners Portfolio	Shares Outstanding	Oppenheimer Main Street Portfolio	Shares Outstanding
ADV Class	437.487	ADV Class	55.984
Class I	33,457,043.871	Class I	223,974.569
Class S	10,950,761.228	Class S	18,985,132.226
Total	44,408,242.586	Class S2	200,118.052
		Total	19,409,280.831

Approval of each Reorganization Agreement and the ING IM Sub-Advisory Agreement for each Disappearing Portfolio requires the affirmative vote of the lesser of (i) 67% or more of the voting securities of that Disappearing Portfolio present or represented at the meeting, provided that more than 50% of the voting securities of such Disappearing Portfolio are present in person or represented by proxy at the Special Meeting, or (ii) a majority of the shares of a Disappearing Portfolio entitled to vote.  The holders of 30% of the outstanding shares present in person or by proxy shall constitute a quorum at any meeting of the shareholders of Oppenheimer Main Street Portfolio, while the holders of a majority of the outstanding shares present in person or by proxy shall constitute a quorum at the meeting of shareholders of Neuberger Berman Partners Portfolio. A majority of the shareholders of a Disappearing Portfolio present in person or proxy may adjourn the meeting of such Disappearing Portfolio (i) in the absence of a quorum at such meeting or (ii), in the event a quorum is present, for any reason permitted by law, including for the purpose of providing time for the solicitation of additional shareholder votes.  In the event a meeting is adjourned, the time and place of such adjourned meeting shall be announced at the meeting and no

42

EXHIBIT E

The Surviving Portfolio Pro Forma (Assuming only the Oppenheimer Main Street Portfolio with and into Russell™ Large Cap Index Portfolio Reorganization was consummated)	$63	$203	$355	$796
The Surviving Portfolio Pro Forma (Assuming both Reorganizations were consummated)	$63	$203	$355	$796

Class S2
Neuberger Berman Partners Portfolio(2)	$109	$379	$669	$1,495
Oppenheimer Main Street Portfolio	$108	$359	$629	$1,400
Russell™ Large Cap Index Portfolio(2)	$79	$272	$481	$1,085
The Surviving Portfolio Pro Forma (Assuming only the Neuberger Berman Partners Portfolio with and into Russell™ Large Cap Index Portfolio Reorganization was consummated)	$79	$272	$481	$1,085
The Surviving Portfolio Pro Forma (Assuming only the Oppenheimer Main Street Portfolio with and into Russell™ Large Cap Index Portfolio Reorganization was consummated)	$79	$272	$481	$1,085
The Surviving Portfolio Pro Forma (Assuming both Reorganizations were consummated)	$79	$272	$481	$1,085

(1)             The Examples reflect the expense limitation agreements/waivers for the one-year period and the first year of the three-, five-, and ten-year periods.

(2)          Since Class S2 shares had not commenced operations as of December 31, 2008, expenses are estimated for the current fiscal year.

Portfolio Transitioning

If shareholders of a Disappearing Portfolio approve the applicable Reorganization, the adviser or sub-adviser to such Disappearing Portfolio is expected to sell all or a significant portion of the Portfolio’s holdings shortly prior to the Closing Date to transition its portfolio holdings to Russell™ Large Cap Index Portfolio.  The proceeds of such sales may be held in temporary investments or invested in assets that Russell™ Large Cap Index Portfolio may hold or wish to hold.  Based on the asset level of each Disappearing Portfolio as of December 31, 2008, the transition of each Disappearing Portfolio’s portfolio holdings to RussellTM Large Cap Index Portfolio would result in transaction costs to shareholders of each respective Disappearing Portfolio as follows: (i) with respect to Neuberger Berman Partners Portfolio’s portfolio transitioning, the transaction costs are estimated to be approximately $349,000, or 0.15% of the Portfolio’s net assets, and (ii) with respect to Oppenheimer Main Street Portfolio’s portfolio transitioning, the transaction costs are estimated to be approximately $210,000, or 0.10% of the Portfolio’s net assets.  After the Closing Date, the sub-adviser to Russell™ Large Cap Index Portfolio may also sell portfolio securities that it acquired from a Disappearing Portfolio, and Russell™ Large Cap Index Portfolio may not be immediately fully invested in accordance with its strategies.  Each Portfolio may engage in a variety of transition management techniques to facilitate the portfolio transition process, including without limitation, the purchase and sale of baskets of securities and exchange traded funds, and enter into and close futures contracts or other derivative transactions.  During the Transition Period, a Disappearing Portfolio may not be pursuing its investment objective and strategies, and limitations on permissible investments and investment restrictions will not apply.  Furthermore, such sales and purchases may be made at a disadvantageous time, would result in increased transactional costs, which are ultimately borne by shareholders, and may result in the realization of taxable gains or losses for the Portfolios.

EXHIBIT F

Tax Considerations

Each Reorganization is intended to qualify for federal income tax purposes as a tax-free reorganization under Section 368 of the Code.  Accordingly, pursuant to this treatment, neither a Disappearing Portfolio nor its shareholders, nor Russell™ Large Cap Index Portfolio nor its shareholders, are expected to recognize any gain or loss for federal income tax purposes from the transactions contemplated by each Reorganization Agreement. As a condition to the Closing of a Reorganization, the Portfolios involved will receive an opinion from the law firm of Dechert LLP to the effect that such Reorganization will qualify as a tax-free reorganization for federal income tax purposes.  That opinion will be based in part upon certain assumptions and upon certain representations made by the Portfolios.

Prior to the Closing Date, a Disappearing Portfolio will pay to the Separate Accounts of Participating Insurance Companies and Qualified Plans that own its shares, a cash distribution consisting of any undistributed investment company taxable income and/or any undistributed realized net capital gains, including any net gains realized from any sales of assets prior to the Closing Date.

Expenses of the Reorganization

The expenses relating to each proposed Reorganization will borne by ING Investments (or an affiliate). The expenses of each Reorganization shall include, but not be limited to, the costs associated with the preparation of any necessary filings with the SEC, printing and distributing the Proxy Statement/Prospectus and proxy materials, legal fees, accounting fees, securities registration fees, and expenses of holding the Special Meeting. The expenses relating to each proposed Reorganization do not include the transaction costs of the portfolio transitioning, which are ultimately borne by Portfolio shareholders.

Future Allocation of Premiums

Shares of each Disappearing Portfolio have been purchased at the direction of Variable Contract owners by Participating Insurance Companies through Separate Accounts to fund benefits payable under a Variable Contract.  If a Reorganization is approved, Participating Insurance Companies have advised us that all premiums or transfers to such Disappearing Portfolio will be allocated to Russell™ Large Cap Index Portfolio.

EXHIBIT G

STATEMENTS OF ASSETS AND LIABILITIES as of December 31, 2008

	ING	ING
	Neuberger Berman	RussellTM Large Cap	Pro Forma		Pro Forma
	Partners Portfolio	Index Portfolio	Adjustments		Combined (unaudited)
ASSETS:
Investments in securities at value*	$241,289,905	$1,033,265,655	$(7,977,570)	(A)(B)	$1,266,577,990
Short-term investments in affiliate**	—	33,732,000	7,628,125	(A)	41,360,125
Cash	8,554,856	8,998,832			17,553,688
Cash collateral for futures	—	5,247,000			5,247,000
Receivables:
Investment securities sold	2,943,296	—			2,943,296
Fund shares sold	1,184,719	4,206,100			5,390,819
Dividends and interest	518,540	1,975,529			2,494,069
Variation margin	—	634,488			634,488
Prepaid expenses	1,784	29,234			31,018
Reimbursement due from manager	31,876	30,451			62,327
Total assets	254,524,976	1,088,119,289	(349,445)		1,342,294,820

LIABILITIES:
Payable for investment securities purchased	3,261,136	9,015			3,270,151
Payable for fund shares redeemed	38,001	166,888			204,889
Payable to affiliates	189,642	233,530			423,172
Payable for trustee/director fees	7,092	6,582			13,674
Other accrued expenses and liabilities	58,786	54,384			113,170
Payable for licensing fees	—	10,000			10,000
Total liabilities	3,554,657	480,399	—		4,035,056
NET ASSETS	$250,970,319	$1,087,638,890	$(349,445)		$1,338,259,764

NET ASSETS CONSIST OF:
Paid-in capital	$501,253,716	$1,406,246,700			$1,907,500,416
Undistributed net investment income	2,624,225	158,673			2,782,898
Accumulated net realized loss on investments, foreign currency related transactions, and futures	(131,385,110)	(34,438,005)			(165,823,115)
Net unrealized depreciation of investments, foreign currency related transactions, and futures	(121,522,512)	(284,328,478)	(349,445)	(B)	(406,200,435)
NET ASSETS	$250,970,319	$1,087,638,890	$(349,445)		$1,338,259,764

*Cost of investments in securities	$362,806,838	$1,318,650,544	$(7,628,125)	(A)	$1,673,829,257
** Cost of short-term investments in affiliate	$—	$33,732,000	$7,628,125	(A)	$41,360,125

Class ADV:
Net Assets	$1,594	$1,135,332	(2)	(B)	$1,136,924
Shares authorized	100,000,000	100,000,000			100,000,000
Par value	$0.001	$0.001			$0.001
Shares outstanding	293	157,913	(72)	(C)	158,134
Net asset value and redemption price per share	$5.44	$7.19			$7.19

Class I:
Net Assets	$187,621,010	$1,057,974,224	(261,239)	(B)	$1,245,333,995
Shares authorized	100,000,000	200,000,000			200,000,000
Par value	$0.001	$0.001			$0.001
Shares outstanding	34,081,480	146,789,804	(8,095,381)	(C)	172,775,903
Net asset value and redemption price per share	$5.51	$7.21			$7.21

Class S:
Net Assets	$63,347,715	$28,529,334	(88,204)	(B)	$91,788,845
Shares authorized	100,000,000	100,000,000			100,000,000
Par value	$0.001	$0.001			$0.001
Shares outstanding	11,556,312	3,962,706	(2,770,269)	(C)	12,748,749
Net asset value and redemption price per share	$5.48	$7.20			$7.20

(A)      Due to related, proportional investments of ING Neuberger Berman Partners Portfolio’s investments in securities and securities lending related items in accordance with portfolio transitioning.

(B)        Reflects one-time transaction costs of $349,445 or $0.01 per share.

(C)        Reflects new shares issued, net of retired shares of ING Neuberger Berman Partners Portfolio. Calculation: Net Assets ÷ NAV per share)

See Accompanying Notes to Financial Statements

STATEMENTS OF ASSETS AND LIABILITIES as of December 31, 2008

	ING	ING
	Oppenheimer Main	RussellTM Large Cap	Pro Forma		Pro Forma
	Street Portfolio®	Index Portfolio	Adjustments		Combined (unaudited)
ASSETS:
Investments in securities at value+*	$248,177,213	$1,033,265,655	$(5,635,661)	(A)(B)	$1,275,807,207
Short-term investments**	8,415,873	—	(8,415,873)	(A)	—
Short-term investments in affiliate***	2,499,042	33,732,000	5,425,822	(A)	41,656,864
Cash	15,135	8,998,832			9,013,967
Cash collateral for futures	—	5,247,000			5,247,000
Receivables:					—
Investment securities sold	191,171	—			191,171
Fund shares sold	703,859	4,206,100			4,909,959
Dividends and interest	389,880	1,975,529			2,365,409
Variation margin	—	634,488			634,488
Prepaid expenses	1,688	29,234			30,922
Reimbursement due from manager	—	30,451			30,451
Total assets	260,393,861	1,088,119,289	(8,625,712)		1,339,887,438

LIABILITIES:
Payable for investment securities purchased	5,240	9,015			14,255
Payable for fund shares redeemed	170,920	166,888			337,808
Payable upon receipt of securities loaned	8,520,461	—	(8,520,461)	(A)	—
Payable to affiliates	189,570	233,530			423,100
Payable for trustee/director fees	—	6,582			6,582
Other accrued expenses and liabilities	—	54,384	104,588	(A)	158,972
Payable for licensing fees	—	10,000			10,000
Total liabilities	8,886,191	480,399	(8,415,873)		950,717
NET ASSETS	$251,507,670	$1,087,638,890	$(209,839)		$1,338,936,721

NET ASSETS CONSIST OF:
Paid-in capital	$544,556,565	$1,406,246,700			$1,950,803,265
Undistributed net investment income	262,553	158,673			421,226
Accumulated net realized loss on investments, foreign currency related transactions, and futures	(186,396,549)	(34,438,005)			(220,834,554)
Net unrealized depreciation of investments, foreign currency related transactions, and futures	(106,914,899)	(284,328,478)	(209,839)	(B)	(391,453,216)
NET ASSETS	$251,507,670	$1,087,638,890	$(209,839)		$1,338,936,721

+ Including securities loaned at value	$8,494,093	$—	$(8,494,093)	(A)	$—
*Cost of investments in securities	$354,987,767	$1,318,650,544	$(5,425,822)	(A)	$1,668,212,489
** Cost of short-term investments	$8,520,461	$—	$(8,520,461)	(A)	$—
*** Cost of short-term investments in affiliate	$2,499,042	$33,732,000	$5,425,822	(A)	$41,656,864

Class ADV:
Net Assets	$676	$1,135,332			$1,136,008
Shares authorized	unlimited	100,000,000			100,000,000
Par value	$0.001	$0.001			$0.001
Shares outstanding	56	157,913	38	(C)	158,007
Net asset value and redemption price per share	$12.07	$7.19			$7.19

STATEMENTS OF ASSETS AND LIABILITIES as of December 31, 2008

	ING	ING	ING
	Neuberger Berman	Oppenheimer Main	RussellTM Large Cap	Pro Forma		Pro Forma
	Partners Portfolio	Street Portfolio®	Index Portfolio	Adjustments		Combined (unaudited)
ASSETS:
Investments in securities at value+*	$241,289,905	$248,177,213	$1,033,265,655	$(13,613,231)	(A)(B)	$1,509,119,542
Short-term investments**	—	8,415,873	—	(8,415,873)	(A)	—
Short-term investments in affiliate***	—	2,499,042	33,732,000	13,053,947	(A)	49,284,989
Cash	8,554,856	15,135	8,998,832			17,568,823
Cash collateral for futures	—	—	5,247,000			5,247,000
Receivables:						—
Investment securities sold	2,943,296	191,171	—			3,134,467
Fund shares sold	1,184,719	703,859	4,206,100			6,094,678
Dividends and interest	518,540	389,880	1,975,529			2,883,949
Variation margin	—	—	634,488			634,488
Prepaid expenses	1,784	1,688	29,234			32,706
Reimbursement due from manager	31,876	—	30,451			62,327
Total assets	254,524,976	260,393,861	1,088,119,289	(8,975,157)		1,594,062,969

LIABILITIES:
Payable for investment securities purchased	3,261,136	5,240	9,015			3,275,391
Payable for fund shares redeemed	38,001	170,920	166,888			375,809
Payable upon receipt of securities loaned	—	8,520,461	—	(8,520,461)	(A)	—
Payable to affiliates	189,642	189,570	233,530			612,742
Payable for trustee/director fees	7,092	—	6,582			13,674
Other accrued expenses and liabilities	58,786	—	54,384	104,588	(A)	217,758
Payable for licensing fees	—	—	10,000			10,000
Total liabilities	3,554,657	8,886,191	480,399	(8,415,873)		4,505,374
NET ASSETS	$250,970,319	$251,507,670	$1,087,638,890	$(559,284)		$1,589,557,595

NET ASSETS CONSIST OF:
Paid-in capital	$501,253,716	$544,556,565	$1,406,246,700			$2,452,056,981
Undistributed net investment income	2,624,225	262,553	158,673			3,045,451
Accumulated net realized loss on investments, foreign currency related transactions, and futures	(131,385,110)	(186,396,549)	(34,438,005)			(352,219,664)
Net unrealized depreciation of investments, foreign currency related transactions, and futures	(121,522,512)	(106,914,899)	(284,328,478)	(559,284)	(B)	(513,325,173)
NET ASSETS	$250,970,319	$251,507,670	$1,087,638,890	$(559,284)		$1,589,557,595

+ Including securities loaned at value	$—	$8,494,093	$—	$(8,494,093)	(A)	$—
*Cost of investments in securities	$362,806,838	$354,987,767	$1,318,650,544	$(13,053,947)	(A)	$2,023,391,202

** Cost of short-term investments	$—	$8,520,461	$—	$(8,520,461	) (A)	$—
*** Cost of short-term investments in affiliate	$—	$2,499,042	$33,732,000	$13,053,947	(A)	$49,284,989

Class ADV:
Net Assets	$1,594	$676	$1,135,332	$(2	) (B)	$1,137,600
Shares authorized	100,000,000	unlimited	100,000,000			100,000,000
Par value	$0.001	$0.001	$0.001			$0.001
Shares outstanding	293	56	157,913	(34	) (C)	158,228
Net asset value and redemption price per share	$5.44	$12.07	$7.19			$7.19

Class I:
Net Assets	$187,621,010	$3,491,014	$1,057,974,224	$(212,718	) (B)	$1,248,873,530
Shares authorized	100,000,000	unlimited	200,000,000			200,000,000
Par value	$0.001	$0.001	$0.001			$0.001
Shares outstanding	34,081,480	288,502	146,789,804	(7,892,963	) (C)	173,266,823
Net asset value and redemption price per share	$5.51	$12.10	$7.21			$7.21

Class S:
Net Assets	$63,347,715	$245,382,963	$28,529,334	$(343,633	) (B)	$336,916,379
Shares authorized	100,000,000	unlimited	100,000,000			100,000,000
Par value	$0.001	$0.001	$0.001			$0.001
Shares outstanding	11,556,312	20,169,062	3,962,706	11,106,160	(C)	46,794,240
Net asset value and redemption price per share	$5.48	$12.17	$7.20			$7.20

Class S2:
Net Assets	$—	$2,633,017	$—	$(2,931	) (B)	$2,630,086
Shares authorized	100,000,000	unlimited	100,000,000			100,000,000
Par value	$0.001	$0.001	$0.001			$0.001
Shares outstanding	0	217,034	0	45,975	(C)	263,009
Net asset value and redemption price per share	$—	$12.13	$10.00			$10.00

(A)      Due to related, proportional investments of the Disappearing Portfolios’ investments in securities and securities lending related items in accordance with Portfolio Transitioning.

(B)   Reflects one-time transactions costs of $349,445 on ING Neuberger Berman Partners Portfolio, and $209,839 on ING Oppenheimer Main Street Portfolio, both $0.01 per share, respectively.

(C)        Reflects new shares issued, net of retired shares of ING Neuberger Berman Partners Portfolio and ING Oppenheimer Main Street Portfolio. Calculation: Net Assets ÷ NAV per share)

EXHIBIT H

Capitalization

The following tables show on an unaudited basis the capitalization of each of the Portfolios as of December 31, 2008, and the pro forma combined capitalization of the Surviving Portfolio as of December 31, 2008 under three scenarios: (i) the Reorganization of only Neuberger Berman Partners Portfolio with and into Russell™ Large Cap Index Portfolio; (ii) the Reorganization of only Oppenheimer Main Street Portfolio with and into Russell™ Large Cap Index Portfolio; and (iii) the Reorganization of both Neuberger Berman Partners Portfolio and Oppenheimer Main Street Portfolio with and into Russell™ Large Cap Index Portfolio:

PRO FORMA: Proposed Reorganization of Neuberger Berman Partners Portfolio with and into Russell™ Large Cap Index Portfolio

	Neuberger Berman Partners Portfolio	Russell™ Large Cap Index Portfolio	Adjustments		Russell™ Large Cap Index Portfolio - Pro Forma
ADV Class
Net Assets	$1,594	$1,135,332		$(2)(3)	$1,136,924
Net Asset Value Per Share	$5.44	$7.19			$7.19
Shares Outstanding	293	157,913	(72	)(1)	158,134
CLASS I
Net Assets	$187,621,010	$1,057,974,224	$(261,239	)(3)	$1,245,333,995
Net Asset Value Per Share	$5.51	$7.21			$7.21
Shares Outstanding	34,081,480	146,789,804	(8,095,381	)(1)	172,775,903
CLASS S
Net Assets	$63,347,715	$28,529,334	$(88,204	)(3)	$91,788,845
Net Asset Value Per Share	$5.48	$7.20			$7.20
Shares Outstanding	11,556,312	3,962,706	(2,770,269	)(1)	12,748,749
CLASS S2(2)
Net Assets	n/a	n/a			n/a
Net Asset Value Per Share	n/a	$10.00			$10.00
Shares Outstanding	n/a	n/a			n/a

(1)          Reflects net of retired shares of Neuberger Berman Partners Portfolio.

(2)          Class S2 shares of Neuberger Berman Partners Portfolio and Russell™ Large Cap Index Portfolio had not commenced operations as of December 31, 2008.

(3)          Reflects one-time transaction costs of $349,495 or $0.01 per share.

PRO FORMA: Proposed Reorganization of Oppenheimer Main Street Portfolio with and into Russell™ Large Cap Index Portfolio

	Oppenheimer Main Street Portfolio	Russell™ Large Cap Index Portfolio	Adjustments		Russell™ Large Cap Index Portfolio - Pro Forma
ADV Class
Net Assets	$676	$1,135,332	$—		$1,136,008
Net Asset Value Per Share	$12.07	$7.19			$7.19
Shares Outstanding	56	157,913	38	(1)	158,007
CLASS I
Net Assets	$3,491,014	$1,057,974,224	$(2,913	)(3)	$1,061,462,325
Net Asset Value Per Share	$12.10	$7.21			$7.21
Shares Outstanding	288,502	146,789,804	195,285	(1)	147,273,591
CLASS S
Net Assets	$245,382,963	$28,529,334	$(204,729	)(3)	$273,707,568
Net Asset Value Per Share	$12.17	$7.20			$7.20
Shares Outstanding	20,169,062	3,962,706	13,883,471	(1)	38,015,239
CLASS S2(2)
Net Assets	$2,633,017	n/a	$(2,197	)(3)	$2,630,820
Net Asset Value Per Share	$12.13	$10.00			$10.00
Shares Outstanding	217,034	n/a	46,048	(1)	263,082

(1)          Reflects net of retired shares of Oppenheimer Main Street Portfolio.

(2)          Class S2 shares of Russell™ Large Cap Index Portfolio had not commenced operations as of December 31, 2008.

(3)          Reflects one-time transaction costs of $209,839 or $0.01 per share.

PRO FORMA: Proposed Reorganization of Both Neuberger Berman Partners Portfolio and Oppenheimer Main Street Portfolio with and into Russell™ Large Cap Index Portfolio

	Neuberger Berman Partners Portfolio	Oppenheimer Main Street Portfolio	Russell™ Large Cap Index Portfolio	Adjustments		Russell™ Large Cap Index Portfolio - Pro Forma
ADV CLASS
Net Assets	$1,594	$676	$1,135,332		$(2)(3)	$1,137,600
Net Asset Value Per Share	$5.44	$12.07	$7.19			$7.19
Shares Outstanding	293	56	157,913	(34	)(1)	158,228
CLASS I
Net Assets	$187,621,010	$3,491,014	$1,057,974,224	$(212,718	)(3)	$1,248,873,530
Net Asset Value Per Share	$5.51	$12.10	$7.21			$7.21
Shares Outstanding	34,081,480	288,502	146,789,804	(7,892,963	)(1)	173,266,823
CLASS S
Net Assets	$63,347,715	$245,382,963	$28,529,334	$(343,633	)(3)	$336,916,379
Net Asset Value Per Share	$5.48	$12.17	$7.20			$7.20
Shares Outstanding	11,556,312	20,169,062	3,962,706	11,106,160	(1)	46,794,240
CLASS S2(2)
Net Assets	n/a	$2,633,017	n/a	$(2,931	)(3)	$2,630,086
Net Asset Value Per Share	n/a	$12.13	$10.00			$10.00
Shares Outstanding	n/a	217,034	n/a	45,975	(1)	263,009

(1)          Reflects net of retired shares.

(2)          Class S2 shares of Neuberger Berman Partners Portfolio and Russell™ Large Cap Index Portfolio had not commenced operations as of December 31, 2008.

(3)   Reflects one-time transaction costs of $349,445 on Neuberger Berman Partners Portfolio and $209,839 on Oppenheimer Main Street Portfolio, each $0.01 per share, respectively.

STATEMENTS OF ASSETS AND LIABILITIES as of December 31, 2008

	ING	ING
	Neuberger Berman	RussellTM Large Cap	Pro Forma		Pro Forma
	Partners Portfolio	Index Portfolio	Adjustments		Combined (unaudited)
ASSETS:
Investments in securities at value*	$241,289,905	$1,033,265,655	$(7,977,570)	(A)(B)	$1,266,577,990
Short-term investments in affiliate**	—	33,732,000	7,628,125	(A)	41,360,125
Cash	8,554,856	8,998,832			17,553,688
Cash collateral for futures	—	5,247,000			5,247,000
Receivables:
Investment securities sold	2,943,296	—			2,943,296
Fund shares sold	1,184,719	4,206,100			5,390,819
Dividends and interest	518,540	1,975,529			2,494,069
Variation margin	—	634,488			634,488
Prepaid expenses	1,784	29,234			31,018
Reimbursement due from manager	31,876	30,451			62,327
Total assets	254,524,976	1,088,119,289	(349,445)		1,342,294,820

LIABILITIES:
Payable for investment securities purchased	3,261,136	9,015			3,270,151
Payable for fund shares redeemed	38,001	166,888			204,889
Payable to affiliates	189,642	233,530			423,172
Payable for trustee/director fees	7,092	6,582			13,674
Other accrued expenses and liabilities	58,786	54,384			113,170
Payable for licensing fees	—	10,000			10,000
Total liabilities	3,554,657	480,399	—		4,035,056
NET ASSETS	$250,970,319	$1,087,638,890	$(349,445)		$1,338,259,764

NET ASSETS CONSIST OF:
Paid-in capital	$501,253,716	$1,406,246,700			$1,907,500,416
Undistributed net investment income	2,624,225	158,673			2,782,898
Accumulated net realized loss on investments, foreign currency related transactions, and futures	(131,385,110)	(34,438,005)			(165,823,115)
Net unrealized depreciation of investments, foreign currency related transactions, and futures	(121,522,512)	(284,328,478)	(349,445)	(B)	(406,200,435)
NET ASSETS	$250,970,319	$1,087,638,890	$(349,445)		$1,338,259,764

*Cost of investments in securities	$362,806,838	$1,318,650,544	$(7,628,125)	(A)	$1,673,829,257
** Cost of short-term investments in affiliate	$—	$33,732,000	$7,628,125	(A)	$41,360,125

Class ADV:
Net Assets	$1,594	$1,135,332	(2)	(B)	$1,136,924
Shares authorized	100,000,000	100,000,000			100,000,000
Par value	$0.001	$0.001			$0.001
Shares outstanding	293	157,913	(72)	(C)	158,134
Net asset value and redemption price per share	$5.44	$7.19			$7.19

Class I:
Net Assets	$187,621,010	$1,057,974,224	(261,239)	(B)	$1,245,333,995
Shares authorized	100,000,000	200,000,000			200,000,000
Par value	$0.001	$0.001			$0.001
Shares outstanding	34,081,480	146,789,804	(8,095,381)	(C)	172,775,903
Net asset value and redemption price per share	$5.51	$7.21			$7.21

Class S:
Net Assets	$63,347,715	$28,529,334	(88,204)	(B)	$91,788,845
Shares authorized	100,000,000	100,000,000			100,000,000
Par value	$0.001	$0.001			$0.001
Shares outstanding	11,556,312	3,962,706	(2,770,269)	(C)	12,748,749
Net asset value and redemption price per share	$5.48	$7.20			$7.20

(A)      Due to related, proportional investments of ING Neuberger Berman Partners Portfolio’s investments in securities and securities lending related items in accordance with portfolio transitioning.

(B)        Reflects one-time transaction costs of $349,445 or $0.01 per share.

(C)        Reflects new shares issued, net of retired shares of ING Neuberger Berman Partners Portfolio. Calculation: Net Assets ÷ NAV per share)

See Accompanying Notes to Financial Statements

STATEMENTS OF OPERATIONS for the year ended December 31, 2008

	ING	ING
	Neuberger Berman	RussellTM Large Cap	Pro Forma		Pro Forma
	Partners Portfolio	Index Portfolio	Adjustments		Combined (unaudited)
INVESTMENT INCOME:
Dividends, net of foreign taxes withheld*(1)	$5,707,179	$17,060,303			$22,767,482
Interest	13,635	11,829			25,464
Total investment income	5,720,814	17,072,132	—		22,792,946

EXPENSES:
Investment management fees	2,490,516	1,590,890	(1,458,172	) (B)	2,623,234
Distribution and service fees:
Class ADV	12	2,933			2,945
Class S	292,092	28,794			320,886
Transfer agent fees	696	784			1,480
Administrative service fees	415,081	636,347			1,051,428
Shareholder reporting expense	69,912	26,913			96,825
Registration fees	323	—			323
Professional fees	48,746	68,845			117,591
Custody and accounting expense	51,231	59,158			110,389
Directors fees	15,006	46,628			61,634
Offering expense	—	16,154			16,154
Licensing fees	—	12,407			12,407
Miscellaneous expense	12,879	16,795			29,674
Total expenses	3,396,494	2,506,648	(1,458,172)		4,444,970
Less:
Net waived and reimbursed/recouped fees	(351,898)	(119,428)	261,467	(B)	(209,859)
Brokerage commission recapture	—	—	—		—
Net expenses	3,044,596	2,387,221	(1,196,705)		4,235,112
Net investment income (loss)	2,676,218	14,684,911	1,196,705		18,557,834

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, FOREIGN CURRENCY RELATED TRANSACTIONS, FUTURES, AND WRITTEN OPTIONS:
Net realized loss on:
Investments	(117,953,182)	(19,554,391)			(137,507,573)
Foreign currency related transactions	(45,555)	—			(45,555)
Futures	—	(14,884,382)			(14,884,382)
Net realized loss on investments, foreign currency related transactions, and futures	(117,998,737)	(34,438,773)			(152,437,510)
Net change in unrealized appreciation or depreciation on:
Investments	(190,064,282)	(285,384,889)			(475,449,171)
Foreign currency related transactions	(5,579)	—			(5,579)
Futures	—	1,056,411			1,056,411
Net change in unrealized appreciation or depreciation on investments, foreign currency related transactions, and futures	(190,069,861)	(284,328,478)			(474,398,339)
Net realized and unrealized gain (loss) on investments, foreign currency related transactions, and futures	(308,068,598)	(318,767,251)			(626,835,849)
Decrease in net assets resulting from operations	$(305,392,380)	$(304,082,340)	$1,196,705		$(608,278,015)

* Foreign taxes withheld	$17,680	$—	$—	$17,680
(1) Dividends from affiliates	$—	$440,429	$—	$440,429

(A)      Investment income and expenses have been annualized.

(B)        Reflects adjustment in expenses due to effects of new contractual rates.

See Accompanying Notes to Financial Statements

Portfolios of Investments as of December 31, 2008 (UNAUDITED):

			Pro Forma (Unaudited)			ING Neuberger			Pro Forma (Unaudited)	Cost Adjustments
ING Neuberger Berman Partners Portfolio	ING Russell TM Large Cap Index Portfolio	Adjustments	ING Russell TM Large Cap Index Portfolio			Berman Partners Portfolio	ING Russell TM Large Cap Index Portfolio	Adjustments	ING Russell TM Large Cap Index Portfolio	ING Neuberger Berman Partners Portfolio
Shares						Value
COMMON STOCK: 94.2%
					Advertising: 0.1%
—	50,850	11,499	62,349		Omnicom Group	$—	$1,368,882	$309,558	$1,678,440	—
						—	1,368,882	309,558	1,678,440
					Aerospace/Defense: 2.5%
—	119,100	26,933	146,033		Boeing Co.	—	5,081,997	1,149,238	6,231,235	—
—	63,150	14,281	77,431		General Dynamics Corp.	—	3,636,809	822,425	4,459,234	—
61,100	—	(61,100)	—		L-3 Communications Holdings, Inc.	4,507,958	—	(4,507,958)	—	4,507,958
—	52,100	11,782	63,882		Lockheed Martin Corp.	—	4,380,568	990,618	5,371,186	—
—	54,350	12,291	66,641		Northrop Grumman Corp.	—	2,447,924	553,571	3,001,495	—
—	67,050	15,163	82,213		Raytheon Co.	—	3,422,232	773,901	4,196,133	—
—	154,300	34,893	189,193		United Technologies Corp.	—	8,270,480	1,870,279	10,140,759	—
						4,507,958	27,240,010	1,652,074	33,400,042
					Agriculture: 2.2%
—	332,150	75,112	407,262		Altria Group, Inc.	—	5,002,179	1,131,188	6,133,367	—
—	102,150	23,100	125,250		Archer-Daniels-Midland Co.	—	2,944,985	665,976	3,610,961	—
—	334,250	75,587	409,837		Philip Morris International, Inc.	—	14,543,218	3,288,790	17,832,008	—
—	27,100	6,128	33,228		Reynolds American, Inc.	—	1,092,401	247,035	1,339,436	—
						—	23,582,783	5,332,989	28,915,772
					Apparel: 0.3%
—	56,000	12,664	68,664		Nike, Inc.	—	2,856,000	645,853	3,501,853	—
						—	2,856,000	645,853	3,501,853
					Auto Manufacturers: 0.1%
—	58,050	13,127	71,177		Paccar, Inc.	—	1,660,230	375,443	2,035,673	—
						—	1,660,230	375,443	2,035,673
					Auto Parts & Equipment: 0.2%
—	94,050	21,268	115,318		Johnson Controls, Inc.	—	1,707,948	386,234	2,094,182	—
						—	1,707,948	386,234	2,094,182
					Banks: 8.0%
88,700	796,700	91,465	976,865		Bank of America Corp.†	1,248,896	11,217,536	1,287,828	13,754,260	1,248,896
79,000	181,300	(38,001)	222,299		Bank of New York Mellon Corp.†	2,238,070	5,136,229	(1,076,568)	6,297,731	2,238,070
—	86,750	19,618	106,368		BB&T Corp.	—	2,382,155	538,698	2,920,853	—
—	59,400	13,433	72,833		Capital One Financial Corp.	—	1,894,266	428,368	2,322,634	—
481,800	863,100	(286,619)	1,058,281		Citigroup, Inc.†	3,232,878	5,791,401	(1,923,216)	7,101,063	3,232,878
57,550	69,850	(41,754)	85,646		Goldman Sachs Group, Inc.†	4,856,645	5,894,642	(3,523,636)	7,227,651	4,856,645
—	585,235	132,345	717,580		JPMorgan Chase & Co.	—	18,452,460	4,172,823	22,625,283	—
126,800	175,550	(87,101)	215,249		Morgan Stanley†	2,033,872	2,815,822	(1,397,105)	3,452,589	2,033,872
—	54,800	12,392	67,192		PNC Financial Services Group, Inc.	—	2,685,200	607,229	3,292,429	—
—	67,700	15,310	83,010		State Street Corp.	—	2,662,641	602,127	3,264,768	—
—	56,000	12,664	68,664		SunTrust Bank	—	1,654,240	374,088	2,028,328	—
—	276,000	62,414	338,414		US Bancorp.	—	6,902,760	1,560,984	8,463,744	—
—	342,400	77,430	419,830		Wachovia Corp.	—	1,896,896	428,962	2,325,858	—
—	598,800	135,412	734,212		Wells Fargo & Co.	—	17,652,624	3,991,949	21,644,573	—
						13,610,361	87,038,872	6,072,531	106,721,764
					Beverages: 2.8%
—	368,200	83,264	451,464		Coca-Cola Co.	—	16,668,414	3,769,380	20,437,794	—
342,242	—	(342,242)	—	@	Constellation Brands, Inc.	5,397,156	—	(5,397,156)	—	5,397,156
207,300	—	(207,300)	—	@	Dr Pepper Snapple Group, Inc.	3,368,625	—	(3,368,625)	—	3,368,625
—	251,400	56,851	308,251		PepsiCo, Inc.	—	13,769,178	3,113,750	16,882,928	—
						8,765,781	30,437,592	(1,882,651)	37,320,722
					Biotechnology: 3.0%
—	172,550	39,020	211,570	@	Amgen, Inc.	—	9,964,763	2,253,423	12,218,186	—
—	46,100	10,425	56,525	@	Biogen Idec, Inc.	—	2,195,743	496,543	2,692,286	—
—	69,300	15,671	84,971	@	Celgene Corp.	—	3,830,904	866,317	4,697,221	—
—	73,700	16,666	90,366	@	Genentech, Inc.	—	6,110,467	1,381,816	7,492,283	—
—	42,350	9,577	51,927	@	Genzyme Corp.	—	2,810,770	635,625	3,446,395	—
—	146,250	33,073	179,323	@	Gilead Sciences, Inc.	—	7,479,225	1,691,345	9,170,570	—
						—	32,391,872	7,325,069	39,716,941
					Chemicals: 1.6%
—	33,400	7,553	40,953	S	Air Products & Chemicals, Inc.	—	1,679,018	379,692	2,058,710	—
—	147,600	33,378	180,978		Dow Chemical Co.	—	2,227,284	503,676	2,730,960	—
—	142,800	32,293	175,093		EI Du Pont de Nemours & Co.	—	3,612,840	817,004	4,429,844	—
—	87,050	19,685	106,735		Monsanto Co.	—	6,123,968	1,384,869	7,508,837	—
—	24,700	5,586	30,286		Mosaic Co.	—	854,620	193,263	1,047,883	—
—	49,700	11,239	60,939		Praxair, Inc.	—	2,950,192	667,154	3,617,346	—
						—	17,447,922	3,945,658	21,393,580

					Coal: 0.1%
112,800	43,000	(103,076)	52,724		Peabody Energy Corp.†	2,566,200	978,250	(2,344,979)	1,199,471	2,566,200
107,400	—	(107,400)	—		Walter Industries, Inc.	1,880,574	—	(1,880,574)	—	1,880,574
						4,446,774	978,250	(4,225,553)	1,199,471
					Commercial Services: 1.1%			—	—
—	82,100	18,566	100,666		Automatic Data Processing, Inc.	—	3,229,814	730,387	3,960,201	—
131,650	—	(131,650)	—		Lender Processing Services, Inc.	3,877,093	—	(3,877,093)	—	3,877,093
—	11,600	2,623	14,223		Mastercard, Inc.	—	1,657,988	374,936	2,032,924	—
—	43,850	9,916	53,766		McKesson Corp.	—	1,698,311	384,055	2,082,366	—
276,200	—	(276,200)	—		Moody’s Corp.	5,548,858	—	(5,548,858)	—	5,548,858
—	70,900	16,033	86,933		Visa, Inc.	—	3,718,705	840,945	4,559,650	—
—	117,200	26,503	143,703		Western Union Co.	—	1,680,648	380,060	2,060,708	—
						9,425,951	11,985,466	(6,715,568)	14,695,849
					Computers: 4.9%
—	94,750	21,427	116,177	@@	Accenture Ltd.	—	3,106,853	702,581	3,809,434	—
105,100	—	(105,100)	—	@	Affiliated Computer Services, Inc.	4,829,345	—	(4,829,345)	—	4,829,345
—	139,750	31,603	171,353	@	Apple, Inc.	—	11,927,663	2,697,311	14,624,974	—
—	287,800	65,083	352,883	@	Dell, Inc.	—	2,947,072	666,448	3,613,520	—
—	327,800	74,128	401,928	@	EMC Corp.	—	3,432,066	776,124	4,208,190	—
—	390,850	88,386	479,236		Hewlett-Packard Co.	—	14,183,947	3,207,545	17,391,492	—
—	217,850	49,264	267,114		International Business Machines Corp.	—	18,334,256	4,146,092	22,480,348	—
						4,829,345	53,931,857	7,366,756	66,127,958
					Cosmetics/Personal Care: 3.2%
—	80,750	18,261	99,011		Colgate-Palmolive Co.	—	5,534,605	1,251,591	6,786,196	—
—	478,100	108,117	586,217		Procter & Gamble Co.	—	29,556,142	6,683,803	36,239,945	—
						—	35,090,747	7,935,394	43,026,141
					Diversified Financial Services: 1.3%
203,300	159,800	(167,163)	195,937		American Express Co.†	3,771,215	2,964,290	(3,100,873)	3,634,632	3,771,215
—	2,900	656	3,556	S	Blackrock, Inc.	—	389,035	87,976	477,011	—
—	148,150	33,503	181,653		Charles Schwab Corp.	—	2,395,586	541,736	2,937,322	—
—	10,700	2,420	13,120		CME Group, Inc.	—	2,226,777	503,561	2,730,338	—
—	102,550	23,190	125,740	##	Federal Home Loan Mortgage Corporation	—	74,862	16,929	91,791	—
—	177,150	40,061	217,211	##	Federal National Mortgage Association	—	134,634	30,446	165,080	—
—	24,450	5,529	29,979		Franklin Resources, Inc.	—	1,559,421	352,646	1,912,067	—
405,300	—	(405,300)	—		Invesco Ltd.	5,852,532	—	(5,852,532)	—	5,852,532
—	242,450	54,827	297,277		Merrill Lynch & Co., Inc.	—	2,822,118	638,191	3,460,309	—
—	42,050	9,509	51,559		NYSE Euronext	—	1,151,329	260,361	1,411,690	—
						9,623,747	13,718,052	(6,521,559)	16,820,240
					Electric: 2.5%
—	91,550	20,703	112,253		Dominion Resources, Inc.	—	3,281,152	741,997	4,023,149	—
—	200,450	45,330	245,780		Duke Energy Corp.	—	3,008,755	680,397	3,689,152	—
—	30,450	6,886	37,336		Entergy Corp.	—	2,531,309	572,428	3,103,737	—
—	103,800	23,473	127,273		Exelon Corp.	—	5,772,318	1,305,347	7,077,665	—
78,900	48,350	(67,966)	59,284		FirstEnergy Corp.†	3,832,962	2,348,843	(3,301,797)	2,880,008	3,832,962
—	64,450	14,575	79,025		FPL Group, Inc.	—	3,243,769	733,543	3,977,312	—
217,000	—	(217,000)	—	@	NRG Energy, Inc.	5,062,610	—	(5,062,610)	—	5,062,610
—	80,750	18,261	99,011		Public Service Enterprise Group, Inc.	—	2,355,478	532,666	2,888,144	—
—	121,500	27,476	148,976		Southern Co.	—	4,495,500	1,016,608	5,512,108	—
						8,895,572	27,037,124	(2,781,421)	33,151,275
					Electrical Components & Equipment: 0.4%
—	123,850	28,007	151,857		Emerson Electric Co.	—	4,534,149	1,025,348	5,559,497	—
102,500	—	(102,500)	—	@	Energizer Holdings, Inc.	5,549,350	—	(5,549,350)	—	5,549,350
						5,549,350	4,534,149	(4,524,002)	5,559,497
					Electronics: 0.3%
—	66,400	15,016	81,416	@	Thermo Electron Corp.	—	2,262,248	511,583	2,773,831	—
—	75,800	17,141	92,941	@@	Tyco Electronics Ltd.	—	1,228,718	277,861	1,506,579	—
						—	3,490,966	789,444	4,280,410
					Energy - Alternate Sources: 0.1%
—	7,100	1,606	8,706	@	First Solar, Inc.	—	979,516	221,507	1,201,023	—
						—	979,516	221,507	1,201,023
					Engineering & Construction: 0.0%
252,300	—	(252,300)	—	@@	ABB Ltd. ADR	3,787,023	—	(3,787,023)	—	3,787,023
344,500	—	(344,500)	—	@@, L	Chicago Bridge & Iron Co. NV	3,462,225	—	(3,462,225)	—	3,462,225
203,200	—	(203,200)	—		KBR, Inc.	3,088,640	—	(3,088,640)	—	3,088,640
228,200	—	(228,200)	—	@	McDermott International, Inc.	2,254,616	—	(2,254,616)	—	2,254,616
						12,592,504	—	(12,592,504)	—
					Environmental Control: 0.2%
—	77,750	17,582	95,332		Waste Management, Inc.	—	2,576,635	582,678	3,159,313	—
						—	2,576,635	582,678	3,159,313
					Food: 1.5%
—	53,200	12,031	65,231		General Mills, Inc.	—	3,231,900	730,859	3,962,759	—
—	39,650	8,966	48,616		Kellogg Co.	—	1,738,653	393,177	2,131,830	—

—	233,100	52,713	285,813		Kraft Foods, Inc.	—	6,258,735	1,415,345	7,674,080	—
—	104,700	23,677	128,377		Kroger Co.	—	2,765,127	625,303	3,390,430	—
—	95,150	21,517	116,667		Sysco Corp.	—	2,182,741	493,603	2,676,344	—
						—	16,177,156	3,658,287	19,835,443
					Healthcare - Products: 4.3%
—	99,350	22,467	121,817		Baxter International, Inc.	—	5,324,167	1,204,002	6,528,169	—
—	38,800	8,774	47,574		Becton Dickinson & Co.	—	2,653,532	600,067	3,253,599	—
—	237,350	53,674	291,024	@	Boston Scientific Corp.	—	1,837,089	415,438	2,252,527	—
37,300	79,100	(19,412)	96,988	@@	Covidien Ltd.†	1,351,752	2,866,584	(703,505)	3,514,831	1,351,752
—	446,650	101,005	547,655		Johnson & Johnson	—	26,723,070	6,043,131	32,766,201	—
—	177,850	40,219	218,069		Medtronic, Inc.	—	5,588,047	1,263,676	6,851,723	—
—	48,650	11,002	59,652		Stryker Corp.	—	1,943,568	439,517	2,383,085	—
43,600	36,650	(35,312)	44,938	@	Zimmer Holdings, Inc.†	1,762,312	1,481,393	(1,427,311)	1,816,394	1,762,312
						3,114,064	48,417,450	7,835,015	59,366,529
					Healthcare - Services: 1.0%
204,600	76,850	(187,221)	94,229		Aetna, Inc.†	5,831,100	2,190,225	(5,335,804)	2,685,521	5,831,100
—	194,750	44,041	238,791		UnitedHealth Group, Inc.	—	5,180,350	1,171,480	6,351,830	—
117,300	83,350	(98,451)	102,199	@	WellPoint, Inc.†	4,941,849	3,511,536	(4,147,753)	4,305,632	4,941,849
						10,772,949	10,882,111	(8,312,077)	13,342,983
					Home Builders: 0.0%
8,700	—	(8,700)	—	@	NVR, Inc.	3,969,375	—	(3,969,375)	—	3,969,375
						3,969,375	—	(3,969,375)	—
					Household Products/Wares: 0.3%
—	66,400	15,016	81,416		Kimberly-Clark Corp.	—	3,501,936	791,925	4,293,861	—
						—	3,501,936	791,925	4,293,861
					Insurance: 1.9%
—	75,400	17,051	92,451		Aflac, Inc.	—	3,456,336	781,613	4,237,949	—
—	87,200	19,719	106,919		Allstate Corp.	—	2,856,672	646,005	3,502,677	—
—	368,200	83,264	451,464		American International Group, Inc.	—	578,074	130,725	708,799	—
158,300	—	(158,300)	—		Assurant, Inc.	4,749,000	—	(4,749,000)	—	4,749,000
2,500	—	(2,500)	—	@	Berkshire Hathaway, Inc. - Class B	8,035,000	—	(8,035,000)	—	8,035,000
—	58,050	13,127	71,177		Chubb Corp.	—	2,960,550	669,496	3,630,046	—
—	50,000	11,307	61,307		Hartford Financial Services Group, Inc.	—	821,000	185,660	1,006,660	—
—	49,772	11,255	61,027		Loews Corp.	—	1,406,059	317,965	1,724,024	—
87,900	79,750	(69,865)	97,785		Metlife, Inc.†	3,064,194	2,780,085	(2,435,508)	3,408,771	3,064,194
—	68,850	15,570	84,420		Prudential Financial, Inc.	—	2,083,401	471,138	2,554,539	—
—	95,750	21,653	117,403		Travelers Cos., Inc.	—	4,327,900	978,707	5,306,607	—
						15,848,194	21,270,077	(11,038,199)	26,080,072
					Internet: 1.9%
—	49,850	11,273	61,123	@	Amazon.com, Inc.	—	2,556,308	578,081	3,134,389	—
—	176,000	39,801	215,801	@	eBay, Inc.	—	2,456,960	555,615	3,012,575	—
—	37,650	8,514	46,164	@	Google, Inc. - Class A	—	11,583,023	2,619,375	14,202,398	—
185,500	133,200	(155,378)	163,322	@	Symantec Corp.†	2,507,960	1,800,864	(2,100,714)	2,208,110	2,507,960
—	218,600	49,434	268,034	@	Yahoo!, Inc.	—	2,666,920	603,095	3,270,015	—
						2,507,960	21,064,075	2,255,452	25,827,487
					Iron/Steel: 0.3%
67,400	—	(67,400)	—		Cliffs Natural Resources, Inc.	1,726,114	—	(1,726,114)	—	1,726,114
—	50,150	11,341	61,491		Nucor Corp.	—	2,316,930	523,948	2,840,878	—
62,500	18,800	(58,249)	23,051		United States Steel Corp.†	2,325,000	699,360	(2,166,847)	857,513	2,325,000
						4,051,114	3,016,290	(3,369,013)	3,698,391
					Leisure Time: 0.1%
—	69,150	15,638	84,788		Carnival Corp.	—	1,681,728	380,304	2,062,032	—
52,400	—	(52,400)	—		Harley-Davidson, Inc.	889,228	—	(889,228)	—	889,228
						889,228	1,681,728	(508,924)	2,062,032
					Lodging: 0.0%
—	16,700	3,777	20,477	@	Las Vegas Sands Corp.	—	99,031	22,395	121,426	—
						—	99,031	22,395	121,426
					Machinery - Construction & Mining: 0.4%
—	97,700	22,094	119,794		Caterpillar, Inc.	—	4,364,259	986,930	5,351,189	—
266,800	—	(266,800)	—	@	Terex Corp.	4,620,976	—	(4,620,976)	—	4,620,976
						4,620,976	4,364,259	(3,634,046)	5,351,189
					Machinery - Diversified: 0.2%
—	68,300	15,445	83,745		Deere & Co.	—	2,617,256	591,864	3,209,120	—
						—	2,617,256	591,864	3,209,120
					Media: 2.4%
47,000	—	(47,000)	—		Cablevision Systems Corp.	791,480	—	(791,480)	—	791,480
—	444,550	100,530	545,080		Comcast Corp. - Class A	—	7,504,004	1,696,949	9,200,953	—
—	94,400	21,348	115,748	@	DIRECTV Group, Inc.	—	2,162,704	489,072	2,651,776	—
215,400	—	(215,400)	—		McGraw-Hill Cos., Inc.	4,995,126	—	(4,995,126)	—	4,995,126
—	367,450	83,095	450,545		News Corp. - Class A	—	3,340,121	755,332	4,095,453	—
—	24,650	5,574	30,224	@	Time Warner Cable, Inc.	—	528,743	119,569	648,312	—
—	567,450	128,323	695,773		Time Warner, Inc.	—	5,708,547	1,290,926	6,999,473	—
—	88,800	20,081	108,881	@	Viacom - Class B	—	1,692,528	382,747	2,075,275	—

—	302,100	68,317	370,417		Walt Disney Co.	—	6,854,649	1,550,104	8,404,753	—
						5,786,606	27,791,296	498,093	34,075,995
					Metal Fabricate/Hardware: 0.0%
225,900	—	(225,900)	—	@@	Sterlite Industries India Ltd. ADR	1,246,968	—	(1,246,968)	—	1,246,968
						1,246,968	—	(1,246,968)	—
					Mining: 0.6%
—	129,300	29,240	158,540		Alcoa, Inc.	—	1,455,918	329,240	1,785,158	—
149,600	60,700	(135,873)	74,427		Freeport-McMoRan Copper & Gold, Inc.†	3,656,224	1,483,508	(3,320,745)	1,818,987	3,656,224
—	69,300	15,671	84,971		Newmont Mining Corp.	—	2,820,510	637,828	3,458,338	—
—	34,900	7,892	42,792	L	Southern Copper Corp.	—	560,494	126,750	687,244	—
343,300	—	(343,300)	—	@@	Teck Cominco Ltd. - Class B	1,689,036	—	(1,689,036)	—	1,689,036
183,100	—	(183,100)	—	@@	Xstrata PLC	1,713,336	—	(1,713,336)	—	1,713,336
						7,058,596	6,320,430	(5,629,299)	7,749,727
					Miscellaneous Manufacturing: 4.0%
—	111,550	25,226	136,776		3M Co.	—	6,418,587	1,451,494	7,870,081	—
—	40,600	9,181	49,781		Danaher Corp.	—	2,298,366	519,750	2,818,116	—
—	1,662,500	375,956	2,038,456		General Electric Co.	—	26,932,478	6,090,487	33,022,965	—
—	117,600	26,594	144,194		Honeywell International, Inc.	—	3,860,808	873,080	4,733,888	—
—	74,500	16,847	91,347		Illinois Tool Works, Inc.	—	2,611,225	590,500	3,201,725	—
—	76,200	17,232	93,432	@@	Tyco International Ltd.	—	1,645,920	372,207	2,018,127	—
						—	43,767,384	9,897,518	53,664,902
					Oil & Gas: 12.6%
—	74,300	16,802	91,102		Anadarko Petroleum Corp.	—	2,864,265	647,722	3,511,987	—
—	52,750	11,929	64,679	S	Apache Corp.	—	3,931,458	889,056	4,820,514	—
136,400	—	(136,400)	—	@@	Canadian Natural Resources Ltd.	5,453,272	—	(5,453,272)	—	5,453,272
—	91,500	20,692	112,192		Chesapeake Energy Corp.	—	1,479,555	334,585	1,814,140	—
—	328,150	74,208	402,358		Chevron Corp.	—	24,273,256	5,489,133	29,762,389	—
—	244,400	55,268	299,668		ConocoPhillips	—	12,659,920	2,862,903	15,522,823	—
231,500	—	(231,500)	—	@	Denbury Resources, Inc.	2,527,980	—	(2,527,980)	—	2,527,980
—	70,650	15,977	86,627		Devon Energy Corp.	—	4,642,412	1,049,831	5,692,243	—
62,700	39,400	(53,790)	48,310		EOG Resources, Inc.†	4,174,566	2,623,252	(3,581,346)	3,216,472	4,174,566
14,400	834,800	174,381	1,023,581		ExxonMobil Corp.†	1,149,552	66,642,084	13,920,830	81,712,466	1,149,552
—	44,400	10,041	54,441		Hess Corp.	—	2,381,616	538,577	2,920,193	—
—	112,350	25,407	137,757		Marathon Oil Corp.	—	3,073,896	695,128	3,769,024	—
127,100	—	(127,100)	—		Noble Corp.	2,807,639	—	(2,807,639)	—	2,807,639
—	130,150	29,432	159,582		Occidental Petroleum Corp.	—	7,807,699	1,765,626	9,573,325	—
231,900	—	(231,900)	—	@@	Petroleo Brasileiro SA ADR	5,679,231	—	(5,679,231)	—	5,679,231
167,800	—	(167,800)	—	@	Southwestern Energy Co.	4,861,166	—	(4,861,166)	—	4,861,166
154,660	—	(154,660)	—	@@	Suncor Energy, Inc.	3,015,870	—	(3,015,870)	—	3,015,870
225,480	—	(225,480)	—	@@	Talisman Energy, Inc.	2,252,545	—	(2,252,545)	—	2,252,545
—	83,750	18,939	102,689		Valero Energy Corp.	—	1,812,350	409,843	2,222,193	—
92,650	87,450	(72,874)	107,226		XTO Energy, Inc.†	3,267,766	3,084,362	(2,570,271)	3,781,857	3,267,766
						35,189,587	137,276,125	(4,146,086)	168,319,626
					Oil & Gas Services: 1.4%
—	48,700	11,013	59,713		Baker Hughes, Inc.	—	1,561,809	353,186	1,914,995	—
192,400	138,200	(161,148)	169,452		Halliburton Co.†	3,497,832	2,512,476	(2,929,663)	3,080,645	3,497,832
134,800	65,800	(119,920)	80,680	@	National Oilwell Varco, Inc.†	3,294,512	1,608,152	(2,930,846)	1,971,818	3,294,512
—	189,000	42,740	231,740		Schlumberger Ltd.	—	8,000,370	1,809,197	9,809,567	—
—	107,800	24,378	132,178	@	Weatherford International Ltd.	—	1,166,396	263,768	1,430,164	—
						6,792,344	14,849,203	(3,434,358)	18,207,189
					Pharmaceuticals: 6.8%
—	244,550	55,302	299,852		Abbott Laboratories	—	13,051,634	2,951,485	16,003,119	—
—	313,850	70,974	384,824		Bristol-Myers Squibb Co.	—	7,297,013	1,650,140	8,947,153	—
81,900	56,450	(69,134)	69,216		Cardinal Health, Inc.†	2,823,093	1,945,832	(2,383,064)	2,385,861	2,823,093
—	158,500	35,843	194,343		Eli Lilly & Co.	—	6,382,795	1,443,400	7,826,195	—
—	80,300	18,159	98,459	@	Medco Health Solutions, Inc.	—	3,365,373	761,042	4,126,415	—
—	340,400	76,978	417,378		Merck & Co., Inc.	—	10,348,160	2,340,124	12,688,284	—
278,500	—	(278,500)	—	@	NBTY, Inc.	4,358,525	—	(4,358,525)	—	4,358,525
—	1,072,500	242,534	1,315,034		Pfizer, Inc.	—	18,993,975	4,295,281	23,289,256	—
—	257,050	58,129	315,179		Schering-Plough Corp.	—	4,377,562	989,938	5,367,500	—
141,600	—	(141,600)	—	@@	Shire PLC ADR	6,340,847	—	(6,340,847)	—	6,340,847
—	211,400	47,806	259,206		Wyeth	—	7,929,614	1,793,196	9,722,810	—
						13,522,465	73,691,958	3,142,170	90,356,593
					Pipelines: 0.1%
—	92,800	20,986	113,786		Williams Cos., Inc.	—	1,343,744	303,873	1,647,617	—
						—	1,343,744	303,873	1,647,617
					Retail: 5.9%
140,700	53,150	(128,681)	65,169		Best Buy Co., Inc.†	3,955,077	1,494,047	(3,617,215)	1,831,909	3,955,077
—	68,850	15,570	84,420		Costco Wholesale Corp.	—	3,614,625	817,408	4,432,033	—
—	226,650	51,254	277,904		CVS Caremark Corp.	—	6,513,921	1,473,052	7,986,973	—
—	267,950	60,594	328,544		Home Depot, Inc.	—	6,168,209	1,394,873	7,563,082	—
200,600	—	(200,600)	—		JC Penney Co., Inc.	3,951,820	—	(3,951,820)	—	3,951,820
—	231,750	52,408	284,158		Lowe’s Cos., Inc.	—	4,987,260	1,127,815	6,115,075	—

438,700	—	(438,700)	—		Macy’s, Inc.	4,540,545	—	(4,540,545)	—		4,540,545
—	179,650	40,626	220,276		McDonald’s Corp.	—	11,172,434	2,526,524	13,698,958		—
—	111,200	25,147	136,347		Staples, Inc.	—	1,992,704	450,628	2,443,332		—
—	125,100	28,290	153,390		Target Corp.	—	4,319,703	976,854	5,296,557		—
—	157,000	35,504	192,504		Walgreen Co.	—	3,873,190	875,880	4,749,070		—
—	355,800	80,460	436,260		Wal-Mart Stores, Inc.	—	19,946,148	4,510,604	24,456,752		—
						12,447,442	64,082,241	2,044,058	78,573,741
					Semiconductors: 1.7%
—	214,600	48,529	263,129		Applied Materials, Inc.	—	2,173,898	491,603	2,665,501		—
—	908,000	205,334	1,113,334		Intel Corp.	—	13,311,280	3,010,201	16,321,481		—
148,700	—	(148,700)	—	@	International Rectifier Corp.	2,007,450	—	(2,007,450)	—		2,007,450
—	209,650	47,410	257,060		Texas Instruments, Inc.	—	3,253,768	735,804	3,989,572		—
						2,007,450	18,738,946	2,230,158	22,976,554
					Software: 3.4%
—	84,450	19,097	103,547	@	Adobe Systems, Inc.	—	1,797,941	406,585	2,204,526		—
104,200	—	(104,200)	—	@, @@	Check Point Software Technologies	1,978,758	—	(1,978,758)	—		1,978,758
278,800	—	(278,800)	—		Fidelity National Information Services, Inc.	4,536,076	—	(4,536,076)	—		4,536,076
174,480	1,272,650	113,316	1,560,446	S	Microsoft Corp.†	3,391,891	24,740,316	2,202,862	30,335,069		3,391,891
208,310	617,450	(68,680)	757,080	@	Oracle Corp.†	3,693,336	10,947,389	(1,217,703)	13,423,022		3,693,336
—	6,700	1,515	8,215	@	VMware, Inc.	—	158,723	35,893	194,616		—
						13,600,061	37,644,369	(5,087,197)	46,157,233
					Telecommunications: 6.5%
—	941,900	213,000	1,154,900		AT&T, Inc.	—	26,844,150	6,070,512	32,914,662		—
113,900	—	(113,900)	—	@@	China Mobile Ltd. ADR	5,791,815	—	(5,791,815)	—		5,791,815
—	936,600	211,802	1,148,402	@	Cisco Systems, Inc.	—	15,266,580	3,452,371	18,718,951		—
—	249,750	56,478	306,228		Corning, Inc.	—	2,380,118	538,238	2,918,356		—
—	357,450	80,833	438,283		Motorola, Inc.	—	1,583,504	358,092	1,941,596		—
—	256,400	57,982	314,382		Qualcomm, Inc.	—	9,186,812	2,077,498	11,264,310		—
—	440,250	99,558	539,808		Sprint Nextel Corp.	—	805,658	182,191	987,849		—
—	452,000	102,215	554,215		Verizon Communications, Inc.	—	15,322,800	3,465,084	18,787,884		—
						5,791,815	71,389,622	10,352,171	87,533,608
					Transportation: 2.0%
—	44,700	10,108	54,808		Burlington Northern Santa Fe Corp.	—	3,384,237	765,308	4,149,545		—
—	64,200	14,518	78,718		CSX Corp.	—	2,084,574	471,404	2,555,978		—
135,500	—	(135,500)	—		DryShips, Inc.	1,444,430	—	(1,444,430)	—		1,444,430
—	49,250	11,137	60,387		FedEx Corp.	—	3,159,388	714,461	3,873,849		—
60,750	—	(60,750)	—	@@, L	Frontline Ltd.	1,783,498	—	(1,783,498)	—		1,783,498
—	59,500	13,455	72,955		Norfolk Southern Corp.	—	2,799,475	633,071	3,432,546		—
137,972	—	(137,972)	—	@@	Ship Finance International Ltd.	1,524,591	—	(1,524,591)	—		1,524,591
—	81,900	18,521	100,421		Union Pacific Corp.	—	3,914,820	885,294	4,800,114		—
—	108,500	24,536	133,036		United Parcel Service, Inc. - Class B	—	5,984,860	1,353,411	7,338,271		—
						4,752,519	21,327,354	70,430	26,150,303

					Total Common Stock	236,217,056	1,031,368,914	(2,984,203)	1,264,601,767
					(Cost $)	357,946,551	1,315,775,095	(2,984,203)	1,670,737,443

REAL ESTATE INVESTMENT TRUSTS: 0.2%
					Diversified: 0.0%
10,900	—	(10,900)	—		Vornado Realty Trust	657,815	—	(657,815)	—		657,815
						657,815	—	(657,815)	—
					Mortgage: 0.0%
278,200	—	(278,200)	—		Annaly Capital Management, Inc.	4,415,034		(4,415,034)	—		4,415,034
						4,415,034	—	(4,415,034)	—

					Regional Malls: 0.2%
—	35,700	8,073	43,773		Simon Property Group, Inc.	—	1,896,741	428,927	2,325,668		—
						—	1,896,741	428,927	2,325,668

					Total Real Estate Investment Trusts	5,072,849	1,896,741	(4,643,922)	2,325,668
					(Cost $)	4,860,287	2,875,449	(4,643,922)	3,091,814

					Total Long-Term Investments	241,289,905	1,033,265,655	(7,628,125)	1,266,927,435
					(Cost $)	362,806,838	1,318,650,544	(7,628,125)	1,673,829,257

SHORT-TERM INVESTMENTS: 3.1%
					Affiliated Mutual Fund: 3.1%
—	33,732,000	7,628,125	41,360,125	S	ING Institutional Prime Money Market Fund - Class I	—	33,732,000	7,628,125	41,360,125		—

					Total Short-Term Investments	—	33,732,000	7,628,125	41,360,125
					(Cost $)	—	33,732,000	7,628,125	41,360,125

					Total Investments in Securities 97.7%	$241,289,905	$1,066,997,655	$—	$1,308,287,560	(B)
					(Cost $)*	362,806,838	1,352,382,544	—	1,715,189,382

Other Assets and Liabilities - Net	2.3	9,680,414	20,641,235	—	30,321,649
Net Assets prior proforma adjustments	100.0%	$250,970,319	$1,087,638,890	$—	$1,338,609,209	(B)

Proforma adjustments	—	—	—		(349,445	) (A)
Net Assets after proforma adjustments	100.0%	$250,970,319	$1,087,638,890	$—	$1,338,259,764		241,289,905

†

If the Reorganization is approved by shareholders, unlike other portfolio securities of the Disappearing Portfolio, which are expected to be sold shortly before the Reorganization, this security is expected to be transferred in-kind to the Acquiring Portfolio.

@	Non-income producing security
@@	Foreign Issuer
ADR	American Depositary Receipt
cc	Securities purchased with cash collateral for securities loaned.
I	Illiquid security
L	Loaned security, a portion or all of the security is on loan at December 31, 2008.
##

On September 7, 2008, the Federal Housing Finance Agency placed the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation into conservatorship and the U.S. Treasury guaranteed the debt issued by those organizations.

(A)	Reflects one-time transaction costs of $349,445 or $0.01 per share.
(B)	Totals do not reflect one-time transaction costs of $349,445.
S

All or a portion of this security is segregated to cover collateral requirements for applicable futures, options, swaps, foreign forward currency contracts and/or when-issued or delayed-delivery securities.

*	Cost for federal income tax purposes is	$415,546,164	$1,362,798,818	$241,289,905	$1,604,088,723
	Net unrealized depreciation consists of:
	Gross Unrealized Appreciation	$1,954,392	$3,029,284	$(1,954,392)	3,029,284
	Gross Unrealized Depreciation	(176,210,651)	(298,830,447)	176,210,651	(298,830,447	) (B)
	Net Unrealized Depreciation	$(174,256,259)	$(295,801,163)	$174,256,259	$(295,801,163	) (B)

	The following table summarizes the inputs used as of December 31, 2008 in determining the Portfolio’s investments at fair value for purposes of SFAS 157:

	Investments in Securities
	Level 1- Quoted Prices	$237,793,071	$1,066,788,159	$—	$1,304,581,230	(B)
	Level 2- Other Significant Observable Inputs	3,496,834	209,496	—	3,706,330
	Level 3- Significant Unobservable Inputs	—	—	—	—
	Total	$241,289,905	$1,066,997,655	$—	$1,308,287,560	(B)

	Other Financial Instruments*
	Level 1- Quoted Prices	$—	$1,056,411	$—	$1,056,411
	Level 2- Other Significant Observable Inputs	—	—	—	—
	Level 3- Significant Unobservable Inputs	—	—	—	—
	Total	$—	$1,056,411	$—	$1,056,411

“Fair value” for purposes of SFAS 157 is different from “fair value” as used in the 1940 Act. The former generally implies market value, and can include market quotations as a source of value, and the latter refers to determinations of actual value in absence of available market quotations.

* Other financial instruments may include forward foreign currency contracts, futures, swaps, and written options. Forward foreign currency contracts and futures are reported at their unrealized gain/loss at year end. Swaps and written options are reported at their market value at year end.

	ING Russell Large Cap Index Portfolio Open Futures Contracts on December 31, 2008

		Number	Unrealized
	Contract Description	of Contracts	Appreciation/(Depreciation)
	Long Contracts	216		$1,056,411
	S&P 500			$1,056,411

STATEMENTS OF ASSETS AND LIABILITIES as of December 31, 2008

	ING	ING
	Oppenheimer Main	RussellTM Large Cap	Pro Forma		Pro Forma
	Street Portfolio®	Index Portfolio	Adjustments		Combined (unaudited)
ASSETS:
Investments in securities at value+*	$248,177,213	$1,033,265,655	$(5,635,661)	(A)(B)	$1,275,807,207
Short-term investments**	8,415,873	—	(8,415,873)	(A)	—
Short-term investments in affiliate***	2,499,042	33,732,000	5,425,822	(A)	41,656,864
Cash	15,135	8,998,832			9,013,967
Cash collateral for futures	—	5,247,000			5,247,000
Receivables:					—
Investment securities sold	191,171	—			191,171
Fund shares sold	703,859	4,206,100			4,909,959
Dividends and interest	389,880	1,975,529			2,365,409
Variation margin	—	634,488			634,488
Prepaid expenses	1,688	29,234			30,922
Reimbursement due from manager	—	30,451			30,451
Total assets	260,393,861	1,088,119,289	(8,625,712)		1,339,887,438

LIABILITIES:
Payable for investment securities purchased	5,240	9,015			14,255
Payable for fund shares redeemed	170,920	166,888			337,808
Payable upon receipt of securities loaned	8,520,461	—	(8,520,461)	(A)	—
Payable to affiliates	189,570	233,530			423,100
Payable for trustee/director fees	—	6,582			6,582
Other accrued expenses and liabilities	—	54,384	104,588	(A)	158,972
Payable for licensing fees	—	10,000			10,000
Total liabilities	8,886,191	480,399	(8,415,873)		950,717
NET ASSETS	$251,507,670	$1,087,638,890	$(209,839)		$1,338,936,721

NET ASSETS CONSIST OF:
Paid-in capital	$544,556,565	$1,406,246,700			$1,950,803,265
Undistributed net investment income	262,553	158,673			421,226
Accumulated net realized loss on investments, foreign currency related transactions, and futures	(186,396,549)	(34,438,005)			(220,834,554)
Net unrealized depreciation of investments, foreign currency related transactions, and futures	(106,914,899)	(284,328,478)	(209,839)	(B)	(391,453,216)
NET ASSETS	$251,507,670	$1,087,638,890	$(209,839)		$1,338,936,721

+ Including securities loaned at value	$8,494,093	$—	$(8,494,093)	(A)	$—
*Cost of investments in securities	$354,987,767	$1,318,650,544	$(5,425,822)	(A)	$1,668,212,489
** Cost of short-term investments	$8,520,461	$—	$(8,520,461)	(A)	$—
*** Cost of short-term investments in affiliate	$2,499,042	$33,732,000	$5,425,822	(A)	$41,656,864

Class ADV:
Net Assets	$676	$1,135,332			$1,136,008
Shares authorized	unlimited	100,000,000			100,000,000
Par value	$0.001	$0.001			$0.001
Shares outstanding	56	157,913	38	(C)	158,007
Net asset value and redemption price per share	$12.07	$7.19			$7.19

Class I:
Net Assets	$3,491,014	$1,057,974,224	(2,913)	(B)	$1,061,462,325
Shares authorized	unlimited	200,000,000			200,000,000
Par value	$0.001	$0.001			$0.001
Shares outstanding	288,502	146,789,804	195,285	(C)	147,273,591
Net asset value and redemption price per share	$12.10	$7.21			$7.21

Class S:
Net Assets	$245,382,963	$28,529,334	(204,729)	(B)	$273,707,568
Shares authorized	unlimited	100,000,000			100,000,000
Par value	$0.001	$0.001			$0.001
Shares outstanding	20,169,062	3,962,706	13,883,471	(C)	38,015,239
Net asset value and redemption price per share	$12.17	$7.20			$7.20

Class S2:
Net Assets	$2,633,017	$—	(2,197)	(B)	$2,630,820
Shares authorized	unlimited	100,000,000			100,000,000
Par value	$0.001	$0.001			$0.001
Shares outstanding	217,034	0	46,048	(C)	263,082
Net asset value and redemption price per share	$12.13	$10.00			$10.00

(A)      Due to related, proportional investments of ING Oppenheimer Main Street Portfolio’s investments in securities and securities lending related items in accordance with Portfolio Transitioning.

(B)        Reflects one-time transactions costs of $209,839 or $0.01 per share.

(C)        Reflects new shares issued, net of retired shares of ING Oppenheimer Main Street Portfolio. Calculation: Net Assets ÷ NAV per share)

STATEMENTS OF OPERATIONS for the year ended December 31, 2008

	ING	ING
	Oppenheimer Main	RussellTM Large Cap	Pro Forma		Pro Forma
	Street Portfolio®	Index Portfolio	Adjustments		Combined (unaudited)
INVESTMENT INCOME:
Dividends, net of foreign taxes withheld*(1)	$7,337,904	$17,060,303			$24,398,207
Interest	27,230	11,829			39,059
Securities lending income	197,463	—			197,463
Total investment income	7,562,597	17,072,132	—		24,634,729

EXPENSES:
Investment management fees	—	1,590,890	920,104	(B)	2,510,994
Unified fees	2,432,420	—	(2,432,420	) (B)	—
Distribution and service fees:
Class ADV	8	2,933			2,941
Class S	903,668	28,794			932,462
Class S2	18,990	—			18,990
Transfer agent fees	—	784			784
Administrative service fees	—	636,347	368,050	(B)	1,004,397
Shareholder reporting expense	—	26,913			26,913
Registration fees	—	—			—
Professional fees	—	68,845			68,845
Custody and accounting expense	—	59,158			59,158
Directors fees	17,833	46,628			64,461
Offering expense	—	16,154			16,154
Licensing fees	—	12,407			12,407
Miscellaneous expense	—	16,795			16,795
Total expenses	3,372,919	2,506,648	(1,144,266)		4,735,301
Less:
Net waived and reimbursed/recouped fees	(4,469)	(119,428)	—		(123,897)
Brokerage commission recapture		—	—		—
Net expenses	3,368,450	2,387,221	(1,144,266)		4,611,405
Net investment income (loss)	4,194,147	14,684,911	1,144,266		20,023,324

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, FOREIGN CURRENCY RELATED TRANSACTIONS, AND FUTURES:
Net realized gain (loss) on:
Investments	(55,862,894)	(19,554,391)			(75,417,285)
Foreign currency related transactions	1	—			1
Futures	—	(14,884,382)			(14,884,382)
Net realized gain (loss) on investments, foreign currency related transactions, and futures	(55,862,893)	(34,438,773)			(90,301,666)
Net change in unrealized appreciation or depreciation on:
Investments	(120,984,939)	(285,384,889)			(406,369,828)
Foreign currency related transactions	(66)	—			(66)
Futures	—	1,056,411			1,056,411
Net change in unrealized appreciation or depreciation on investments, foreign currency related transactions, and futures	(120,985,005)	(284,328,478)			(405,313,483)
Net realized and unrealized gain (loss) on investments, foreign currency related transactions, and futures	(176,847,898)	(318,767,251)			(495,615,149)
Decrease in net assets resulting from operations	$(172,653,751)	$(304,082,340)	$1,144,266		$(475,591,825)

* Foreign taxes withheld	$582	$—	$—	$582
(1) Dividends from affiliates	$17,731	$440,429	$—	$458,160

(A)      Investment income and expenses have been annualized.

(B)        Reflects adjustment in expenses due to effects of new contractual rates.

Portfolios of Investments as of December 31, 2008 (UNAUDITED):

			Pro Forma (Unaudited)			ING Oppenheimer			Pro Forma (Unaudited)
ING Oppenheimer Main Street Portfolio	ING Russell TM Large Cap Index Portfolio	Adjustments	ING Russell TM Large Cap Index Portfolio			Main Street Portfolio	ING Russell TM Large Cap Index Portfolio	Adjustments	ING Russell TM Large Cap Index Portfolio	ING Oppenheimer Main Street Portfolio
94.9%
					Advertising: 0.1%
4,400	—	(4,400)	—	@	Clear Channel Outdoor Holdings, Inc.	$27,060	$—	$(27,060)	$—	27,060
3,000	—	(3,000)	—		Harte-Hanks, Inc.	18,720	—	(18,720)	—	18,720
8,300	—	(8,300)	—	@, L	Lamar Advertising Co.	104,248	—	(104,248)	—	104,248
—	50,850	11,947	62,797		Omnicom Group	—	1,368,882	321,600	1,690,482	—
						150,028	1,368,882	171,572	1,690,482
					Aerospace/Defense: 2.5%
13,800	—	(13,800)	—	@	BE Aerospace, Inc.	106,122	—	(106,122)	—	106,122
27,000	119,100	981	147,081		Boeing Co.†	1,152,091	5,081,997	41,853	6,275,941	1,152,091
1,500	—	(1,500)	—		Cubic Corp.	40,800	—	(40,800)	—	40,800
5,700	—	(5,700)	—	@	Esterline Technologies Corp.	215,973	—	(215,973)	—	215,973
15,100	63,150	(264)	77,986		General Dynamics Corp.†	869,609	3,636,809	(15,191)	4,491,227	869,609
5,600	—	(5,600)	—		Goodrich Corp.	207,312	—	(207,312)	—	207,312
9,100	—	(9,100)	—		L-3 Communications Holdings, Inc.	671,398	—	(671,398)	—	671,398
3,200	52,100	9,040	64,340		Lockheed Martin Corp.†	269,056	4,380,568	760,098	5,409,722	269,056
43,400	54,350	(30,631)	67,119		Northrop Grumman Corp.†	1,954,736	2,447,924	(1,379,630)	3,023,030	1,954,736
3,300	—	(3,300)	—	@	Orbital Sciences Corp.	64,449	—	(64,449)	—	64,449
19,500	67,050	(3,748)	82,802		Raytheon Co.†	995,280	3,422,232	(191,274)	4,226,238	995,280
5,000	—	(5,000)	—	@	Spirit Aerosystems Holdings, Inc.	50,850	—	(50,850)	—	50,850
3,200	—	(3,200)	—	L	Triumph Group, Inc.	135,872	—	(135,872)	—	135,872
18,800	154,300	17,451	190,551		United Technologies Corp.†	1,007,680	8,270,480	935,354	10,213,514	1,007,680
						7,741,228	27,240,010	(1,341,566)	33,639,672
					Agriculture: 2.2%
15,700	332,150	62,334	410,184		Altria Group, Inc.†	236,442	5,002,179	938,750	6,177,371	236,442
—	102,150	23,999	126,149		Archer-Daniels-Midland Co.	—	2,944,985	691,883	3,636,868	—
800	—	(800)	—	L	Bunge Ltd.	41,416	—	(41,416)	—	41,416
43,200	334,250	35,327	412,777		Philip Morris International, Inc.†	1,879,632	14,543,218	1,537,095	17,959,945	1,879,632
—	27,100	6,367	33,467		Reynolds American, Inc.	—	1,092,401	256,644	1,349,045	—
2,000	—	(2,000)	—		Universal Corp.	59,740	—	(59,740)	—	59,740
						2,217,230	23,582,783	3,323,216	29,123,229
					Airlines: 0.0%
2,900	—	(2,900)	—	@	Alaska Air Group, Inc.	84,825	—	(84,825)	—	84,825
10,700	—	(10,700)	—	@	Continental Airlines, Inc.	193,242	—	(193,242)	—	193,242
7,200	—	(7,200)	—		Skywest, Inc.	133,920	—	(133,920)	—	133,920
15,100	—	(15,100)	—	@	UAL Corp.	166,402	—	(166,402)	—	166,402
13,800	—	(13,800)	—	@, L	US Airways Group, Inc.	106,674	—	(106,674)	—	106,674
						685,063	—	(685,063)	—
					Apparel: 0.3%
4,800	—	(4,800)	—	@	Carter’s, Inc.	92,448	—	(92,448)	—	92,448
13,700	—	(13,700)	—	@	Coach, Inc.	284,549	—	(284,549)	—	284,549
13,800	—	(13,800)	—		Jones Apparel Group, Inc.	80,868	—	(80,868)	—	80,868
—	56,000	13,156	69,156		Nike, Inc.	—	2,856,000	670,977	3,526,977	—
3,200	—	(3,200)	—		Polo Ralph Lauren Corp.	145,312	—	(145,312)	—	145,312
11,900	—	(11,900)	—	@	Quiksilver, Inc.	21,896	—	(21,896)	—	21,896
3,400	—	(3,400)	—	@	Skechers USA, Inc.	43,588	—	(43,588)	—	43,588
8,300	—	(8,300)	—	@	Timberland Co.	95,865	—	(95,865)	—	95,865
11,000	—	(11,000)	—	@	Warnaco Group, Inc.	215,930	—	(215,930)	—	215,930
6,500	—	(6,500)	—		Wolverine World Wide, Inc.	136,760	—	(136,760)	—	136,760
						1,117,216	2,856,000	(446,239)	3,526,977
					Auto Manufacturers: 0.1%
4,000	—	(4,000)	—	@	Navistar International Corp.	85,520	—	(85,520)	—	85,520
14,100	—	(14,100)	—		Oshkosh Truck Corp.	125,349	—	(125,349)	—	125,349
—	58,050	13,638	71,688		Paccar, Inc.	—	1,660,230	390,048	2,050,278	—
						210,869	1,660,230	179,179	2,050,278
					Auto Parts & Equipment: 0.2%
9,900	—	(9,900)	—		ArvinMeritor, Inc.	28,215	—	(28,215)	—	28,215
8,900	—	(8,900)	—	@@	Autoliv, Inc.	190,994	—	(190,994)	—	190,994
7,600	—	(7,600)	—		BorgWarner, Inc.	165,452	—	(165,452)	—	165,452
1,000	—	(1,000)	—	@	Exide Technologies	5,290	—	(5,290)	—	5,290
22,500	—	(22,500)	—	@	Goodyear Tire & Rubber Co.	134,325	—	(134,325)	—	134,325
23,600	94,050	(1,504)	116,146		Johnson Controls, Inc.†	428,576	1,707,948	(27,317)	2,109,207	428,576
11,900	—	(11,900)	—	@	Lear Corp.	16,779	—	(16,779)	—	16,779
7,600	—	(7,600)	—		Titan International, Inc.	62,700	—	(62,700)	—	62,700
17,200	—	(17,200)	—	@	TRW Automotive Holdings Corp.	61,920	—	(61,920)	—	61,920
10,700	—	(10,700)	—		WABCO Holdings, Inc.	168,953	—	(168,953)	—	168,953
						1,263,204	1,707,948	(861,945)	2,109,207
					Banks: 8.0%
101,708	796,700	85,466	983,874		Bank of America Corp.†	1,432,049	11,217,536	1,203,355	13,852,940	1,432,049

—	181,300	42,594	223,894		Bank of New York Mellon Corp.	—	5,136,229	1,206,686	6,342,915	—
—	86,750	20,381	107,131		BB&T Corp.	—	2,382,155	559,654	2,941,809	—
4,100	59,400	9,855	73,355		Capital One Financial Corp.†	130,749	1,894,266	314,282	2,339,297	130,749
3,000	—	(3,000)	—	L	Cathay General Bancorp.	71,250	—	(71,250)	—	71,250
—	863,100	202,773	1,065,873		Citigroup, Inc.	—	5,791,401	1,360,609	7,152,010	—
19,800	—	(19,800)	—	L	Colonial BancGroup, Inc.	40,986	—	(40,986)	—	40,986
9,500	—	(9,500)	—	L	East-West Bancorp., Inc.	151,715	—	(151,715)	—	151,715
2,800	—	(2,800)	—	@@, L	First Bancorp. Puerto Rico	31,192	—	(31,192)	—	31,192
100	—	(100)	—		First Commonwealth Financial Corp.	1,238	—	(1,238)	—	1,238
26,024	—	(26,024)	—	L	First Horizon National Corp.	275,074	—	(275,074)	—	275,074
3,600	—	(3,600)	—		First Midwest Bancorp., Inc.	71,892	—	(71,892)	—	71,892
2,900	—	(2,900)	—		FirstMerit Corp.	59,711	—	(59,711)	—	59,711
9,800	69,850	6,610	86,260		Goldman Sachs Group, Inc.†	827,022	5,894,642	557,842	7,279,506	827,022
1,100	—	(1,100)	—		Hancock Holding Co.	50,006	—	(50,006)	—	50,006
2,500	—	(2,500)	—		International Bancshares Corp.	54,575	—	(54,575)	—	54,575
60,300	585,235	77,193	722,728		JPMorgan Chase & Co.†	1,901,259	18,452,460	2,433,890	22,787,609	1,901,259
—	175,550	41,243	216,793		Morgan Stanley	—	2,815,822	661,538	3,477,360	—
5,700	—	(5,700)	—		National Penn Bancshares, Inc.	82,707	—	(82,707)	—	82,707
5,200	—	(5,200)	—		Old National Bancorp.	94,432	—	(94,432)	—	94,432
9,800	—	(9,800)	—	L	Pacific Capital Bancorp.	165,424	—	(165,424)	—	165,424
4,200	—	(4,200)	—	L	PacWest Bancorp	112,980	—	(112,980)	—	112,980
300	—	(300)	—		Park National Corp.	21,525	—	(21,525)	—	21,525
—	54,800	12,874	67,674		PNC Financial Services Group, Inc.	—	2,685,200	630,850	3,316,050	—
25,500	—	(25,500)	—	@@, L	Popular, Inc.	131,580	—	(131,580)	—	131,580
28,300	—	(28,300)	—		Regions Financial Corp.	225,268	—	(225,268)	—	225,268
—	67,700	15,905	83,605		State Street Corp.	—	2,662,641	625,550	3,288,191	—
2,300	—	(2,300)	—	L	Sterling Financial Corp.	20,240	—	(20,240)	—	20,240
—	56,000	13,156	69,156		SunTrust Bank	—	1,654,240	388,641	2,042,881	—
6,200	—	(6,200)	—		Susquehanna Bancshares, Inc.	98,642	—	(98,642)	—	98,642
2,500	—	(2,500)	—		Trustmark Corp.	53,975	—	(53,975)	—	53,975
9,400	—	(9,400)	—		UCBH Holdings, Inc.	64,672	—	(64,672)	—	64,672
3,400	—	(3,400)	—		Umpqua Holdings Corp.	49,198	—	(49,198)	—	49,198
2,004	—	(2,004)	—	L	United Community Banks, Inc.	27,214	—	(27,214)	—	27,214
31,500	276,000	33,342	340,842		US Bancorp.†	787,815	6,902,760	833,892	8,524,467	787,815
—	342,400	80,442	422,842		Wachovia Corp.	—	1,896,896	445,649	2,342,545	—
9,500	—	(9,500)	—	L	Webster Financial Corp.	130,910	—	(130,910)	—	130,910
34,000	598,800	106,680	739,480		Wells Fargo & Co.†	1,002,320	17,652,624	3,144,918	21,799,862	1,002,320
1,700	—	(1,700)	—		Whitney Holding Corp.	27,183	—	(27,183)	—	27,183
400	—	(400)	—		Wintrust Financial Corp.	8,228	—	(8,228)	—	8,228
3,000	—	(3,000)	—	L	Zions Bancorp.	73,530	—	(73,530)	—	73,530
						8,276,561	87,038,872	12,172,009	107,487,442
					Beverages: 2.8%
28,000	368,200	58,503	454,703		Coca-Cola Co.†	1,267,560	16,668,414	2,648,452	20,584,426	1,267,560
16,600	251,400	42,463	310,463		PepsiCo, Inc.†	909,182	13,769,178	2,325,695	17,004,055	909,182
						2,176,742	30,437,592	4,974,147	37,588,481
					Biotechnology: 3.0%
25,200	172,550	15,338	213,088	@	Amgen, Inc.†	1,455,300	9,964,763	885,782	12,305,845	1,455,300
—	46,100	10,831	56,931	@	Biogen Idec, Inc.	—	2,195,743	515,859	2,711,602	—
100	—	(100)	—	@	Celera Corp.	1,113	—	(1,113)	—	1,113
—	69,300	16,281	85,581	@	Celgene Corp.	—	3,830,904	900,018	4,730,922	—
4,000	—	(4,000)	—	@	Cubist Pharmaceuticals, Inc.	96,640	—	(96,640)	—	96,640
2,880	—	(2,880)	—	@	Facet Biotech Corp.	27,619	—	(27,619)	—	27,619
9,900	73,700	7,415	91,015	@	Genentech, Inc.†	820,809	6,110,467	614,760	7,546,036	820,809
—	42,350	9,950	52,300	@	Genzyme Corp.	—	2,810,770	660,351	3,471,121	—
—	146,250	34,359	180,609	@	Gilead Sciences, Inc.	—	7,479,225	1,757,140	9,236,365	—
2,800	—	(2,800)	—	@, L	Martek Biosciences Corp.	84,868	—	(84,868)	—	84,868
14,400	—	(14,400)	—	@	PDL BioPharma, Inc.	88,992	—	(88,992)	—	88,992
						2,575,341	32,391,872	5,034,678	40,001,891
					Building Materials: 0.0%
4,100	—	(4,100)	—	@	Armstrong World Industries, Inc.	88,642	—	(88,642)	—	88,642
6,000	—	(6,000)	—		Lennox International, Inc.	193,740	—	(193,740)	—	193,740
5,300	—	(5,300)	—		Louisiana-Pacific Corp.	8,268	—	(8,268)	—	8,268
7,600	—	(7,600)	—	@, L	Owens Corning, Inc.	131,480	—	(131,480)	—	131,480
900	—	(900)	—		Simpson Manufacturing Co., Inc.	24,984	—	(24,984)	—	24,984
						447,114	—	(447,114)	—
					Chemicals: 1.6%
1,500	33,400	6,347	41,247	S	Air Products & Chemicals, Inc.†	75,405	1,679,018	319,057	2,073,480	75,405
15,390	—	(15,390)	—		Ashland, Inc.	161,749	—	(161,749)	—	161,749
1,400	—	(1,400)	—		Cabot Corp.	21,420	—	(21,420)	—	21,420
9,100	—	(9,100)	—		Celanese Corp.	113,113	—	(113,113)	—	113,113
3,200	—	(3,200)	—		CF Industries Holdings, Inc.	157,312	—	(157,312)	—	157,312
28,700	—	(28,700)	—		Chemtura Corp.	40,180	—	(40,180)	—	40,180
4,300	—	(4,300)	—		Cytec Industries, Inc.	91,246	—	(91,246)	—	91,246
11,500	147,600	23,177	182,277		Dow Chemical Co.†	173,535	2,227,284	349,734	2,750,553	173,535
4,000	—	(4,000)	—		Eastman Chemical Co.	126,840	—	(126,840)	—	126,840
4,800	142,800	28,749	176,349		EI Du Pont de Nemours & Co.†	121,440	3,612,840	727,346	4,461,626	121,440
5,100	—	(5,100)	—		Ferro Corp.	35,955	—	(35,955)	—	35,955

8,000	—	(8,000)	—		HB Fuller Co.	128,880	—	(128,880)	—	128,880
2,700	—	(2,700)	—		Minerals Technologies, Inc.	110,430	—	(110,430)	—	110,430
10,700	87,050	9,751	107,501		Monsanto Co.†	752,745	6,123,968	685,996	7,562,709	752,745
34,100	24,700	(28,297)	30,503		Mosaic Co.†	1,179,860	854,620	(979,079)	1,055,401	1,179,860
1,800	—	(1,800)	—		NewMarket Corp.	62,838	—	(62,838)	—	62,838
9,600	—	(9,600)	—	@@, L	Nova Chemicals Corp.	45,792	—	(45,792)	—	45,792
4,900	—	(4,900)	—		Olin Corp.	88,592	—	(88,592)	—	88,592
—	49,700	11,676	61,376		Praxair, Inc.	—	2,950,192	693,107	3,643,299	—
4,100	—	(4,100)	—	@	Rockwood Holdings, Inc.	44,280	—	(44,280)	—	44,280
9,700	—	(9,700)	—		RPM International, Inc.	128,913	—	(128,913)	—	128,913
3,500	—	(3,500)	—		Sherwin-Williams Co.	209,125	—	(209,125)	—	209,125
9,500	—	(9,500)	—		Terra Industries, Inc.	158,365	—	(158,365)	—	158,365
500	—	(500)	—		Valhi, Inc.	5,350	—	(5,350)	—	5,350
7,200	—	(7,200)	—		Valspar Corp.	130,248	—	(130,248)	—	130,248
3,500	—	(3,500)	—		Westlake Chemical Corp.	57,015	—	(57,015)	—	57,015
1,100	—	(1,100)	—	@	WR Grace & Co.	6,567	—	(6,567)	—	6,567
						4,227,195	17,447,922	(128,049)	21,547,068
					Coal: 0.1%
11,100	—	(11,100)	—		Foundation Coal Holdings, Inc.	155,622	—	(155,622)	—	155,622
8,500	—	(8,500)	—		Massey Energy Co.	117,215	—	(117,215)	—	117,215
—	43,000	10,102	53,102		Peabody Energy Corp.	—	978,250	229,826	1,208,076	—
2,500	—	(2,500)	—		Walter Industries, Inc.	43,775	—	(43,775)	—	43,775
						316,612	978,250	(86,786)	1,208,076
					Commercial Services: 1.1%				—
2,600	—	(2,600)	—		Aaron Rents, Inc.	69,212	—	(69,212)	—	69,212
2,800	—	(2,800)	—		Administaff, Inc.	60,704	—	(60,704)	—	60,704
900	—	(900)	—		Arbitron, Inc.	11,952	—	(11,952)	—	11,952
—	82,100	19,288	101,388		Automatic Data Processing, Inc.	—	3,229,814	758,800	3,988,614	—
10,000	—	(10,000)	—	@	Avis Budget Group, Inc.	7,000	—	(7,000)	—	7,000
2,000	—	(2,000)	—	@	Brink’s Home Security Holdings, Inc.	43,840	—	(43,840)	—	43,840
7,500	—	(7,500)	—	@	Career Education Corp.	134,550	—	(134,550)	—	134,550
3,900	—	(3,900)	—		Chemed Corp.	155,103	—	(155,103)	—	155,103
26,700	—	(26,700)	—	@	Convergys Corp.	171,147	—	(171,147)	—	171,147
3,800	—	(3,800)	—	@, L	Corinthian Colleges, Inc.	62,206	—	(62,206)	—	62,206
3,300	—	(3,300)	—		Corporate Executive Board Co.	72,798	—	(72,798)	—	72,798
2,300	—	(2,300)	—	@, L	CoStar Group, Inc.	75,762	—	(75,762)	—	75,762
12,100	—	(12,100)	—		Deluxe Corp.	181,016	—	(181,016)	—	181,016
200	—	(200)	—	@	DynCorp International, Inc.	3,034	—	(3,034)	—	3,034
900	—	(900)	—	@, L	Emergency Medical Services Corp.	32,949	—	(32,949)	—	32,949
6,500	—	(6,500)	—		Equifax, Inc.	172,380	—	(172,380)	—	172,380
700	—	(700)	—	@	First Advantage Corp.	9,905	—	(9,905)	—	9,905
6,500	—	(6,500)	—	@	Gartner, Inc.	115,895	—	(115,895)	—	115,895
1,200	—	(1,200)	—		Heartland Payment Systems, Inc.	21,000	—	(21,000)	—	21,000
24,100	—	(24,100)	—	@	Hertz Global Holdings, Inc.	122,187	—	(122,187)	—	122,187
5,000	—	(5,000)	—	@	Hewitt Associates, Inc.	141,900	—	(141,900)	—	141,900
400	—	(400)	—		Hillenbrand, Inc.	6,672	—	(6,672)	—	6,672
10,400	—	(10,400)	—	@, L	Korn/Ferry International	118,768	—	(118,768)	—	118,768
—	—	—	—		Lender Processing Services, Inc.	—	—	—	—	—
5,900	—	(5,900)	—		Manpower, Inc.	200,541	—	(200,541)	—	200,541
—	11,600	2,725	14,325		Mastercard, Inc.	—	1,657,988	389,521	2,047,509	—
—	43,850	10,302	54,152		McKesson Corp.	—	1,698,311	398,995	2,097,306	—
18,900	—	(18,900)	—	@	Monster Worldwide, Inc.	228,501	—	(228,501)	—	228,501
—	—	—	—		Moody’s Corp.	—	—	—	—	—
21,300	—	(21,300)	—	@	MPS Group, Inc.	160,389	—	(160,389)	—	160,389
1,100	—	(1,100)	—	@	Navigant Consulting, Inc.	17,457	—	(17,457)	—	17,457
6,000	—	(6,000)	—	@, @@	Net 1 UEPS Technologies, Inc.	82,200	—	(82,200)	—	82,200
4,300	—	(4,300)	—	@	PHH Corp.	54,739	—	(54,739)	—	54,739
8,000	—	(8,000)	—	@	Rent-A-Center, Inc.	141,200	—	(141,200)	—	141,200
6,700	—	(6,700)	—	@	Resources Connection, Inc.	109,746	—	(109,746)	—	109,746
12,300	—	(12,300)	—		Robert Half International, Inc.	256,086	—	(256,086)	—	256,086
12,600	—	(12,600)	—		RR Donnelley & Sons Co.	171,108	—	(171,108)	—	171,108
1,700	—	(1,700)	—	@, L	RSC Holdings, Inc.	14,484	—	(14,484)	—	14,484
16,100	—	(16,100)	—		Service Corp. International	80,017	—	(80,017)	—	80,017
8,100	—	(8,100)	—	@	TeleTech Holdings, Inc.	67,635	—	(67,635)	—	67,635
3,180	—	(3,180)	—	@	Ticketmaster	20,416	—	(20,416)	—	20,416
10,400	—	(10,400)	—		Total System Services, Inc.	145,600	—	(145,600)	—	145,600
529	—	(529)	—	@	Tree.com, Inc.	1,375	—	(1,375)	—	1,375
3,800	—	(3,800)	—	@	TrueBlue, Inc.	36,366	—	(36,366)	—	36,366
17,543	—	(17,543)	—	@	United Rentals, Inc.	159,992	—	(159,992)	—	159,992
900	—	(900)	—		Viad Corp.	22,266	—	(22,266)	—	22,266
—	70,900	16,657	87,557		Visa, Inc.	—	3,718,705	873,658	4,592,363	—
2,200	—	(2,200)	—	@, L	Vistaprint Ltd.	40,942	—	(40,942)	—	40,942
3,600	—	(3,600)	—		Watson Wyatt Worldwide, Inc.	172,152	—	(172,152)	—	172,152
27,900	117,200	(365)	144,735		Western Union Co.†	400,086	1,680,648	(5,241)	2,075,493	400,086
						4,373,278	11,985,466	(1,557,459)	14,801,285
					Computers: 5.0%
—	94,750	22,260	117,010	@@	Accenture Ltd.	—	3,106,853	729,912	3,836,765	—

900	—	(900)	—	@	Affiliated Computer Services, Inc.	41,355	—	(41,355)	—	41,355
17,000	139,750	15,832	172,582	@	Apple, Inc.†	1,450,950	11,927,663	1,351,288	14,729,901	1,450,950
53,900	—	(53,900)	—	@	Brocade Communications Systems, Inc.	150,920	—	(150,920)	—	150,920
35,300	—	(35,300)	—	@	Cadence Design Systems, Inc.	129,198	—	(129,198)	—	129,198
7,800	—	(7,800)	—	@	Computer Sciences Corp.	274,092	—	(274,092)	—	274,092
14,000	287,800	53,615	355,415	@	Dell, Inc.†	143,360	2,947,072	549,014	3,639,446	143,360
3,100	—	(3,100)	—	@, L	DST Systems, Inc.	117,738	—	(117,738)	—	117,738
3,900	—	(3,900)	—	@	Electronics for Imaging	37,284	—	(37,284)	—	37,284
53,400	327,800	23,612	404,812	@	EMC Corp.†	559,098	3,432,066	247,218	4,238,382	559,098
114,400	390,850	(22,575)	482,675		Hewlett-Packard Co.†	4,151,576	14,183,947	(819,255)	17,516,268	4,151,576
51,000	217,850	181	269,031		International Business Machines Corp.†	4,292,160	18,334,256	15,218	22,641,634	4,292,160
4,100	—	(4,100)	—		Jack Henry & Associates, Inc.	79,581	—	(79,581)	—	79,581
8,300	—	(8,300)	—	@	Lexmark International, Inc.	223,270	—	(223,270)	—	223,270
6,400	—	(6,400)	—	@	Mentor Graphics Corp.	33,088	—	(33,088)	—	33,088
5,700	—	(5,700)	—	@	Micros Systems, Inc.	93,024	—	(93,024)	—	93,024
200	—	(200)	—		MTS Systems Corp.	5,328	—	(5,328)	—	5,328
13,000	—	(13,000)	—	@	NCR Corp.	183,820	—	(183,820)	—	183,820
8,000	—	(8,000)	—	@, L	NetApp, Inc.	111,760	—	(111,760)	—	111,760
11,800	—	(11,800)	—	@	Perot Systems Corp.	161,306	—	(161,306)	—	161,306
15,600	—	(15,600)	—	@, L	Sandisk Corp.	149,760	—	(149,760)	—	149,760
73,600	—	(73,600)	—		Seagate Technology, Inc.	326,048	—	(326,048)	—	326,048
130,700	—	(130,700)	—	I	Seagate Technology, Inc. - Escrow	1	—	(1)	—	1
40,800	—	(40,800)	—	@	Sun Microsystems, Inc.	155,856	—	(155,856)	—	155,856
1,700	—	(1,700)	—	@	SYKES Enterprises, Inc.	32,504	—	(32,504)	—	32,504
7,700	—	(7,700)	—	@, L	Synaptics, Inc.	127,512	—	(127,512)	—	127,512
10,600	—	(10,600)	—	@	Synopsys, Inc.	196,312	—	(196,312)	—	196,312
600	—	(600)	—		Syntel, Inc.	13,872	—	(13,872)	—	13,872
9,100	—	(9,100)	—	@	Teradata Corp.	134,953	—	(134,953)	—	134,953
19,400	—	(19,400)	—	@	Unisys Corp.	16,490	—	(16,490)	—	16,490
13,200	—	(13,200)	—	@	Western Digital Corp.	151,140	—	(151,140)	—	151,140
						13,543,356	53,931,857	(872,817)	66,602,396
					Cosmetics/Personal Care: 3.2%
1,300	—	(1,300)	—	@, L	Chattem, Inc.	92,989	—	(92,989)	—	92,989
—	80,750	18,971	99,721		Colgate-Palmolive Co.	—	5,534,605	1,300,278	6,834,883	—
58,032	478,100	54,291	590,423		Procter & Gamble Co.†	3,587,538	29,556,142	3,356,266	36,499,946	3,587,538
500	—	(500)	—	@	Revlon, Inc. - Class A	3,335	—	(3,335)	—	3,335
						3,683,862	35,090,747	4,560,220	43,334,829
					Distribution/Wholesale: 0.0%
6,800	—	(6,800)	—	@	Fossil, Inc.	113,560	—	(113,560)	—	113,560
15,900	—	(15,900)	—	@	Ingram Micro, Inc.	212,901	—	(212,901)	—	212,901
3,000	—	(3,000)	—	@	LKQ Corp.	34,980	—	(34,980)	—	34,980
900	—	(900)	—		Owens & Minor, Inc.	33,885	—	(33,885)	—	33,885
1,300	—	(1,300)	—	L	Pool Corp.	23,361	—	(23,361)	—	23,361
500	—	(500)	—	@	Scansource, Inc.	9,635	—	(9,635)	—	9,635
3,200	—	(3,200)	—	@	Tech Data Corp.	57,088	—	(57,088)	—	57,088
1,500	—	(1,500)	—	@	United Stationers, Inc.	50,235	—	(50,235)	—	50,235
2,200	—	(2,200)	—	L	Watsco, Inc.	84,480	—	(84,480)	—	84,480
9,600	—	(9,600)	—	@	Wesco International, Inc.	184,608	—	(184,608)	—	184,608
						804,733	—	(804,733)	—
					Diversified Financial Services: 1.3%
1,000	—	(1,000)	—	@, L	Affiliated Managers Group, Inc.	41,920	—	(41,920)	—	41,920
—	159,800	37,543	197,343		American Express Co.	—	2,964,290	696,419	3,660,709	—
12,400	—	(12,400)	—	@, L	AmeriCredit Corp.	94,736	—	(94,736)	—	94,736
8,200	—	(8,200)	—		Ameriprise Financial, Inc.	191,552	—	(191,552)	—	191,552
1,800	2,900	(1,119)	3,581	S	Blackrock, Inc.†	241,470	389,035	(150,072)	480,433	241,470
—	148,150	34,806	182,956		Charles Schwab Corp.	—	2,395,586	562,810	2,958,396	—
27,000	—	(27,000)	—	L	CIT Group, Inc.	122,580	—	(122,580)	—	122,580
—	10,700	2,514	13,214		CME Group, Inc.	—	2,226,777	523,150	2,749,927	—
25,950	—	(25,950)	—		Discover Financial Services	247,304	—	(247,304)	—	247,304
44,700	—	(44,700)	—	@, L	E*Trade Financial Corp.	51,405	—	(51,405)	—	51,405
—	102,550	24,093	126,643	##	Federal Home Loan Mortgage Corporation	—	74,862	17,588	92,450	—
—	177,150	41,618	218,768	##	Federal National Mortgage Association	—	134,634	31,630	166,264	—
8,600	24,450	(2,856)	30,194		Franklin Resources, Inc.†	548,508	1,559,421	(182,144)	1,925,785	548,508
600	—	(600)	—		GAMCO Investors, Inc.	16,392	—	(16,392)	—	16,392
1,600	—	(1,600)	—	L	Greenhill & Co., Inc.	111,632	—	(111,632)	—	111,632
6,800	—	(6,800)	—	@	Interactive Brokers Group, Inc.	121,652	—	(121,652)	—	121,652
2,000	—	(2,000)	—	@	Investment Technology Group, Inc.	45,440	—	(45,440)	—	45,440
11,400	—	(11,400)	—		Janus Capital Group, Inc.	91,542	—	(91,542)	—	91,542
2,700	—	(2,700)	—		Jefferies Group, Inc.	37,962	—	(37,962)	—	37,962
2,200	—	(2,200)	—	@, L	KBW, Inc.	50,600	—	(50,600)	—	50,600
8,900	—	(8,900)	—	@	Knight Capital Group, Inc.	143,735	—	(143,735)	—	143,735
2,300	—	(2,300)	—	@@	Lazard Ltd.	68,402	—	(68,402)	—	68,402
8,300	—	(8,300)	—		Legg Mason, Inc.	181,853	—	(181,853)	—	181,853
—	242,450	56,960	299,410		Merrill Lynch & Co., Inc.	—	2,822,118	663,017	3,485,135	—
1,900	—	(1,900)	—		Nelnet, Inc.	27,227	—	(27,227)	—	27,227
16,100	42,050	(6,221)	51,929		NYSE Euronext†	440,818	1,151,329	(170,329)	1,421,818	440,818
3,000	—	(3,000)	—	@	Piper Jaffray Cos.	119,280	—	(119,280)	—	119,280

2,100	—	(2,100)	—	@	Stifel Financial Corp.	96,285	—	(96,285)	—	96,285
500	—	(500)	—		Student Loan Corp.	20,500	—	(20,500)	—	20,500
14,600	—	(14,600)	—	L	T. Rowe Price Group, Inc.	517,424	—	(517,424)	—	517,424
30,900	—	(30,900)	—	@, L	TD Ameritrade Holding Corp.	440,325	—	(440,325)	—	440,325
600	—	(600)	—		Waddell & Reed Financial, Inc.	9,276	—	(9,276)	—	9,276
						4,079,820	13,718,052	(856,955)	16,940,917
					Electric: 2.5%
6,400	—	(6,400)	—		Avista Corp.	124,032	—	(124,032)	—	124,032
500	—	(500)	—		CH Energy Group, Inc.	25,695	—	(25,695)	—	25,695
—	91,550	21,508	113,058		Dominion Resources, Inc.	—	3,281,152	770,861	4,052,013	—
46,700	200,450	393	247,543		Duke Energy Corp.†	700,967	3,008,755	5,898	3,715,620	700,967
—	30,450	7,154	37,604		Entergy Corp.	—	2,531,309	594,696	3,126,005	—
—	103,800	24,386	128,186		Exelon Corp.	—	5,772,318	1,356,126	7,128,444	—
—	48,350	11,359	59,709		FirstEnergy Corp.	—	2,348,843	551,828	2,900,671	—
—	64,450	15,142	79,592		FPL Group, Inc.	—	3,243,769	762,078	4,005,847	—
1,400	—	(1,400)	—		Integrys Energy Group, Inc.	60,172	—	(60,172)	—	60,172
7,100	—	(7,100)	—	@	Mirant Corp.	133,977	—	(133,977)	—	133,977
—	—	—	—	@	NRG Energy, Inc.	—	—	—	—	—
—	80,750	18,971	99,721		Public Service Enterprise Group, Inc.	—	2,355,478	553,387	2,908,865	—
18,000	—	(18,000)	—	@	Reliant Energy, Inc.	104,040	—	(104,040)	—	104,040
—	121,500	28,545	150,045		Southern Co.	—	4,495,500	1,056,155	5,551,655	—
3,000	—	(3,000)	—		Unisource Energy Corp.	88,080	—	(88,080)	—	88,080
						1,236,963	27,037,124	5,115,033	33,389,120
					Electrical Components & Equipment: 0.4%
9,300	—	(9,300)	—		Belden CDT, Inc.	194,184	—	(194,184)	—	194,184
25,200	123,850	3,897	152,947		Emerson Electric Co.†	922,572	4,534,149	142,663	5,599,384	922,572
26,300	—	(26,300)	—	@	GrafTech International Ltd.	218,816	—	(218,816)	—	218,816
3,900	—	(3,900)	—		Hubbell, Inc.	127,452	—	(127,452)	—	127,452
100	—	(100)	—	@	Littelfuse, Inc.	1,660	—	(1,660)	—	1,660
12,600	—	(12,600)	—		Molex, Inc.	182,574	—	(182,574)	—	182,574
						1,647,258	4,534,149	(582,023)	5,599,384
					Electronics: 0.3%
20,300	—	(20,300)	—	@	Agilent Technologies, Inc.	317,289	—	(317,289)	—	317,289
6,000	—	(6,000)	—		Amphenol Corp.	143,880	—	(143,880)	—	143,880
1,200	—	(1,200)	—	L	Analogic Corp.	32,736	—	(32,736)	—	32,736
10,500	—	(10,500)	—	@	Arrow Electronics, Inc.	197,820	—	(197,820)	—	197,820
11,600	—	(11,600)	—	@	Avnet, Inc.	211,236	—	(211,236)	—	211,236
4,900	—	(4,900)	—		AVX Corp.	38,906	—	(38,906)	—	38,906
14,400	—	(14,400)	—	@	Benchmark Electronics, Inc.	183,888	—	(183,888)	—	183,888
2,200	—	(2,200)	—		Brady Corp.	52,690	—	(52,690)	—	52,690
6,100	—	(6,100)	—	@	Cogent, Inc.	82,777	—	(82,777)	—	82,777
2,600	—	(2,600)	—	@	Coherent, Inc.	55,796	—	(55,796)	—	55,796
4,000	—	(4,000)	—	@	Cymer, Inc.	87,640	—	(87,640)	—	87,640
4,000	—	(4,000)	—	@	Dolby Laboratories, Inc.	131,040	—	(131,040)	—	131,040
1,300	—	(1,300)	—	@	FEI Co.	24,518	—	(24,518)	—	24,518
9,400	—	(9,400)	—		Gentex Corp.	83,002	—	(83,002)	—	83,002
1,600	—	(1,600)	—	@, L	Itron, Inc.	101,984	—	(101,984)	—	101,984
21,700	—	(21,700)	—		Jabil Circuit, Inc.	146,475	—	(146,475)	—	146,475
1,800	—	(1,800)	—	@	L-1 Identity Solutions, Inc.	12,132	—	(12,132)	—	12,132
5,000	—	(5,000)	—		National Instruments Corp.	121,800	—	(121,800)	—	121,800
3,400	—	(3,400)	—	@	Plexus Corp.	57,630	—	(57,630)	—	57,630
2,000	—	(2,000)	—	@	Rofin-Sinar Technologies, Inc.	41,160	—	(41,160)	—	41,160
1,100	—	(1,100)	—		Technitrol, Inc.	3,828	—	(3,828)	—	3,828
3,400	66,400	12,200	82,000	@	Thermo Electron Corp.†	115,838	2,262,248	415,646	2,793,732	115,838
6,200	—	(6,200)	—	@	Thomas & Betts Corp.	148,924	—	(148,924)	—	148,924
9,300	—	(9,300)	—	@	Trimble Navigation Ltd.	200,973	—	(200,973)	—	200,973
13,500	75,800	4,308	93,608	@@	Tyco Electronics Ltd.†	218,835	1,228,718	69,835	1,517,388	218,835
1,400	—	(1,400)	—	@	Varian, Inc.	46,914	—	(46,914)	—	46,914
32,500	—	(32,500)	—	@	Vishay Intertechnology, Inc.	111,150	—	(111,150)	—	111,150
5,000	—	(5,000)	—		Watts Water Technologies, Inc.	124,850	—	(124,850)	—	124,850
6,800	—	(6,800)	—		Woodward Governor Co.	156,536	—	(156,536)	—	156,536
						3,252,247	3,490,966	(2,432,093)	4,311,120
					Energy - Alternate Sources: 0.1%
—	7,100	1,668	8,768	@	First Solar, Inc.	—	979,516	230,124	1,209,640	—
						—	979,516	230,124	1,209,640
					Engineering & Construction: 0.0%
200	—	(200)	—	@	Aecom Technology Corp.	6,146	—	(6,146)	—	6,146
11,700	—	(11,700)	—	@@, L	Chicago Bridge & Iron Co. NV	117,585	—	(117,585)	—	117,585
11,900	—	(11,900)	—	@	EMCOR Group, Inc.	266,917	—	(266,917)	—	266,917
14,800	—	(14,800)	—		Fluor Corp.	664,076	—	(664,076)	—	664,076
4,600	—	(4,600)	—		Granite Construction, Inc.	202,078	—	(202,078)	—	202,078
3,300	—	(3,300)	—		KBR, Inc.	50,160	—	(50,160)	—	50,160
2,600	—	(2,600)	—	@	McDermott International, Inc.	25,688	—	(25,688)	—	25,688
9,000	—	(9,000)	—	@	Perini Corp.	210,420	—	(210,420)	—	210,420
5,100	—	(5,100)	—	@	Shaw Group, Inc.	104,397	—	(104,397)	—	104,397
						1,647,467	—	(1,647,467)	—

					Entertainment: 0.0%
1,400	—	(1,400)	—	@	Bally Technologies, Inc.	33,642	—	(33,642)	—	33,642
8,300	—	(8,300)	—	@	DreamWorks Animation SKG, Inc.	209,658	—	(209,658)	—	209,658
2,800	—	(2,800)	—		International Speedway Corp.	80,444	—	(80,444)	—	80,444
2,300	—	(2,300)	—		Speedway Motorsports, Inc.	37,053	—	(37,053)	—	37,053
3,400	—	(3,400)	—	@, L	Vail Resorts, Inc.	90,440	—	(90,440)	—	90,440
5,300	—	(5,300)	—	L	Warner Music Group Corp.	16,006	—	(16,006)	—	16,006
						467,243	—	(467,243)	—
					Environmental Control: 0.2%
1,000	—	(1,000)	—	@	Clean Harbors, Inc.	63,440	—	(63,440)	—	63,440
2,200	—	(2,200)	—	@	Darling International, Inc.	12,078	—	(12,078)	—	12,078
500	—	(500)	—		Energy Solutions, Inc.	2,825	—	(2,825)	—	2,825
8,900	—	(8,900)	—		Nalco Holding Co.	102,706	—	(102,706)	—	102,706
9,700	77,750	8,566	96,016		Waste Management, Inc.†	321,458	2,576,635	283,887	3,181,980	321,458
						502,507	2,576,635	102,838	3,181,980
					Food: 1.5%
4,200	—	(4,200)	—		Del Monte Foods Co.	29,988	—	(29,988)	—	29,988
900	—	(900)	—	@, @@	Fresh Del Monte Produce, Inc.	20,178	—	(20,178)	—	20,178
—	53,200	12,499	65,699		General Mills, Inc.	—	3,231,900	759,290	3,991,190	—
—	39,650	9,315	48,965		Kellogg Co.	—	1,738,653	408,472	2,147,125	—
—	233,100	54,764	287,864		Kraft Foods, Inc.	—	6,258,735	1,470,403	7,729,138	—
27,100	104,700	(2,502)	129,298		Kroger Co.†	715,711	2,765,127	(66,083)	3,414,755	715,711
200	—	(200)	—	@	M&F Worldwide Corp.	3,090	—	(3,090)	—	3,090
1,100	—	(1,100)	—	@	Ralcorp Holdings, Inc.	64,240	—	(64,240)	—	64,240
71,400	—	(71,400)	—		Safeway, Inc.	1,697,178	—	(1,697,178)	—	1,697,178
4,800	—	(4,800)	—		Supervalu, Inc.	70,080	—	(70,080)	—	70,080
—	95,150	22,354	117,504		Sysco Corp.	—	2,182,741	512,805	2,695,546	—
400	—	(400)	—		Weis Markets, Inc.	13,452	—	(13,452)	—	13,452
500	—	(500)	—	@	Winn-Dixie Stores, Inc.	8,050	—	(8,050)	—	8,050
						2,621,967	16,177,156	1,178,631	19,977,754
					Forest Products & Paper: 0.0%
63,800	—	(63,800)	—	@, @@	Domtar Corp.	106,546	—	(106,546)	—	106,546
25,700	—	(25,700)	—		International Paper Co.	303,260	—	(303,260)	—	303,260
5,400	—	(5,400)	—		MeadWestvaco Corp.	60,426	—	(60,426)	—	60,426
						470,232	—	(470,232)	—
					Gas: 0.0%
1,900	—	(1,900)	—		Laclede Group, Inc.	88,996	—	(88,996)	—	88,996
100	—	(100)	—		South Jersey Industries, Inc.	3,985	—	(3,985)	—	3,985
1,700	—	(1,700)	—		Southwest Gas Corp.	42,874	—	(42,874)	—	42,874
1,900	—	(1,900)	—		WGL Holdings, Inc.	62,111	—	(62,111)	—	62,111
						197,966	—	(197,966)	—
					Hand/Machine Tools: 0.0%
10,500	—	(10,500)	—		Baldor Electric Co.	187,425	—	(187,425)	—	187,425
11,300	—	(11,300)	—		Kennametal, Inc.	250,747	—	(250,747)	—	250,747
3,900	—	(3,900)	—		Lincoln Electric Holdings, Inc.	198,627	—	(198,627)	—	198,627
900	—	(900)	—		Regal-Beloit Corp.	34,191	—	(34,191)	—	34,191
4,800	—	(4,800)	—		Snap-On, Inc.	189,024	—	(189,024)	—	189,024
4,300	—	(4,300)	—		Stanley Works	146,630	—	(146,630)	—	146,630
						1,006,644	—	(1,006,644)	—
					Healthcare - Products: 4.4%
600	—	(600)	—	@	American Medical Systems Holdings, Inc.	5,394	—	(5,394)	—	5,394
—	99,350	23,341	122,691		Baxter International, Inc.	—	5,324,167	1,250,839	6,575,006	—
—	38,800	9,116	47,916		Becton Dickinson & Co.	—	2,653,532	623,410	3,276,942	—
—	237,350	55,762	293,112	@	Boston Scientific Corp.	—	1,837,089	431,599	2,268,688	—
—	79,100	18,583	97,683	@@	Covidien Ltd.	—	2,866,584	673,464	3,540,048	—
3,900	—	(3,900)	—		Hill-Rom Holdings, Inc.	64,194	—	(64,194)	—	64,194
1,900	—	(1,900)	—	@, L	Inverness Medical Innovations, Inc.	35,929	—	(35,929)	—	35,929
65,100	446,650	39,834	551,584		Johnson & Johnson†	3,894,933	26,723,070	2,383,281	33,001,284	3,894,933
5,500	177,850	36,283	219,633		Medtronic, Inc.†	172,810	5,588,047	1,140,024	6,900,881	172,810
2,400	—	(2,400)	—	@	Sirona Dental Systems, Inc.	25,200	—	(25,200)	—	25,200
1,800	—	(1,800)	—		Steris Corp.	43,002	—	(43,002)	—	43,002
—	48,650	11,430	60,080		Stryker Corp.	—	1,943,568	456,614	2,400,182	—
9,100	36,650	(490)	45,260	@	Zimmer Holdings, Inc.†	367,822	1,481,393	(19,789)	1,829,426	367,822
						4,609,284	48,417,450	6,765,723	59,792,457
					Healthcare - Services: 1.0%
80,300	76,850	(62,245)	94,905		Aetna, Inc.†	2,288,548	2,190,225	(1,773,985)	2,704,788	2,288,548
8,400	—	(8,400)	—	@	AMERIGROUP Corp.	247,968	—	(247,968)	—	247,968
6,300	—	(6,300)	—	L	Brookdale Senior Living, Inc.	35,154	—	(35,154)	—	35,154
8,900	—	(8,900)	—	@	Centene Corp.	175,419	—	(175,419)	—	175,419
14,100	—	(14,100)	—		Cigna Corp.	237,585	—	(237,585)	—	237,585
2,300	—	(2,300)	—	@	Community Health Systems, Inc.	33,534	—	(33,534)	—	33,534
7,900	—	(7,900)	—	@	Coventry Health Care, Inc.	117,552	—	(117,552)	—	117,552
13,300	—	(13,300)	—	@	Health Net, Inc.	144,837	—	(144,837)	—	144,837
4,000	—	(4,000)	—	@	Healthspring, Inc.	79,880	—	(79,880)	—	79,880
5,500	—	(5,500)	—	@	Kindred Healthcare, Inc.	71,610	—	(71,610)	—	71,610
7,300	—	(7,300)	—	@	LifePoint Hospitals, Inc.	166,732	—	(166,732)	—	166,732
5,000	—	(5,000)	—	@	Lincare Holdings, Inc.	134,650	—	(134,650)	—	134,650
1,200	—	(1,200)	—	@	Magellan Health Services, Inc.	46,992	—	(46,992)	—	46,992

900	—	(900)	—	@, L	Molina Healthcare, Inc.	15,849	—	(15,849)	—	15,849
2,400	—	(2,400)	—	@	Pediatrix Medical Group, Inc.	76,080	—	(76,080)	—	76,080
—	194,750	45,754	240,504		UnitedHealth Group, Inc.	—	5,180,350	1,217,051	6,397,401	—
3,700	—	(3,700)	—		Universal Health Services, Inc.	139,009	—	(139,009)	—	139,009
3,900	—	(3,900)	—	@	WellCare Health Plans, Inc.	50,154	—	(50,154)	—	50,154
53,300	83,350	(33,718)	102,932	@	WellPoint, Inc.†	2,245,529	3,511,536	(1,420,542)	4,336,523	2,245,529
						6,307,082	10,882,111	(3,750,481)	13,438,712
					Home Builders: 0.0%
7,900	—	(7,900)	—	L	Centex Corp.	84,056	—	(84,056)	—	84,056
3,700	—	(3,700)	—	L	KB Home	50,394	—	(50,394)	—	50,394
11,900	—	(11,900)	—		Lennar Corp.	103,173	—	(103,173)	—	103,173
1,000	—	(1,000)	—		MDC Holdings, Inc.	30,300	—	(30,300)	—	30,300
1,900	—	(1,900)	—	@	Meritage Homes Corp.	23,123	—	(23,123)	—	23,123
1,400	—	(1,400)	—		Pulte Homes, Inc.	15,302	—	(15,302)	—	15,302
5,000	—	(5,000)	—		Ryland Group, Inc.	88,350	—	(88,350)	—	88,350
7,800	—	(7,800)	—	L	Thor Industries, Inc.	102,804	—	(102,804)	—	102,804
						497,502	—	(497,502)	—
					Home Furnishings: 0.0%
9,300	—	(9,300)	—		Harman International Industries, Inc.	155,589	—	(155,589)	—	155,589
11,200	—	(11,200)	—	L	Tempur-Pedic International, Inc.	79,408	—	(79,408)	—	79,408
						234,997	—	(234,997)	—
					Household Products/Wares: 0.3%
6,400	—	(6,400)	—		American Greetings Corp.	48,448	—	(48,448)	—	48,448
1,500	—	(1,500)	—	@	Jarden Corp.	17,250	—	(17,250)	—	17,250
—	66,400	15,600	82,000		Kimberly-Clark Corp.	—	3,501,936	822,731	4,324,667	—
2,700	—	(2,700)	—		Scotts Miracle-Gro Co.	80,244	—	(80,244)	—	80,244
						145,942	3,501,936	676,789	4,324,667
					Housewares: 0.0%
6,300	—	(6,300)	—		Toro Co.	207,900	—	(207,900)	—	207,900
						207,900	—	(207,900)	—
					Insurance: 2.0%
—	75,400	17,714	93,114		Aflac, Inc.	—	3,456,336	812,018	4,268,354	—
4,200	—	(4,200)	—		Allied World Assurance Holdings Ltd.	170,520	—	(170,520)	—	170,520
7,700	87,200	12,786	107,686		Allstate Corp.†	252,252	2,856,672	418,883	3,527,807	252,252
9,500	—	(9,500)	—		American Financial Group, Inc.	217,360	—	(217,360)	—	217,360
—	368,200	86,503	454,703		American International Group, Inc.	—	578,074	135,810	713,884	—
100	—	(100)	—		American National Insurance	7,373	—	(7,373)	—	7,373
600	—	(600)	—		Amtrust Financial Services, Inc.	6,960	—	(6,960)	—	6,960
1,700	—	(1,700)	—	@, @@	Arch Capital Group Ltd.	119,170	—	(119,170)	—	119,170
7,900	—	(7,900)	—	@@	Aspen Insurance Holdings Ltd.	191,575	—	(191,575)	—	191,575
4,000	—	(4,000)	—	@@, L	Assured Guaranty Ltd.	45,600	—	(45,600)	—	45,600
7,800	—	(7,800)	—	@@	Axis Capital Holdings Ltd.	227,136	—	(227,136)	—	227,136
320	—	(320)	—	@	Berkshire Hathaway, Inc. - Class B	1,028,480	—	(1,028,480)	—	1,028,480
10,600	—	(10,600)	—		Brown & Brown, Inc.	221,540	—	(221,540)	—	221,540
19,900	58,050	(6,262)	71,688		Chubb Corp.†	1,014,900	2,960,550	(319,360)	3,656,090	1,014,900
4,300	—	(4,300)	—		Cincinnati Financial Corp.	125,001	—	(125,001)	—	125,001
9,600	—	(9,600)	—		CNA Financial Corp.	157,824	—	(157,824)	—	157,824
800	—	(800)	—	@	CNA Surety Corp.	15,360	—	(15,360)	—	15,360
6,000	—	(6,000)	—	@	Conseco, Inc.	31,080	—	(31,080)	—	31,080
5,800	—	(5,800)	—		Delphi Financial Group	106,952	—	(106,952)	—	106,952
4,700	—	(4,700)	—		Employers Holdings, Inc.	77,550	—	(77,550)	—	77,550
3,200	—	(3,200)	—	@@	Endurance Specialty Holdings Ltd.	97,696	—	(97,696)	—	97,696
200	—	(200)	—	L	FBL Financial Group, Inc.	3,090	—	(3,090)	—	3,090
3,900	—	(3,900)	—		Fidelity National Title Group, Inc.	69,225	—	(69,225)	—	69,225
1,000	—	(1,000)	—		First American Corp.	28,890	—	(28,890)	—	28,890
300	—	(300)	—		Flagstone Reinsurance Holdings Ltd.	2,931	—	(2,931)	—	2,931
21,800	—	(21,800)	—		Genworth Financial, Inc.	61,694	—	(61,694)	—	61,694
3,500	—	(3,500)	—		Hanover Insurance Group, Inc.	150,395	—	(150,395)	—	150,395
1,600	—	(1,600)	—		Harleysville Group, Inc.	55,568	—	(55,568)	—	55,568
5,400	50,000	6,347	61,747		Hartford Financial Services Group, Inc.†	88,668	821,000	104,215	1,013,883	88,668
5,200	—	(5,200)	—		HCC Insurance Holdings, Inc.	139,100	—	(139,100)	—	139,100
200	—	(200)	—		Infinity Property & Casualty Corp.	9,346	—	(9,346)	—	9,346
6,300	—	(6,300)	—	@@	IPC Holdings Ltd.	188,370	—	(188,370)	—	188,370
9,100	—	(9,100)	—		Lincoln National Corp.	171,444	—	(171,444)	—	171,444
29,545	49,772	(17,852)	61,465		Loews Corp.†	834,646	1,406,059	(504,312)	1,736,393	834,646
6,500	—	(6,500)	—	@@	Max Re Capital Ltd.	115,050	—	(115,050)	—	115,050
—	79,750	18,736	98,486		Metlife, Inc.	—	2,780,085	653,142	3,433,227	—
11,900	—	(11,900)	—		MGIC Investment Corp.	41,412	—	(41,412)	—	41,412
2,700	—	(2,700)	—	@@	Montpelier Re Holdings Ltd.	45,333	—	(45,333)	—	45,333
1,300	—	(1,300)	—		Nationwide Financial Services	67,873	—	(67,873)	—	67,873
800	—	(800)	—	@	Navigators Group, Inc.	43,928	—	(43,928)	—	43,928
4,300	—	(4,300)	—		Odyssey Re Holdings Corp.	222,783	—	(222,783)	—	222,783
6,800	—	(6,800)	—		Old Republic International Corp.	81,056	—	(81,056)	—	81,056
2,000	—	(2,000)	—		OneBeacon Insurance Group Ltd.	20,880	—	(20,880)	—	20,880
2,600	—	(2,600)	—	@@	PartnerRe Ltd.	185,302	—	(185,302)	—	185,302
5,500	—	(5,500)	—		Phoenix Cos., Inc.	17,985	—	(17,985)	—	17,985
6,000	—	(6,000)	—	@@	Platinum Underwriters Holdings Ltd.	216,480	—	(216,480)	—	216,480

2,500	—	(2,500)	—	@	ProAssurance Corp.	131,950	—	(131,950)	—	131,950
12,600	—	(12,600)	—		Protective Life Corp.	180,810	—	(180,810)	—	180,810
22,100	68,850	(5,925)	85,025		Prudential Financial, Inc.†	668,746	2,083,401	(179,280)	2,572,867	668,746
1,900	—	(1,900)	—		RLI Corp.	116,204	—	(116,204)	—	116,204
4,200	—	(4,200)	—		Selective Insurance Group	96,306	—	(96,306)	—	96,306
4,400	—	(4,400)	—		Stancorp Financial Group, Inc.	183,788	—	(183,788)	—	183,788
400	—	(400)	—		State Auto Financial Corp.	12,024	—	(12,024)	—	12,024
1,100	—	(1,100)	—		Transatlantic Holdings, Inc.	44,066	—	(44,066)	—	44,066
14,900	95,750	7,595	118,245		Travelers Cos., Inc.†	673,480	4,327,900	343,300	5,344,680	673,480
800	—	(800)	—		United Fire & Casualty Co.	24,856	—	(24,856)	—	24,856
5,400	—	(5,400)	—		Unitrin, Inc.	86,076	—	(86,076)	—	86,076
2,600	—	(2,600)	—	@	Universal American Financial Corp.	22,932	—	(22,932)	—	22,932
300	—	(300)	—		Validus Holdings Ltd.	7,848	—	(7,848)	—	7,848
9,200	—	(9,200)	—		WR Berkley Corp.	285,200	—	(285,200)	—	285,200
9,200	—	(9,200)	—	@@	XL Capital, Ltd.	34,040	—	(34,040)	—	34,040
2,000	—	(2,000)	—		Zenith National Insurance Corp.	63,140	—	(63,140)	—	63,140
						9,607,244	21,270,077	(4,610,136)	26,267,185
					Internet: 1.9%
11,600	—	(11,600)	—	@	Akamai Technologies, Inc.	175,044	—	(175,044)	—	175,044
—	49,850	11,712	61,562	@	Amazon.com, Inc.	—	2,556,308	600,569	3,156,877	—
9,800	—	(9,800)	—	@	Avocent Corp.	175,518	—	(175,518)	—	175,518
7,400	—	(7,400)	—	@	Digital River, Inc.	183,520	—	(183,520)	—	183,520
16,400	—	(16,400)	—	@, L	Earthlink, Inc.	110,864	—	(110,864)	—	110,864
28,200	176,000	13,149	217,349	@	eBay, Inc.†	393,672	2,456,960	183,557	3,034,189	393,672
19,900	—	(19,900)	—	@	Expedia, Inc.	163,976	—	(163,976)	—	163,976
11,500	—	(11,500)	—	@	F5 Networks, Inc.	262,890	—	(262,890)	—	262,890
2,200	37,650	6,645	46,495	@	Google, Inc. - Class A†	676,830	11,583,023	2,044,440	14,304,293	676,830
200	—	(200)	—	@	IAC/InterActiveCorp	3,146	—	(3,146)	—	3,146
10,000	—	(10,000)	—	@	j2 Global Communications, Inc.	200,400	—	(200,400)	—	200,400
34,800	—	(34,800)	—	@	Liberty Media Corp. - Interactive - Class A	108,576	—	(108,576)	—	108,576
8,400	—	(8,400)	—	@, L	NetFlix, Inc.	251,076	—	(251,076)	—	251,076
2,900	—	(2,900)	—	@	Priceline.com, Inc.	213,585	—	(213,585)	—	213,585
1,500	—	(1,500)	—	@	RealNetworks, Inc.	5,295	—	(5,295)	—	5,295
14,900	—	(14,900)	—	@	Sapient Corp.	66,156	—	(66,156)	—	66,156
2,800	—	(2,800)	—	@, @@	Sohucom, Inc.	132,552	—	(132,552)	—	132,552
173,900	133,200	(142,607)	164,493	@	Symantec Corp.†	2,351,128	1,800,864	(1,928,040)	2,223,952	2,351,128
37,700	—	(37,700)	—	@	TIBCO Software, Inc.	195,663	—	(195,663)	—	195,663
16,300	—	(16,300)	—	@	Valueclick, Inc.	111,492	—	(111,492)	—	111,492
8,900	—	(8,900)	—	@	VeriSign, Inc.	169,812	—	(169,812)	—	169,812
—	218,600	51,357	269,957	@	Yahoo!, Inc.	—	2,666,920	626,556	3,293,476	—
						5,951,195	21,064,075	(1,002,483)	26,012,787
					Iron/Steel: 0.3%
19,100	—	(19,100)	—		AK Steel Holding Corp.	178,012	—	(178,012)	—	178,012
5,900	—	(5,900)	—		Allegheny Technologies, Inc.	150,627	—	(150,627)	—	150,627
9,700	—	(9,700)	—		Carpenter Technology Corp.	199,238	—	(199,238)	—	199,238
41,400	50,150	(29,618)	61,932		Nucor Corp.†	1,912,680	2,316,930	(1,368,350)	2,861,260	1,912,680
500	—	(500)	—		Olympic Steel, Inc.	10,185	—	(10,185)	—	10,185
7,400	—	(7,400)	—		Reliance Steel & Aluminum Co.	147,556	—	(147,556)	—	147,556
5,800	—	(5,800)	—		Schnitzer Steel Industries, Inc.	218,370	—	(218,370)	—	218,370
6,800	18,800	(2,383)	23,217		United States Steel Corp.†	252,960	699,360	(88,655)	863,665	252,960
						3,069,628	3,016,290	(2,360,993)	3,724,925
					Leisure Time: 0.1%
17,100	—	(17,100)	—		Brunswick Corp.	71,991	—	(71,991)	—	71,991
12,100	—	(12,100)	—		Callaway Golf Co.	112,409	—	(112,409)	—	112,409
11,500	69,150	4,746	85,396		Carnival Corp.†	279,680	1,681,728	115,419	2,076,827	279,680
3,180	—	(3,180)	—	@	Interval Leisure Group, Inc.	17,140	—	(17,140)	—	17,140
2,900	—	(2,900)	—	@, L	Life Time Fitness, Inc.	37,555	—	(37,555)	—	37,555
3,500	—	(3,500)	—	L	Polaris Industries, Inc.	100,275	—	(100,275)	—	100,275
6,700	—	(6,700)	—	@	WMS Industries, Inc.	180,230	—	(180,230)	—	180,230
						799,280	1,681,728	(404,181)	2,076,827
					Lodging: 0.0%
1,600	—	(1,600)	—		Ameristar Casinos, Inc.	13,824	—	(13,824)	—	13,824
15,500	—	(15,500)	—	L	Boyd Gaming Corp.	73,315	—	(73,315)	—	73,315
—	16,700	3,923	20,623	@	Las Vegas Sands Corp.	—	99,031	23,266	122,297	—
18,400	—	(18,400)	—		Wyndham Worldwide Corp.	120,520	—	(120,520)	—	120,520
						207,659	99,031	(184,393)	122,297
					Machinery - Construction & Mining: 0.4%
7,300	—	(7,300)	—		Bucyrus International, Inc.	135,196	—	(135,196)	—	135,196
37,400	97,700	(14,447)	120,653		Caterpillar, Inc.†	1,670,658	4,364,259	(645,336)	5,389,581	1,670,658
5,900	—	(5,900)	—		Joy Global, Inc.	135,051	—	(135,051)	—	135,051
4,500	—	(4,500)	—	@	Terex Corp.	77,940	—	(77,940)	—	77,940
						2,018,845	4,364,259	(993,523)	5,389,581
					Machinery - Diversified: 0.2%
900	—	(900)	—	@	AGCO Corp.	21,231	—	(21,231)	—	21,231
4,700	—	(4,700)	—		Applied Industrial Technologies, Inc.	88,924	—	(88,924)	—	88,924
4,800	—	(4,800)	—	L	Briggs & Stratton Corp.	84,432	—	(84,432)	—	84,432
1,700	—	(1,700)	—	@	Chart Industries, Inc.	18,071	—	(18,071)	—	18,071

1,900	—	(1,900)	—		Cognex Corp.	28,120	—	(28,120)	—	28,120
36,900	—	(36,900)	—		Cummins, Inc.	986,337	—	(986,337)	—	986,337
7,400	68,300	8,646	84,346		Deere & Co.†	283,568	2,617,256	331,320	3,232,144	283,568
800	—	(800)	—		Flowserve Corp.	41,200	—	(41,200)	—	41,200
8,658	—	(8,658)	—	@	Gardner Denver, Inc.	202,078	—	(202,078)	—	202,078
5,000	—	(5,000)	—		Graco, Inc.	118,650	—	(118,650)	—	118,650
7,000	—	(7,000)	—		IDEX Corp.	169,050	—	(169,050)	—	169,050
3,200	—	(3,200)	—	@	Intermec, Inc.	42,496	—	(42,496)	—	42,496
18,100	—	(18,100)	—		Manitowoc Co., Inc.	156,746	—	(156,746)	—	156,746
3,900	—	(3,900)	—		Nordson Corp.	125,931	—	(125,931)	—	125,931
6,100	—	(6,100)	—		Robbins & Myers, Inc.	98,637	—	(98,637)	—	98,637
6,100	—	(6,100)	—		Rockwell Automation, Inc.	196,664	—	(196,664)	—	196,664
1,700	—	(1,700)	—		Roper Industries, Inc.	73,797	—	(73,797)	—	73,797
300	—	(300)	—		Sauer-Danfoss, Inc.	2,625	—	(2,625)	—	2,625
300	—	(300)	—		Wabtec Corp.	11,925	—	(11,925)	—	11,925
8,700	—	(8,700)	—	@	Zebra Technologies Corp.	176,262	—	(176,262)	—	176,262
						2,926,744	2,617,256	(2,311,856)	3,232,144
					Media: 2.5%
10,900	—	(10,900)	—		Cablevision Systems Corp.	183,556	—	(183,556)	—	183,556
140,900	—	(140,900)	—		CBS Corp. - Class B	1,153,971	—	(1,153,971)	—	1,153,971
700	—	(700)	—	@, @@, L	Central European Media Enterprises Ltd.	15,204	—	(15,204)	—	15,204
—	444,550	104,441	548,991		Comcast Corp. - Class A	—	7,504,004	1,762,961	9,266,965	—
3,700	—	(3,700)	—	@, L	Cox Radio, Inc.	22,237	—	(22,237)	—	22,237
25,700	94,400	(3,522)	116,578	@	DIRECTV Group, Inc.†	588,787	2,162,704	(80,690)	2,670,801	588,787
15,300	—	(15,300)	—	@	Dish Network Corp.	169,677	—	(169,677)	—	169,677
3,200	—	(3,200)	—	L	Factset Research Systems, Inc.	141,568	—	(141,568)	—	141,568
14,600	—	(14,600)	—	L	Gannett Co., Inc.	116,800	—	(116,800)	—	116,800
500	—	(500)	—		Hearst-Argyle Television, Inc.	3,030	—	(3,030)	—	3,030
3,000	—	(3,000)	—	@	Liberty Media Corp. - Capital Shares A	14,130	—	(14,130)	—	14,130
9,400	—	(9,400)	—	@	Liberty Media Corp. - Entertainment	164,312	—	(164,312)	—	164,312
19,600	—	(19,600)	—		McGraw-Hill Cos., Inc.	454,524	—	(454,524)	—	454,524
200	—	(200)	—	@	Mediacom Communications Corp.	860	—	(860)	—	860
9,400	—	(9,400)	—	L	Meredith Corp.	160,928	—	(160,928)	—	160,928
119,200	367,450	(32,873)	453,777		News Corp. - Class A†	1,083,528	3,340,121	(298,813)	4,124,836	1,083,528
4,900	—	(4,900)	—		Scholastic Corp.	66,542	—	(66,542)	—	66,542
—	24,650	5,791	30,441	@	Time Warner Cable, Inc.†	—	528,743	124,221	652,964	—
270,900	567,450	(137,585)	700,765		Time Warner, Inc.	2,725,254	5,708,547	(1,384,110)	7,049,691	2,725,254
15,600	88,800	5,262	109,662	@	Viacom - Class B†	297,336	1,692,528	100,300	2,090,164	297,336
43,300	302,100	27,674	373,074		Walt Disney Co.†	982,477	6,854,649	627,927	8,465,053	982,477
						8,344,721	27,791,296	(1,815,543)	34,320,474
					Metal Fabricate/Hardware: 0.0%
2,700	—	(2,700)	—		CIRCOR International, Inc.	74,250	—	(74,250)	—	74,250
13,400	—	(13,400)	—		Commercial Metals Co.	159,058	—	(159,058)	—	159,058
5,900	—	(5,900)	—		Mueller Industries, Inc.	147,972	—	(147,972)	—	147,972
10,100	—	(10,100)	—	L	Mueller Water Products, Inc.	84,840	—	(84,840)	—	84,840
8,200	—	(8,200)	—		Precision Castparts Corp.	487,736	—	(487,736)	—	487,736
13,100	—	(13,100)	—		Timken Co.	257,153	—	(257,153)	—	257,153
8,200	—	(8,200)	—	L	Worthington Industries	90,364	—	(90,364)	—	90,364
						1,301,373	—	(1,301,373)	—
					Mining: 0.6%
123,400	129,300	(93,023)	159,677		Alcoa, Inc.†	1,389,484	1,455,918	(1,047,436)	1,797,966	1,389,484
10,600	—	(10,600)	—	@, L	Century Aluminum Co.	106,000	—	(106,000)	—	106,000
800	—	(800)	—		Compass Minerals International, Inc.	46,928	—	(46,928)	—	46,928
50,500	60,700	(36,239)	74,961		Freeport-McMoRan Copper & Gold, Inc.†	1,234,220	1,483,508	(885,690)	1,832,038	1,234,220
1,600	—	(1,600)	—	L	Kaiser Aluminum Corp.	36,032	—	(36,032)	—	36,032
—	69,300	16,281	85,581		Newmont Mining Corp.	—	2,820,510	662,640	3,483,150	—
300	—	(300)	—	@	RTI International Metals, Inc.	4,293	—	(4,293)	—	4,293
115,600	34,900	(107,401)	43,099	L	Southern Copper Corp.†	1,856,536	560,494	(1,724,856)	692,174	1,856,536
						4,673,493	6,320,430	(3,188,595)	7,805,328
					Miscellaneous Manufacturing: 4.0%
13,300	111,550	12,907	137,757		3M Co.	765,282	6,418,587	742,676	7,926,545	765,282
3,900	—	(3,900)	—		Actuant Corp.	74,178	—	(74,178)	—	74,178
6,600	—	(6,600)	—		Acuity Brands, Inc.	230,406	—	(230,406)	—	230,406
100	—	(100)	—		Ameron International Corp.	6,292	—	(6,292)	—	6,292
3,700	—	(3,700)	—		AO Smith Corp.	109,224	—	(109,224)	—	109,224
2,600	—	(2,600)	—		Barnes Group, Inc.	37,700	—	(37,700)	—	37,700
3,400	—	(3,400)	—		Brink’s Co.	91,392	—	(91,392)	—	91,392
800	—	(800)	—		Carlisle Cos., Inc.	16,560	—	(16,560)	—	16,560
6,500	—	(6,500)	—	@, L	Ceradyne, Inc.	132,015	—	(132,015)	—	132,015
3,900	—	(3,900)	—		Cooper Industries Ltd.	113,997	—	(113,997)	—	113,997
6,100	—	(6,100)	—		Crane Co.	105,164	—	(105,164)	—	105,164
—	40,600	9,538	50,138		Danaher Corp.	—	2,298,366	539,969	2,838,335	—
9,000	—	(9,000)	—		Dover Corp.	296,280	—	(296,280)	—	296,280
400	—	(400)	—		Eaton Corp.	19,884	—	(19,884)	—	19,884
4,000	—	(4,000)	—	@	EnPro Industries, Inc.	86,160	—	(86,160)	—	86,160
220,700	1,662,500	169,881	2,053,081		General Electric Co.†	3,575,340	26,932,478	2,752,071	33,259,889	3,575,340
6,700	—	(6,700)	—		Harsco Corp.	185,456	—	(185,456)	—	185,456

28,700	117,600	(1,072)	145,228		Honeywell International, Inc.†	942,221	3,860,808	(35,178)	4,767,851	942,221
21,200	74,500	(3,697)	92,003		Illinois Tool Works, Inc.†	743,060	2,611,225	(129,589)	3,224,696	743,060
42,000	—	(42,000)	—	@@	Ingersoll-Rand Co.	728,700	—	(728,700)	—	728,700
1,800	—	(1,800)	—		Koppers Holdings, Inc.	38,916	—	(38,916)	—	38,916
35,200	—	(35,200)	—		Parker Hannifin Corp.	1,497,408	—	(1,497,408)	—	1,497,408
10,200	—	(10,200)	—		Trinity Industries, Inc.	160,752	—	(160,752)	—	160,752
4,000	76,200	13,902	94,102	@@	Tyco International Ltd.	86,400	1,645,920	300,286	2,032,606	86,400
						10,042,787	43,767,384	239,751	54,049,922
					Office Furnishings: 0.0%
7,400	—	(7,400)	—		Herman Miller, Inc.	96,422	—	(96,422)	—	96,422
8,200	—	(8,200)	—	L	HNI, Corp.	129,888	—	(129,888)	—	129,888
7,000	—	(7,000)	—		Interface, Inc.	32,480	—	(32,480)	—	32,480
20,600	—	(20,600)	—		Steelcase, Inc.	115,772	—	(115,772)	—	115,772
						374,562	—	(374,562)	—
					Office/Business Equipment: 0.0%
8,500	—	(8,500)	—		Pitney Bowes, Inc.	216,580	—	(216,580)	—	216,580
198,000	—	(198,000)	—		Xerox Corp.	1,578,060	—	(1,578,060)	—	1,578,060
						1,794,640	—	(1,794,640)	—
					Oil & Gas: 12.7%
58,300	74,300	(40,844)	91,756		Anadarko Petroleum Corp.†	2,247,465	2,864,265	(1,574,546)	3,537,184	2,247,465
35,400	52,750	(23,007)	65,143	S	Apache Corp.†	2,638,362	3,931,458	(1,714,721)	4,855,099	2,638,362
1,400	—	(1,400)	—	@	Arena Resources, Inc.	39,326	—	(39,326)	—	39,326
7,700	—	(7,700)	—		Berry Petroleum Co.	58,212	—	(58,212)	—	58,212
4,500	—	(4,500)	—	@	Bill Barrett Corp.	95,085	—	(95,085)	—	95,085
400	—	(400)	—	@, L	BPZ Energy, Inc.	2,560	—	(2,560)	—	2,560
2,400	—	(2,400)	—	@	Carrizo Oil & Gas, Inc.	38,640	—	(38,640)	—	38,640
20,100	91,500	1,397	112,997		Chesapeake Energy Corp.†	325,017	1,479,555	22,584	1,827,156	325,017
74,994	328,150	2,100	405,244		Chevron Corp.†	5,547,306	24,273,256	155,358	29,975,920	5,547,306
5,100	—	(5,100)	—		Cimarex Energy Co.	136,578	—	(136,578)	—	136,578
400	—	(400)	—	@	Clayton Williams Energy, Inc.	18,176	—	(18,176)	—	18,176
75,900	244,400	(18,482)	301,818		ConocoPhillips†	3,931,620	12,659,920	(957,348)	15,634,192	3,931,620
200	—	(200)	—	@	Contango Oil & Gas Co.	11,260	—	(11,260)	—	11,260
2,500	—	(2,500)	—	@	CVR Energy, Inc.	10,000	—	(10,000)	—	10,000
3,700	—	(3,700)	—	@, L	Delta Petroleum Corp.	17,612	—	(17,612)	—	17,612
12,300	—	(12,300)	—	@	Denbury Resources, Inc.	134,316	—	(134,316)	—	134,316
14,600	70,650	1,998	87,248		Devon Energy Corp.†	959,366	4,642,412	131,304	5,733,082	959,366
5,200	—	(5,200)	—		Diamond Offshore Drilling	306,488	—	(306,488)	—	306,488
4,200	—	(4,200)	—	@	Encore Acquisition Co.	107,184	—	(107,184)	—	107,184
6,100	—	(6,100)	—		ENSCO International, Inc.	173,179	—	(173,179)	—	173,179
—	39,400	9,256	48,656		EOG Resources, Inc.	—	2,623,252	616,297	3,239,549	—
143,400	834,800	52,725	1,030,925		ExxonMobil Corp.†	11,447,622	66,642,084	4,209,009	82,298,715	11,447,622
14,500	—	(14,500)	—		Frontier Oil Corp.	183,135	—	(183,135)	—	183,135
4,700	—	(4,700)	—		Helmerich & Payne, Inc.	106,925	—	(106,925)	—	106,925
30,500	44,400	(20,069)	54,831		Hess Corp.†	1,636,020	2,381,616	(1,076,492)	2,941,144	1,636,020
3,300	—	(3,300)	—		Holly Corp.	60,159	—	(60,159)	—	60,159
61,700	112,350	(35,305)	138,745		Marathon Oil Corp.†	1,688,112	3,073,896	(965,943)	3,796,065	1,688,112
15,400	—	(15,400)	—	@	Mariner Energy, Inc.	157,080	—	(157,080)	—	157,080
3,200	—	(3,200)	—	@	McMoRan Exploration Co.	31,360	—	(31,360)	—	31,360
27,500	—	(27,500)	—		Murphy Oil Corp.	1,219,625	—	(1,219,625)	—	1,219,625
11,300	—	(11,300)	—	@, @@	Nabors Industries Ltd.	135,261	—	(135,261)	—	135,261
53,300	—	(53,300)	—		Noble Corp.	1,177,397	—	(1,177,397)	—	1,177,397
24,200	—	(24,200)	—		Noble Energy, Inc.	1,191,124	—	(1,191,124)	—	1,191,124
61,500	130,150	(30,923)	160,727		Occidental Petroleum Corp.†	3,689,385	7,807,699	(1,855,075)	9,642,009	3,689,385
12,300	—	(12,300)	—	@	Parker Drilling Co.	35,670	—	(35,670)	—	35,670
11,200	—	(11,200)	—		Patterson-UTI Energy, Inc.	128,912	—	(128,912)	—	128,912
600	—	(600)	—	@	Pioneer Drilling Co.	3,342	—	(3,342)	—	3,342
3,800	—	(3,800)	—		Pioneer Natural Resources Co.	61,484	—	(61,484)	—	61,484
7,000	—	(7,000)	—	@	Plains Exploration & Production Co.	162,680	—	(162,680)	—	162,680
1,003	—	(1,003)	—	@@	Precision Drilling Trust	8,415	—	(8,415)	—	8,415
7,900	—	(7,900)	—	@	Pride International, Inc.	126,242	—	(126,242)	—	126,242
10,700	—	(10,700)	—	@	Quicksilver Resources, Inc.	59,599	—	(59,599)	—	59,599
6,200	—	(6,200)	—	@	Rosetta Resources, Inc.	43,896	—	(43,896)	—	43,896
1,800	—	(1,800)	—		St. Mary Land & Exploration Co.	36,558	—	(36,558)	—	36,558
11,081	—	(11,081)	—	@	Stone Energy Corp.	122,113	—	(122,113)	—	122,113
5,600	—	(5,600)	—		Sunoco, Inc.	243,376	—	(243,376)	—	243,376
6,700	—	(6,700)	—	@	Swift Energy Co.	112,627	—	(112,627)	—	112,627
23,000	—	(23,000)	—		Tesoro Corp.	302,910	—	(302,910)	—	302,910
12,200	—	(12,200)	—	@	Transocean, Ltd.	576,450	—	(576,450)	—	576,450
6,200	—	(6,200)	—	@	Unit Corp.	165,664	—	(165,664)	—	165,664
82,500	83,750	(62,824)	103,426		Valero Energy Corp.†	1,785,300	1,812,350	(1,359,514)	2,238,136	1,785,300
11,600	—	(11,600)	—		W&T Offshore, Inc.	166,112	—	(166,112)	—	166,112
1,100	—	(1,100)	—	@	Whiting Petroleum Corp.	36,806	—	(36,806)	—	36,806
18,900	87,450	1,645	107,995		XTO Energy, Inc.†	666,603	3,084,362	58,025	3,808,990	666,603
						44,365,716	137,276,125	(12,114,600)	169,527,241
					Oil & Gas Services: 1.4%
25,400	48,700	(13,959)	60,141		Baker Hughes, Inc.†	814,578	1,561,809	(447,653)	1,928,734	814,578
2,700	—	(2,700)	—	@	Basic Energy Services, Inc.	35,208	—	(35,208)	—	35,208

12,000	—	(12,000)	—		BJ Services Co.	140,040	—	(140,040)	—	140,040
12,800	—	(12,800)	—	@	Complete Production Services, Inc.	104,320	—	(104,320)	—	104,320
8,800	—	(8,800)	—	@	Dresser-Rand Group, Inc.	151,800	—	(151,800)	—	151,800
2,200	—	(2,200)	—	@	Dril-Quip, Inc.	45,122	—	(45,122)	—	45,122
4,000	—	(4,000)	—	@, L	Exterran Holdings, Inc.	85,200	—	(85,200)	—	85,200
39,100	138,200	(6,632)	170,668		Halliburton Co.†	710,838	2,512,476	(120,567)	3,102,747	710,838
5,700	—	(5,700)	—	@	Helix Energy Solutions Group, Inc.	41,268	—	(41,268)	—	41,268
23,500	—	(23,500)	—	@	Key Energy Services, Inc.	103,635	—	(103,635)	—	103,635
1,100	—	(1,100)	—		Lufkin Industries, Inc.	37,950	—	(37,950)	—	37,950
21,300	65,800	(5,841)	81,259	@	National Oilwell Varco, Inc.†	520,572	1,608,152	(142,759)	1,985,965	520,572
4,200	—	(4,200)	—	@	Oceaneering International, Inc.	122,388	—	(122,388)	—	122,388
9,800	—	(9,800)	—	@	Oil States International, Inc.	183,162	—	(183,162)	—	183,162
23,600	189,000	20,803	233,403		Schlumberger Ltd.†	998,988	8,000,370	880,588	9,879,946	998,988
2,800	—	(2,800)	—	@	SEACOR Holdings, Inc.	186,620	—	(186,620)	—	186,620
1,000	—	(1,000)	—		Smith International, Inc.	22,890	—	(22,890)	—	22,890
8,900	—	(8,900)	—	@	Superior Energy Services	141,777	—	(141,777)	—	141,777
2,000	—	(2,000)	—	@	Tetra Technologies, Inc.	9,720	—	(9,720)	—	9,720
38,200	107,800	(12,874)	133,126	@	Weatherford International Ltd.†	413,324	1,166,396	(139,295)	1,440,425	413,324
						4,869,400	14,849,203	(1,380,786)	18,337,817
					Packaging & Containers: 0.0%
21,900	—	(21,900)	—	@	Jefferson Smurfit Corp.	5,585	—	(5,585)	—	5,585
9,300	—	(9,300)	—	@	Owens-Illinois, Inc.	254,169	—	(254,169)	—	254,169
4,400	—	(4,400)	—		Packaging Corp. of America	59,224	—	(59,224)	—	59,224
3,000	—	(3,000)	—		Rock-Tenn Co.	102,540	—	(102,540)	—	102,540
11,200	—	(11,200)	—		Sealed Air Corp.	167,328	—	(167,328)	—	167,328
7,400	—	(7,400)	—		Sonoco Products Co.	171,384	—	(171,384)	—	171,384
27,900	—	(27,900)	—		Temple-Inland, Inc.	133,920	—	(133,920)	—	133,920
						894,150	—	(894,150)	—
					Pharmaceuticals: 6.8%
10,600	244,550	46,854	302,004		Abbott Laboratories†	565,722	13,051,634	2,500,578	16,117,934	565,722
—	313,850	73,735	387,585		Bristol-Myers Squibb Co.	—	7,297,013	1,714,332	9,011,345	—
2,200	56,450	11,062	69,712		Cardinal Health, Inc.†	75,834	1,945,832	381,312	2,402,978	75,834
1,900	—	(1,900)	—	@	Catalyst Health Solutions, Inc.	46,265	—	(46,265)	—	46,265
29,800	158,500	7,437	195,737		Eli Lilly & Co.†	1,200,046	6,382,795	299,503	7,882,344	1,200,046
7,200	—	(7,200)	—	@	Endo Pharmaceuticals Holdings, Inc.	186,336	—	(186,336)	—	186,336
12,240	—	(12,240)	—	@	Forest Laboratories, Inc.	311,753	—	(311,753)	—	311,753
9,100	—	(9,100)	—	@@	Herbalife Ltd.	197,288	—	(197,288)	—	197,288
25,900	—	(25,900)	—	@	King Pharmaceuticals, Inc.	275,058	—	(275,058)	—	275,058
500	—	(500)	—	@	KV Pharmaceutical Co.	1,440	—	(1,440)	—	1,440
—	80,300	18,865	99,165	@	Medco Health Solutions, Inc.	—	3,365,373	790,648	4,156,021	—
12,500	—	(12,500)	—		Medicis Pharmaceutical Corp.	173,750	—	(173,750)	—	173,750
52,600	340,400	27,372	420,372		Merck & Co., Inc.†	1,599,040	10,348,160	832,116	12,779,316	1,599,040
9,100	—	(9,100)	—	@	NBTY, Inc.	142,415	—	(142,415)	—	142,415
4,400	—	(4,400)	—		Omnicare, Inc.	122,144	—	(122,144)	—	122,144
201,500	1,072,500	50,469	1,324,469		Pfizer, Inc.†	3,568,565	18,993,975	893,805	23,456,345	3,568,565
—	257,050	60,390	317,440		Schering-Plough Corp.	—	4,377,562	1,028,447	5,406,009	—
7,700	—	(7,700)	—	@	Sepracor, Inc.	84,546	—	(84,546)	—	84,546
400	—	(400)	—	@	Warner Chilcott Ltd.	5,800	—	(5,800)	—	5,800
5,100	—	(5,100)	—	@	Watson Pharmaceuticals, Inc.	135,507	—	(135,507)	—	135,507
5,900	211,400	43,765	261,065		Wyeth†	221,309	7,929,614	1,641,643	9,792,566	221,309
						8,912,818	73,691,958	8,400,082	91,004,858
					Pipelines: 0.1%
—	92,800	21,802	114,602		Williams Cos., Inc.	—	1,343,744	315,694	1,659,438	—
						—	1,343,744	315,694	1,659,438
					Real Estate: 0.0%
10,300	—	(10,300)	—	@	CB Richard Ellis Group, Inc.	44,496	—	(44,496)	—	44,496
5,500	—	(5,500)	—	L	Forest City Enterprises, Inc.	36,850	—	(36,850)	—	36,850
1,400	—	(1,400)	—		Jones Lang LaSalle, Inc.	38,780	—	(38,780)	—	38,780
						120,126	—	(120,126)	—
					Retail: 5.9%
8,100	—	(8,100)	—	L	Abercrombie & Fitch Co.	186,867	—	(186,867)	—	186,867
14,400	—	(14,400)	—	@	Aeropostale, Inc.	231,840	—	(231,840)	—	231,840
15,700	—	(15,700)	—		American Eagle Outfitters	146,952	—	(146,952)	—	146,952
18,500	—	(18,500)	—	@	AnnTaylor Stores Corp.	106,745	—	(106,745)	—	106,745
22,100	—	(22,100)	—	@, L	Autonation, Inc.	218,348	—	(218,348)	—	218,348
9,500	—	(9,500)	—		Barnes & Noble, Inc.	142,500	—	(142,500)	—	142,500
5,900	—	(5,900)	—		Bebe Stores, Inc.	44,073	—	(44,073)	—	44,073
52,100	53,150	(39,613)	65,637		Best Buy Co., Inc.†	1,464,531	1,494,047	(1,113,525)	1,845,053	1,464,531
9,800	—	(9,800)	—	@	Big Lots, Inc.	142,002	—	(142,002)	—	142,002
4,100	—	(4,100)	—		Bob Evans Farms, Inc.	83,763	—	(83,763)	—	83,763
13,100	—	(13,100)	—		Brinker International, Inc.	138,074	—	(138,074)	—	138,074
5,500	—	(5,500)	—		Buckle, Inc.	120,010	—	(120,010)	—	120,010
3,900	—	(3,900)	—		Casey’s General Stores, Inc.	88,803	—	(88,803)	—	88,803
5,800	—	(5,800)	—		Cash America International, Inc.	158,630	—	(158,630)	—	158,630
6,600	—	(6,600)	—	@	CEC Entertainment, Inc.	160,050	—	(160,050)	—	160,050
7,600	—	(7,600)	—	@	Childrens Place Retail Stores, Inc.	164,768	—	(164,768)	—	164,768
129	—	(129)	—	@	Chipotle Mexican Grill, Inc.	7,390	—	(7,390)	—	7,390

3,200	—	(3,200)	—	@	Copart, Inc.	87,008	—	(87,008)	—	87,008
—	68,850	16,175	85,025		Costco Wholesale Corp.	—	3,614,625	849,206	4,463,831	—
10,200	226,650	43,048	279,898		CVS Caremark Corp.†	293,148	6,513,921	1,237,207	8,044,276	293,148
17,000	—	(17,000)	—		Dillard’s, Inc.	67,490	—	(67,490)	—	67,490
6,300	—	(6,300)	—	@	Dollar Tree, Inc.	263,340	—	(263,340)	—	263,340
10,900	—	(10,900)	—	@, L	Dress Barn, Inc.	117,066	—	(117,066)	—	117,066
1,400	—	(1,400)	—	@	Ezcorp, Inc.	21,294	—	(21,294)	—	21,294
12,600	—	(12,600)	—		Foot Locker, Inc.	92,484	—	(92,484)	—	92,484
85,300	—	(85,300)	—		Gap, Inc.	1,142,167	—	(1,142,167)	—	1,142,167
5,300	—	(5,300)	—		Guess ?, Inc.	81,355	—	(81,355)	—	81,355
2,300	—	(2,300)	—	@	Gymboree Corp.	60,007	—	(60,007)	—	60,007
15,700	267,950	47,251	330,901		Home Depot, Inc.†	361,414	6,168,209	1,087,721	7,617,344	361,414
3,180	—	(3,180)	—	@	HSN, Inc.	23,119	—	(23,119)	—	23,119
700	—	(700)	—	@, L	J Crew Group, Inc.	8,540	—	(8,540)	—	8,540
8,400	—	(8,400)	—	@	Jack in the Box, Inc.	185,556	—	(185,556)	—	185,556
8,400	—	(8,400)	—	@	Kohl’s Corp.	304,080	—	(304,080)	—	304,080
19,900	—	(19,900)	—		Limited Brands, Inc.	199,796	—	(199,796)	—	199,796
28,000	—	(28,000)	—		Liz Claiborne, Inc.	72,800	—	(72,800)	—	72,800
4,500	231,750	49,946	286,196		Lowe’s Cos., Inc.†	96,840	4,987,260	1,074,847	6,158,947	96,840
19,500	—	(19,500)	—		Macy’s, Inc.	201,825	—	(201,825)	—	201,825
6,500	179,650	35,706	221,856		McDonald’s Corp.†	404,235	11,172,434	2,220,573	13,797,242	404,235
8,800	—	(8,800)	—	L	Men’s Wearhouse, Inc.	119,152	—	(119,152)	—	119,152
4,600	—	(4,600)	—		MSC Industrial Direct Co.	169,418	—	(169,418)	—	169,418
9,400	—	(9,400)	—	L	Nordstrom, Inc.	125,114	—	(125,114)	—	125,114
2,800	—	(2,800)	—		Nu Skin Enterprises, Inc.	29,204	—	(29,204)	—	29,204
32,800	—	(32,800)	—	@	Office Depot, Inc.	97,744	—	(97,744)	—	97,744
1,400	—	(1,400)	—		OfficeMax, Inc.	10,696	—	(10,696)	—	10,696
2,200	—	(2,200)	—	@	Panera Bread Co.	114,928	—	(114,928)	—	114,928
1,000	—	(1,000)	—	@	Papa John’s International, Inc.	18,430	—	(18,430)	—	18,430
6,100	—	(6,100)	—	L	Penske Auto Group, Inc.	46,848	—	(46,848)	—	46,848
7,200	—	(7,200)	—		Phillips-Van Heusen	144,936	—	(144,936)	—	144,936
11,600	—	(11,600)	—		RadioShack Corp.	138,504	—	(138,504)	—	138,504
2,600	—	(2,600)	—		Regis Corp.	37,778	—	(37,778)	—	37,778
2,800	—	(2,800)	—		Ross Stores, Inc.	83,244	—	(83,244)	—	83,244
10,800	—	(10,800)	—	@	Sally Beauty Holdings, Inc.	61,452	—	(61,452)	—	61,452
3,600	—	(3,600)	—	@	Sonic Corp.	43,812	—	(43,812)	—	43,812
—	111,200	26,125	137,325		Staples, Inc.	—	1,992,704	468,158	2,460,862	—
6,400	—	(6,400)	—	L	Talbots, Inc.	15,296	—	(15,296)	—	15,296
—	125,100	29,391	154,491		Target Corp.	—	4,319,703	1,014,854	5,334,557	—
14,300	—	(14,300)	—		TJX Cos., Inc.	294,151	—	(294,151)	—	294,151
5,500	—	(5,500)	—	@	Tractor Supply Co.	198,770	—	(198,770)	—	198,770
3,000	—	(3,000)	—	@	Urban Outfitters, Inc.	44,940	—	(44,940)	—	44,940
—	157,000	36,885	193,885		Walgreen Co.	—	3,873,190	909,952	4,783,142	—
35,500	355,800	48,090	439,390		Wal-Mart Stores, Inc.†	1,990,130	19,946,148	2,695,940	24,632,218	1,990,130
19,900	—	(19,900)	—		Williams-Sonoma, Inc.	156,414	—	(156,414)	—	156,414
7,000	—	(7,000)	—	@, L	Zale Corp.	23,310	—	(23,310)	—	23,310
						11,653,181	64,082,241	3,402,050	79,137,472
					Savings & Loans: 0.0%
2,600	—	(2,600)	—		NewAlliance Bancshares, Inc.	34,242	—	(34,242)	—	34,242
100	—	(100)	—		Northwest Bancorp, Inc.	2,138	—	(2,138)	—	2,138
3,600	—	(3,600)	—		Provident Financial Services, Inc.	55,080	—	(55,080)	—	55,080
						91,460	—	(91,460)	—
					Semiconductors: 1.7%
3,700	—	(3,700)	—	@, L	Advanced Micro Devices, Inc.	7,992	—	(7,992)	—	7,992
17,900	—	(17,900)	—		Altera Corp.	299,109	—	(299,109)	—	299,109
34,400	—	(34,400)	—	@	Amkor Technology, Inc.	74,992	—	(74,992)	—	74,992
14,000	—	(14,000)	—		Analog Devices, Inc.	266,280	—	(266,280)	—	266,280
153,600	214,600	(103,183)	265,017		Applied Materials, Inc.†	1,555,968	2,173,898	(1,045,241)	2,684,625	1,555,968
29,000	—	(29,000)	—	@	Atmel Corp.	90,770	—	(90,770)	—	90,770
18,900	—	(18,900)	—	@	Broadcom Corp.	320,733	—	(320,733)	—	320,733
2,300	—	(2,300)	—	@	Cabot Microelectronics Corp.	59,961	—	(59,961)	—	59,961
22,100	—	(22,100)	—	@	Emulex Corp.	154,258	—	(154,258)	—	154,258
6,100	—	(6,100)	—	@	Entegris, Inc.	13,359	—	(13,359)	—	13,359
28,700	—	(28,700)	—	@	Fairchild Semiconductor International, Inc.	140,343	—	(140,343)	—	140,343
31,900	—	(31,900)	—	@	Integrated Device Technology, Inc.	178,959	—	(178,959)	—	178,959
278,500	908,000	(65,178)	1,121,322		Intel Corp.†	4,082,810	13,311,280	(955,510)	16,438,580	4,082,810
5,200	—	(5,200)	—	@	International Rectifier Corp.	70,200	—	(70,200)	—	70,200
16,700	—	(16,700)	—		Intersil Corp.	153,473	—	(153,473)	—	153,473
9,800	—	(9,800)	—		KLA-Tencor Corp.	213,542	—	(213,542)	—	213,542
52,400	—	(52,400)	—	@	LSI Logic Corp.	172,396	—	(172,396)	—	172,396
27,900	—	(27,900)	—	@, @@	Marvell Technology Group Ltd.	186,093	—	(186,093)	—	186,093
12,300	—	(12,300)	—	@	MEMC Electronic Materials, Inc.	175,644	—	(175,644)	—	175,644
3,100	—	(3,100)	—	@	Microsemi Corp.†	39,184	—	(39,184)	—	39,184
10,500	—	(10,500)	—	@	MKS Instruments, Inc.	155,295	—	(155,295)	—	155,295
12,200	—	(12,200)	—		National Semiconductor Corp.	122,854	—	(122,854)	—	122,854
13,700	—	(13,700)	—	@	Novellus Systems, Inc.	169,058	—	(169,058)	—	169,058
23,800	—	(23,800)	—	@	Nvidia Corp.	192,066	—	(192,066)	—	192,066

12,600	—	(12,600)	—	@	ON Semiconductor Corp.	42,840	—	(42,840)	—	42,840
28,300	—	(28,300)	—	@	PMC - Sierra, Inc.	137,538	—	(137,538)	—	137,538
700	—	(700)	—		Power Integrations, Inc.	13,916	—	(13,916)	—	13,916
19,700	—	(19,700)	—	@	QLogic Corp.	264,768	—	(264,768)	—	264,768
14,100	—	(14,100)	—	@	Semtech Corp.	158,907	—	(158,907)	—	158,907
7,500	—	(7,500)	—	@	Silicon Laboratories, Inc.	185,850	—	(185,850)	—	185,850
14,100	—	(14,100)	—	@	Skyworks Solutions, Inc.	78,114	—	(78,114)	—	78,114
41,000	—	(41,000)	—	@	Teradyne, Inc.	173,020	—	(173,020)	—	173,020
3,000	—	(3,000)	—	@	Tessera Technologies, Inc.	35,640	—	(35,640)	—	35,640
148,700	209,650	(99,446)	258,904		Texas Instruments, Inc.†	2,307,824	3,253,768	(1,543,396)	4,018,196	2,307,824
5,700	—	(5,700)	—	@	Varian Semiconductor Equipment Associates, Inc.	103,284	—	(103,284)	—	103,284
6,700	—	(6,700)	—	@, @@	Verigy Ltd.	64,454	—	(64,454)	—	64,454
12,100	—	(12,100)	—		Xilinx, Inc.	215,622	—	(215,622)	—	215,622
						12,677,116	18,738,946	(8,274,661)	23,141,401
					Software: 3.5%
15,000	—	(15,000)	—		Acxiom Corp.	121,650	—	(121,650)	—	121,650
4,400	84,450	15,440	104,290	@	Adobe Systems, Inc.†	93,676	1,797,941	328,725	2,220,342	93,676
600	—	(600)	—	@	Advent Software, Inc.	11,982	—	(11,982)	—	11,982
2,000	—	(2,000)	—	@, L	Allscripts Healthcare Solutions, Inc.	19,840	—	(19,840)	—	19,840
800	—	(800)	—	@	American Reprographics Co.	5,520	—	(5,520)	—	5,520
4,300	—	(4,300)	—	@	Ansys, Inc.	119,927	—	(119,927)	—	119,927
11,700	—	(11,700)	—	@	Autodesk, Inc.	229,905	—	(229,905)	—	229,905
2,800	—	(2,800)	—	@, L	Avid Technology, Inc.	30,548	—	(30,548)	—	30,548
3,200	—	(3,200)	—	@	BMC Software, Inc.	86,112	—	(86,112)	—	86,112
12,000	—	(12,000)	—		Broadridge Financial Solutions ADR	150,480	—	(150,480)	—	150,480
31,723	—	(31,723)	—		CA, Inc.	587,827	—	(587,827)	—	587,827
5,200	—	(5,200)	—	@, @@	Check Point Software Technologies	98,748	—	(98,748)	—	98,748
8,200	—	(8,200)	—	@	Citrix Systems, Inc.	193,274	—	(193,274)	—	193,274
31,200	—	(31,200)	—	@	Compuware Corp.	210,600	—	(210,600)	—	210,600
2,000	—	(2,000)	—	@	Concur Technologies, Inc.	65,640	—	(65,640)	—	65,640
4,400	—	(4,400)	—	@	CSG Systems International	76,868	—	(76,868)	—	76,868
11,000	—	(11,000)	—		Fair Isaac Corp.	185,460	—	(185,460)	—	185,460
4,200	—	(4,200)	—		Fidelity National Information Services, Inc.	68,334	—	(68,334)	—	68,334
2,000	—	(2,000)	—		IMS Health, Inc.	30,320	—	(30,320)	—	30,320
5,800	—	(5,800)	—	@	Informatica Corp.	79,634	—	(79,634)	—	79,634
8,400	—	(8,400)	—	@	Lawson Software, Inc.	39,816	—	(39,816)	—	39,816
289,500	1,272,650	9,491	1,571,641	S	Microsoft Corp.†	5,627,880	24,740,316	184,513	30,552,709	5,627,880
400	—	(400)	—	@	MicroStrategy, Inc.	14,852	—	(14,852)	—	14,852
13,700	—	(13,700)	—	@	Nuance Communications, Inc.	141,932	—	(141,932)	—	141,932
3,900	—	(3,900)	—	@, @@, L	Open Text Corp.	117,507	—	(117,507)	—	117,507
136,935	617,450	8,126	762,511	@	Oracle Corp.†	2,427,858	10,947,389	144,079	13,519,326	2,427,858
15,100	—	(15,100)	—	@	Parametric Technology Corp.	191,015	—	(191,015)	—	191,015
3,100	—	(3,100)	—	@	Progress Software Corp.	59,706	—	(59,706)	—	59,706
11,300	—	(11,300)	—	@	Quest Software, Inc.	142,267	—	(142,267)	—	142,267
5,000	—	(5,000)	—		SEI Investments Co.	78,550	—	(78,550)	—	78,550
2,100	—	(2,100)	—	@	Solera Holdings, Inc.	50,610	—	(50,610)	—	50,610
8,600	—	(8,600)	—	@	Sybase, Inc.	213,022	—	(213,022)	—	213,022
2,700	—	(2,700)	—	@	SYNNEX Corp.	30,591	—	(30,591)	—	30,591
11,400	—	(11,400)	—	@	Take-Two Interactive Software, Inc.	86,184	—	(86,184)	—	86,184
3,000	—	(3,000)	—	@	THQ, Inc.	12,570	—	(12,570)	—	12,570
—	6,700	1,574	8,274	@	VMware, Inc.	—	158,723	37,290	196,013	—
13,200	—	(13,200)	—	@	Wind River Systems, Inc.	119,196	—	(119,196)	—	119,196
						11,819,901	37,644,369	(2,975,880)	46,488,390
					Telecommunications: 6.6%
39,400	—	(39,400)	—	@	3Com Corp.	89,832	—	(89,832)	—	89,832
9,500	—	(9,500)	—		Adtran, Inc.	141,360	—	(141,360)	—	141,360
12,300	—	(12,300)	—	@, @@	Amdocs Ltd.	224,967	—	(224,967)	—	224,967
4,500	—	(4,500)	—	@	Anixter International, Inc.	135,540	—	(135,540)	—	135,540
149,800	941,900	71,486	1,163,186		AT&T, Inc.†	4,269,300	26,844,150	2,037,360	33,150,810	4,269,300
8,400	—	(8,400)	—	@	Atheros Communications, Inc.	120,204	—	(120,204)	—	120,204
6,200	—	(6,200)	—	@	Centennial Communications Corp.	49,972	—	(49,972)	—	49,972
16,100	—	(16,100)	—	@, L	Ciena Corp.	107,870	—	(107,870)	—	107,870
19,100	—	(19,100)	—	@	Cincinnati Bell, Inc.	36,863	—	(36,863)	—	36,863
240,800	936,600	(20,759)	1,156,641	@	Cisco Systems, Inc.†	3,925,040	15,266,580	(338,369)	18,853,251	3,925,040
11,700	—	(11,700)	—	@	CommScope, Inc.	181,818	—	(181,818)	—	181,818
1,100	—	(1,100)	—	@	Comtech Telecommunications	50,402	—	(50,402)	—	50,402
36,400	249,750	22,275	308,425		Corning, Inc.†	346,892	2,380,118	212,284	2,939,294	346,892
5,420	—	(5,420)	—	@	EchoStar Holding Corp.	80,595	—	(80,595)	—	80,595
8,700	—	(8,700)	—		Embarq Corp.	312,852	—	(312,852)	—	312,852
1,400	—	(1,400)	—	@	Global Crossing Ltd.	11,116	—	(11,116)	—	11,116
5,800	—	(5,800)	—		Harris Corp.	220,690	—	(220,690)	—	220,690
6,500	—	(6,500)	—	@, L	InterDigital, Inc.	178,750	—	(178,750)	—	178,750
50,800	—	(50,800)	—	@, L	JDS Uniphase Corp.	185,420	—	(185,420)	—	185,420
7,500	—	(7,500)	—	@	Mastec, Inc.	86,850	—	(86,850)	—	86,850
—	357,450	83,978	441,428		Motorola, Inc.	—	1,583,504	372,022	1,955,526	—
6,400	—	(6,400)	—	@	NeuStar, Inc.	122,432	—	(122,432)	—	122,432
7,700	—	(7,700)	—	@	NII Holdings, Inc.	139,986	—	(139,986)	—	139,986

4,300	—	(4,300)	—		NTELOS Holdings Corp.	106,038	—	(106,038)	—	106,038
11,800	—	(11,800)	—		Plantronics, Inc.	155,760	—	(155,760)	—	155,760
8,600	—	(8,600)	—	@	Polycom, Inc.	116,186	—	(116,186)	—	116,186
5,500	—	(5,500)	—	@	Premier Global Services, Inc.	47,355	—	(47,355)	—	47,355
31,700	256,400	28,538	316,638		Qualcomm, Inc.†	1,135,811	9,186,812	1,022,503	11,345,126	1,135,811
64,900	—	(64,900)	—	L	Qwest Communications International, Inc.	236,236	—	(236,236)	—	236,236
15,000	—	(15,000)	—	@	RF Micro Devices, Inc.	11,700	—	(11,700)	—	11,700
164,187	440,250	(60,756)	543,681		Sprint Nextel Corp.†	300,462	805,658	(111,184)	994,936	300,462
1,100	—	(1,100)	—	@	Starent Networks Corp.	13,123	—	(13,123)	—	13,123
8,400	—	(8,400)	—	@	Syniverse Holdings, Inc.	100,296	—	(100,296)	—	100,296
8,600	—	(8,600)	—	@	Tekelec	114,724	—	(114,724)	—	114,724
7,300	—	(7,300)	—		Telephone & Data Systems, Inc.	231,775	—	(231,775)	—	231,775
55,600	—	(55,600)	—	@	Tellabs, Inc.	229,072	—	(229,072)	—	229,072
18,400	—	(18,400)	—	@, L	TW Telecom, Inc.	155,848	—	(155,848)	—	155,848
2,900	—	(2,900)	—	@	US Cellular Corp.	125,396	—	(125,396)	—	125,396
57,800	452,000	48,391	558,191		Verizon Communications, Inc.†	1,959,420	15,322,800	1,640,459	18,922,679	1,959,420
600	—	(600)	—	@, L	Viasat, Inc.	14,448	—	(14,448)	—	14,448
21,100	—	(21,100)	—		Windstream Corp.	194,120	—	(194,120)	—	194,120
						16,266,521	71,389,622	505,479	88,161,622
					Textiles: 0.0%
800	—	(800)	—		Unifirst Corp.	23,752	—	(23,752)	—	23,752
						23,752	—	(23,752)	—
					Transportation: 2.0%
2,200	—	(2,200)	—		Alexander & Baldwin, Inc.	55,132	—	(55,132)	—	55,132
6,100	—	(6,100)	—	L	Arkansas Best Corp.	183,671	—	(183,671)	—	183,671
—	44,700	10,502	55,202		Burlington Northern Santa Fe Corp.	—	3,384,237	795,079	4,179,316	—
6,500	64,200	8,583	79,283		CSX Corp.†	211,055	2,084,574	278,687	2,574,316	211,055
1,300	—	(1,300)	—	@@, L	Excel Maritime Carriers Ltd.	9,152	—	(9,152)	—	9,152
—	49,250	11,571	60,821		FedEx Corp.	—	3,159,388	742,254	3,901,642	—
3,700	—	(3,700)	—	@@, L	Frontline Ltd.	109,557	—	(109,557)	—	109,557
5,700	—	(5,700)	—	L	Genco Shipping & Trading Ltd.	84,360	—	(84,360)	—	84,360
1,800	—	(1,800)	—	@	Gulfmark Offshore, Inc.	42,822	—	(42,822)	—	42,822
3,000	—	(3,000)	—		Heartland Express, Inc.	47,280	—	(47,280)	—	47,280
3,000	—	(3,000)	—	@	HUB Group, Inc.	79,590	—	(79,590)	—	79,590
1,300	—	(1,300)	—	@	Kirby Corp.	35,568	—	(35,568)	—	35,568
100	—	(100)	—	@@, L	Nordic American Tanker Shipping	3,375	—	(3,375)	—	3,375
18,800	59,500	(4,821)	73,479		Norfolk Southern Corp.†	884,540	2,799,475	(226,842)	3,457,173	884,540
200	—	(200)	—	@	Old Dominion Freight Line	5,692	—	(5,692)	—	5,692
4,600	—	(4,600)	—		Overseas Shipholding Group	193,706	—	(193,706)	—	193,706
1,800	—	(1,800)	—		Pacer International, Inc.	18,774	—	(18,774)	—	18,774
400	—	(400)	—		Ryder System, Inc.	15,512	—	(15,512)	—	15,512
300	—	(300)	—	@, @@	TBS International Ltd.	3,009	—	(3,009)	—	3,009
3,500	—	(3,500)	—		Tidewater, Inc.	140,945	—	(140,945)	—	140,945
—	81,900	19,241	101,141		Union Pacific Corp.	—	3,914,820	919,732	4,834,552	—
—	108,500	25,491	133,991		United Parcel Service, Inc. - Class B	—	5,984,860	1,406,060	7,390,920	—
2,900	—	(2,900)	—	@@	UTI Worldwide, Inc.	41,586	—	(41,586)	—	41,586
9,400	—	(9,400)	—		Werner Enterprises, Inc.	162,996	—	(162,996)	—	162,996
5,500	—	(5,500)	—	@, L	YRC Worldwide, Inc.	15,785	—	(15,785)	—	15,785
						2,344,107	21,327,354	2,666,458	26,337,919
					Trucking & Leasing: 0.0%
200	—	(200)	—	@	Amerco, Inc.	6,906	—	(6,906)	—	6,906
2,100	—	(2,100)	—		GATX Corp.	65,037	—	(65,037)	—	65,037
900	—	(900)	—	@@	Textainer Group Holdings Ltd.	9,540	—	(9,540)	—	9,540
						81,483	—	(81,483)	—
					Water: 0.0%
100	—	(100)	—	@, L	Pico Holdings, Inc.	2,658	—	(2,658)	—	2,658
						2,658	—	(2,658)	—

					Total Common Stock	248,177,213	1,031,368,914	(5,871,435)	1,273,674,692
					(Cost $)	354,987,767	1,315,775,095	(5,871,435)	1,664,891,427

0.2%
					Regional Malls: 0.2%
—	35,700	8,387	44,087		Simon Property Group, Inc.	—	1,896,741	445,613	2,342,354	—
						—	1,896,741	445,613	2,342,354

					Total Real Estate Investment Trusts	—	1,896,741	445,613	2,342,354
					(Cost $)	—	2,875,449	445,613	3,321,062

					Total Long-Term Investments	248,177,213	1,033,265,655	(5,425,822)	1,276,017,046
					(Cost $)	354,987,767	1,318,650,544	(5,425,822)	1,668,212,489

3.1%
					Affiliated Mutual Fund: 3.1%
2,499,042	33,732,000	5,425,822	41,656,864	S	ING Institutional Prime Money Market Fund - Class I	2,499,042	33,732,000	5,425,822	41,656,864	2,499,042

					Total Affiliated Mutual Fund	2,499,042	33,732,000	5,425,822	41,656,864
					(Cost $)	2,499,042	33,732,000	5,425,822	41,656,864

Principal Amount

					Securities Lending Collateralcc: 0.0%
8,520,461	—	(8,520,461)	—		Bank of New York Mellon Corp. Institutional Cash Reserves		8,415,873	—	(8,415,873)	—	8,415,873

					Total Securities Lending Collateral		8,415,873	—	(8,415,873)	—
					(Cost $)		8,520,461	—	(8,520,461)	—

					Total Short-Term Investments		10,914,915	33,732,000	(2,990,051)	41,656,864
					(Cost $)		11,019,503	33,732,000	(3,094,639)	41,656,864

					Total Investments in Securities	98.4%	$259,092,128	$1,066,997,655	$(8,415,873)	$1,317,673,910	(B)
					(Cost $)*		366,007,270	1,352,382,544	(8,520,461)	1,709,869,353
					Other Assets and Liabilities – Net	1.6	(7,584,458)	20,641,235	8,415,873	21,472,650
					Net Assets prior proforma adjustments	100.0%	$251,507,670	$1,087,638,890	$—	$1,339,146,560	(B)

					Proforma adjustments	—	—	—	—	(209,839	)(A)
					Net Assets after proforma adjustments	100.0%	$251,507,670	$1,087,638,890	$—	$1,338,936,721	259,092,128

				†

If the Reorganization is approved by shareholders, unlike other portfolio securities of the Disappearing Portfolio, which are expected to be sold shortly before the Reorganization, this security is expected to be transferred in-kind to the Acquiring Portfolio.

				@	Non-income producing security
				@@	Foreign Issuer
				ADR	American Depositary Receipt
				cc	Securities purchased with cash collateral for securities loaned.
				I	Illiquid security
				L	Loaned security, a portion or all of the security is on loan at December 31, 2008.
				##

On September 7, 2008, the Federal Housing Finance Agency placed the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation into conservatorship and the U.S. Treasury guaranteed the debt issued by those organizations.

				(A)	Reflects one-time transaction costs of $209,839 or $0.01 per share.
				(B)	Totals do not reflect one-time transaction costs of $209,839.
				S

All or a portion of this security is segregated to cover collateral requirements for applicable futures, options, swaps, foreign forward currency contracts and/or when-issued or delayed-delivery securities.

				*	Cost for federal income tax purposes is		$371,709,034	$1,362,798,818	$250,676,255	$1,613,475,073
					Net unrealized depreciation consists of:
					Gross Unrealized Appreciation		$3,623,539	$3,029,284	$(3,623,539)	3,029,284
					Gross Unrealized Depreciation		(116,240,445)	(298,830,447)	116,240,445	(298,830,447	)(B)
					Net Unrealized Depreciation		$(112,616,906)	$(295,801,163)	$112,616,906	$(295,801,163	)(B)

					The following table summarizes the inputs used as of December 31, 2008 in determining the Portfolio’s investments at fair value for purposes of SFAS 157:

					Investments in Securities
					Level 1- Quoted Prices		$250,676,254	$1,066,788,159	$—	$1,317,464,413	(B)
					Level 2- Other Significant Observable Inputs		8,415,874	209,496	(8,415,873)	209,497
					Level 3- Significant Unobservable Inputs		—	—	—	—
					Total		$259,092,128	$1,066,997,655	$(8,415,873)	$1,317,673,910	(B)

					Other Financial Instruments*
					Level 1- Quoted Prices		$—	$1,056,411	$—	$1,056,411
					Level 2- Other Significant Observable Inputs		—	—	—	—
					Level 3- Significant Unobservable Inputs		—	—	—	—
					Total		$—	$1,056,411	$—	$1,056,411

“Fair value” for purposes of SFAS 157 is different from “fair value” as used in the 1940 Act. The former generally implies market value, and can include market quotations as a source of value, and the latter refers to determinations of actual value in absence of available market quotations.

* Other financial instruments may include forward foreign currency contracts, futures, swaps, and written options. Forward foreign currency contracts and futures are reported at their unrealized gain/loss at year end. Swaps and written options are reported at their market value at year end.

					ING Russell Large Cap Index Portfolio Open Futures Contracts on December 31, 2008

					Number				Unrealized
					Contract Description	of Contracts	Expiration Date		Appreciation/(Depreciation)
					Long Contracts
					S&P 500	216	03/19/09		$1,056,411
									$1,056,411

STATEMENTS OF ASSETS AND LIABILITIES as of December 31, 2008

	ING	ING	ING
	Neuberger Berman	Oppenheimer Main	RussellTM Large Cap	Pro Forma		Pro Forma
	Partners Portfolio	Street Portfolio®	Index Portfolio	Adjustments		Combined (unaudited)
ASSETS:
Investments in securities at value+*	$241,289,905	$248,177,213	$1,033,265,655	$(13,613,231)	(A)(B)	$1,509,119,542
Short-term investments**	—	8,415,873	—	(8,415,873)	(A)	—
Short-term investments in affiliate***	—	2,499,042	33,732,000	13,053,947	(A)	49,284,989
Cash	8,554,856	15,135	8,998,832			17,568,823
Cash collateral for futures	—	—	5,247,000			5,247,000
Receivables:						—
Investment securities sold	2,943,296	191,171	—			3,134,467
Fund shares sold	1,184,719	703,859	4,206,100			6,094,678
Dividends and interest	518,540	389,880	1,975,529			2,883,949
Variation margin	—	—	634,488			634,488
Prepaid expenses	1,784	1,688	29,234			32,706
Reimbursement due from manager	31,876	—	30,451			62,327
Total assets	254,524,976	260,393,861	1,088,119,289	(8,975,157)		1,594,062,969

LIABILITIES:
Payable for investment securities purchased	3,261,136	5,240	9,015			3,275,391
Payable for fund shares redeemed	38,001	170,920	166,888			375,809
Payable upon receipt of securities loaned	—	8,520,461	—	(8,520,461)	(A)	—
Payable to affiliates	189,642	189,570	233,530			612,742
Payable for trustee/director fees	7,092	—	6,582			13,674
Other accrued expenses and liabilities	58,786	—	54,384	104,588	(A)	217,758
Payable for licensing fees	—	—	10,000			10,000
Total liabilities	3,554,657	8,886,191	480,399	(8,415,873)		4,505,374
NET ASSETS	$250,970,319	$251,507,670	$1,087,638,890	$(559,284)		$1,589,557,595

NET ASSETS CONSIST OF:
Paid-in capital	$501,253,716	$544,556,565	$1,406,246,700			$2,452,056,981
Undistributed net investment income	2,624,225	262,553	158,673			3,045,451
Accumulated net realized loss on investments, foreign currency related transactions, and futures	(131,385,110)	(186,396,549)	(34,438,005)			(352,219,664)
Net unrealized depreciation of investments, foreign currency related transactions, and futures	(121,522,512)	(106,914,899)	(284,328,478)	(559,284)	(B)	(513,325,173)
NET ASSETS	$250,970,319	$251,507,670	$1,087,638,890	$(559,284)		$1,589,557,595

+ Including securities loaned at value	$—	$8,494,093	$—	$(8,494,093)	(A)	$—
*Cost of investments in securities	$362,806,838	$354,987,767	$1,318,650,544	$(13,053,947)	(A)	$2,023,391,202

** Cost of short-term investments	$—	$8,520,461	$—	$(8,520,461	) (A)	$—
*** Cost of short-term investments in affiliate	$—	$2,499,042	$33,732,000	$13,053,947	(A)	$49,284,989

Class ADV:
Net Assets	$1,594	$676	$1,135,332	$(2	) (B)	$1,137,600
Shares authorized	100,000,000	unlimited	100,000,000			100,000,000
Par value	$0.001	$0.001	$0.001			$0.001
Shares outstanding	293	56	157,913	(34	) (C)	158,228
Net asset value and redemption price per share	$5.44	$12.07	$7.19			$7.19

Class I:
Net Assets	$187,621,010	$3,491,014	$1,057,974,224	$(212,718	) (B)	$1,248,873,530
Shares authorized	100,000,000	unlimited	200,000,000			200,000,000
Par value	$0.001	$0.001	$0.001			$0.001
Shares outstanding	34,081,480	288,502	146,789,804	(7,892,963	) (C)	173,266,823
Net asset value and redemption price per share	$5.51	$12.10	$7.21			$7.21

Class S:
Net Assets	$63,347,715	$245,382,963	$28,529,334	$(343,633	) (B)	$336,916,379
Shares authorized	100,000,000	unlimited	100,000,000			100,000,000
Par value	$0.001	$0.001	$0.001			$0.001
Shares outstanding	11,556,312	20,169,062	3,962,706	11,106,160	(C)	46,794,240
Net asset value and redemption price per share	$5.48	$12.17	$7.20			$7.20

Class S2:
Net Assets	$—	$2,633,017	$—	$(2,931	) (B)	$2,630,086
Shares authorized	100,000,000	unlimited	100,000,000			100,000,000
Par value	$0.001	$0.001	$0.001			$0.001
Shares outstanding	0	217,034	0	45,975	(C)	263,009
Net asset value and redemption price per share	$—	$12.13	$10.00			$10.00

(A)      Due to related, proportional investments of the Disappearing Portfolios’ investments in securities and securities lending related items in accordance with Portfolio Transitioning.

(B)   Reflects one-time transactions costs of $349,445 on ING Neuberger Berman Partners Portfolio, and $209,839 on ING Oppenheimer Main Street Portfolio, both $0.01 per share, respectively.

(C)        Reflects new shares issued, net of retired shares of ING Neuberger Berman Partners Portfolio and ING Oppenheimer Main Street Portfolio. Calculation: Net Assets ÷ NAV per share)

STATEMENTS OF OPERATIONS for the year ended December 31, 2008

	ING	ING	ING
	Neuberger Berman	Oppenheimer Main	RussellTM Large Cap	Pro Forma		Pro Forma
	Partners Portfolio	Street Portfolio®	Index Portfolio (A)	Adjustments		Combined (unaudited)
INVESTMENT INCOME:
Dividends, net of foreign taxes withheld*(1)	$5,707,179	$7,337,904	$17,060,303			$30,105,386
Interest	13,635	27,230	11,829			52,694
Securities lending income	—	197,463	—			197,463
Total investment income	5,720,814	7,562,597	17,072,132	—		30,355,543

EXPENSES:
Investment management fees	2,490,516	—	1,590,890	(532,694	) (A)	3,548,712
Unified fees	—	2,432,420	—	(2,432,420	) (A)	—
Distribution and service fees:
Class ADV	12	8	2,933			2,953
Class S	292,092	903,668	28,794			1,224,554
Class S2	—	18,990	—			18,990
Transfer agent fees	696	—	784			1,480
Administrative service fees	415,081	—	636,347	368,056	(A)	1,419,484
Shareholder reporting expense	69,912	—	26,913			96,825
Registration fees	323	—	—			323
Professional fees	48,746	—	68,845			117,591
Custody and accounting expense	51,231	—	59,158			110,389
Directors fees	15,006	17,833	46,628			79,467
Offering expense	—	—	16,154			16,154
Licensing fees	—	—	12,407			12,407
Miscellaneous expense	12,879	—	16,795			29,674
Total expenses	3,396,494	3,372,919	2,506,648	(2,597,058)		6,679,003
Less:
Net waived and reimbursed/recouped fees	(351,898)	(4,469)	(119,428)			(475,795)
Brokerage commission recapture	—		—	—		—
Net expenses	3,044,596	3,368,450	2,387,221	(2,597,058)		6,203,209
Net investment income (loss)	2,676,218	4,194,147	14,684,911	2,597,058		24,152,334

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, FOREIGN CURRENCY RELATED TRANSACTIONS, AND FUTURES:
Net realized gain (loss) on:
Investments	(117,953,182)	(55,862,894)	(19,554,391)			(193,370,467)
Foreign currency related transactions	(45,555)	1	—			(45,554)
Futures	—	—	(14,884,382)			(14,884,382)
Net realized gain (loss) on investments, foreign currency related transactions, and futures	(117,998,737)	(55,862,893)	(34,438,773)			(208,300,403)
Net change in unrealized appreciation or depreciation on:
Investments	(190,064,282)	(120,984,939)	(285,384,889)			(596,434,110)
Foreign currency related transactions	(5,579)	(66)	—			(5,645)
Futures	—	—	1,056,411			1,056,411
Net change in unrealized appreciation or depreciation on investments, foreign currency related transactions, and futures	(190,069,861)	(120,985,005)	(284,328,478)			(595,383,344)
Net realized and unrealized gain (loss) on investments, foreign currency related transactions, and futures	(308,068,598)	(176,847,898)	(318,767,251)			(803,683,747)
Decrease in net assets resulting from operations	$(305,392,380)	$(172,653,751)	$(304,082,340)	$2,597,058		$(779,531,413)

* Foreign taxes withheld	$17,680	$582	$—	$—	$18,262
(1) Dividends from affiliates	$—	$17,731	$440,429	$—	$458,160

(A)      Investment income and expenses have been annualized

(B)        Reflects adjustment in expenses due to effects of new contractual rates.

Portfolios of Investments as of December 31, 2008 (UNAUDITED):

				Pro Forma (Unaudited)							Pro Forma (Unaudited)	Cost Adjustments
ING Neuberger Berman Partners Portfolio	ING Oppenheimer Main Street Portfolio	ING Russell TM Large Cap Index Portfolio	Adjustments	ING Russell TM Large Cap Index Portfolio			ING Neuberger Berman Partners Portfolio	ING Oppenheimer Main Street Portfolio	ING Russell TM Large Cap Index Portfolio	Adjustments	ING Russell TM Large Cap Index Portfolio	ING Neuberger Berman Partners Portfolio	ING Oppenheimer Main Street Portfolio
Shares							Value
COMMON STOCK: 94.7%
						Advertising: 0.1%
—	4,400	—	(4,400)	—	@	Clear Channel Outdoor Holdings, Inc.	$—	$27,060	$—	$(27,060)	$—	—	27,060
—	3,000	—	(3,000)	—		Harte-Hanks, Inc.	—	18,720	—	(18,720)	—	—	18,720
—	8,300	—	(8,300)	—	@, L	Lamar Advertising Co.	—	104,248	—	(104,248)	—	—	104,248
—	—	50,850	23,446	74,296		Omnicom Group	—	—	1,368,882	631,158	2,000,040	—	—
							—	150,028	1,368,882	481,130	2,000,040
						Aerospace/Defense: 2.5%
—	13,800	—	(13,800)	—	@	BE Aerospace, Inc.	—	106,122	—	(106,122)	—	—	106,122
—	27,000	119,100	27,914	174,014		Boeing Co.	—	1,152,091	5,081,997	1,191,091	7,425,179	—	1,152,091
—	1,500	—	(1,500)	—		Cubic Corp.	—	40,800	—	(40,800)	—	—	40,800
—	5,700	—	(5,700)	—	@	Esterline Technologies Corp.	—	215,973	—	(215,973)	—	—	215,973
—	15,100	63,150	14,017	92,267		General Dynamics Corp.	—	869,609	3,636,809	807,234	5,313,652	—	869,609
—	5,600	—	(5,600)	—		Goodrich Corp.	—	207,312	—	(207,312)	—	—	207,312
61,100	9,100	—	(70,200)	—		L-3 Communications Holdings, Inc.	4,507,958	671,398	—	(5,179,356)	—	4,507,958	671,398
—	3,200	52,100	20,822	76,122		Lockheed Martin Corp.	—	269,056	4,380,568	1,750,716	6,400,340	—	269,056
—	43,400	54,350	(18,341)	79,409		Northrop Grumman Corp.	—	1,954,736	2,447,924	(826,059)	3,576,601	—	1,954,736
—	3,300	—	(3,300)	—	@	Orbital Sciences Corp.	—	64,449	—	(64,449)	—	—	64,449
—	19,500	67,050	11,415	97,965		Raytheon Co.	—	995,280	3,422,232	582,627	5,000,139	—	995,280
—	5,000	—	(5,000)	—	@	Spirit Aerosystems Holdings, Inc.	—	50,850	—	(50,850)	—	—	50,850
—	3,200	—	(3,200)	—	L	Triumph Group, Inc.	—	135,872	—	(135,872)	—	—	135,872
—	18,800	154,300	52,344	225,444		United Technologies Corp.	—	1,007,680	8,270,480	2,805,633	12,083,793	—	1,007,680
							4,507,958	7,741,228	27,240,010	310,508	39,799,704
						Agriculture: 2.2%
—	15,700	332,150	137,446	485,296		Altria Group, Inc.	—	236,442	5,002,179	2,069,938	7,308,559	—	236,442
—	—	102,150	47,099	149,249		Archer-Daniels-Midland Co.	—	—	2,944,985	1,357,859	4,302,844	—	—
—	800	—	(800)	—	L	Bunge Ltd.	—	41,416	—	(41,416)	—	—	41,416
—	43,200	334,250	110,914	488,364		Philip Morris International, Inc.	—	1,879,632	14,543,218	4,825,885	21,248,735	—	1,879,632
—	—	27,100	12,495	39,595		Reynolds American, Inc.	—	—	1,092,401	503,679	1,596,080	—	—
—	2,000	—	(2,000)	—		Universal Corp.	—	59,740	—	(59,740)	—	—	59,740
							—	2,217,230	23,582,783	8,656,205	34,456,218
						Airlines: 0.0%
—	2,900	—	(2,900)	—	@	Alaska Air Group, Inc.	—	84,825	—	(84,825)	—	—	84,825
—	10,700	—	(10,700)	—	@	Continental Airlines, Inc.	—	193,242	—	(193,242)	—	—	193,242
—	7,200	—	(7,200)	—		Skywest, Inc.	—	133,920	—	(133,920)	—	—	133,920
—	15,100	—	(15,100)	—	@	UAL Corp.	—	166,402	—	(166,402)	—	—	166,402
—	13,800	—	(13,800)	—	@, L	US Airways Group, Inc.	—	106,674	—	(106,674)	—	—	106,674
							—	685,063	—	(685,063)	—
						Apparel: 0.3%
—	4,800	—	(4,800)	—	@	Carter’s, Inc.	—	92,448	—	(92,448)	—	—	92,448
—	13,700	—	(13,700)	—	@	Coach, Inc.	—	284,549	—	(284,549)	—	—	284,549
—	13,800	—	(13,800)	—		Jones Apparel Group, Inc.	—	80,868	—	(80,868)	—	—	80,868
—	—	56,000	25,820	81,820		Nike, Inc.	—	—	2,856,000	1,316,830	4,172,830	—	—
—	3,200	—	(3,200)	—		Polo Ralph Lauren Corp.	—	145,312	—	(145,312)	—	—	145,312
—	11,900	—	(11,900)	—	@	Quiksilver, Inc.	—	21,896	—	(21,896)	—	—	21,896
—	3,400	—	(3,400)	—	@	Skechers USA, Inc.	—	43,588	—	(43,588)	—	—	43,588
—	8,300	—	(8,300)	—	@	Timberland Co.	—	95,865	—	(95,865)	—	—	95,865
—	11,000	—	(11,000)	—	@	Warnaco Group, Inc.	—	215,930	—	(215,930)	—	—	215,930
—	6,500	—	(6,500)	—		Wolverine World Wide, Inc.	—	136,760	—	(136,760)	—	—	136,760
							—	1,117,216	2,856,000	199,614	4,172,830
						Auto Manufacturers: 0.1%
—	4,000	—	(4,000)	—	@	Navistar International Corp.	—	85,520	—	(85,520)	—	—	85,520
—	14,100	—	(14,100)	—		Oshkosh Truck Corp.	—	125,349	—	(125,349)	—	—	125,349
—	—	58,050	26,765	84,815		Paccar, Inc.	—	—	1,660,230	765,491	2,425,721	—	—
							—	210,869	1,660,230	554,622	2,425,721
						Auto Parts & Equipment: 0.2%
—	9,900	—	(9,900)	—		ArvinMeritor, Inc.	—	28,215	—	(28,215)	—	—	28,215
—	8,900	—	(8,900)	—	@@	Autoliv, Inc.	—	190,994	—	(190,994)	—	—	190,994
—	7,600	—	(7,600)	—		BorgWarner, Inc.	—	165,452	—	(165,452)	—	—	165,452
—	1,000	—	(1,000)	—	@	Exide Technologies	—	5,290	—	(5,290)	—	—	5,290
—	22,500	—	(22,500)	—	@	Goodyear Tire & Rubber Co.	—	134,325	—	(134,325)	—	—	134,325
—	23,600	94,050	19,764	137,414		Johnson Controls, Inc.	—	428,576	1,707,948	358,917	2,495,441	—	428,576
—	11,900	—	(11,900)	—	@	Lear Corp.	—	16,779	—	(16,779)	—	—	16,779
—	7,600	—	(7,600)	—		Titan International, Inc.	—	62,700	—	(62,700)	—	—	62,700
—	17,200	—	(17,200)	—	@	TRW Automotive Holdings Corp.	—	61,920	—	(61,920)	—	—	61,920
—	10,700	—	(10,700)	—		WABCO Holdings, Inc.	—	168,953	—	(168,953)	—	—	168,953
							—	1,263,204	1,707,948	(475,711)	2,495,441
						Banks: 8.0%
88,700	101,708	796,700	176,931	1,164,039		Bank of America Corp.	1,248,896	1,432,049	11,217,536	2,491,183	16,389,664	1,248,896	1,432,049
79,000	—	181,300	4,593	264,893		Bank of New York Mellon Corp.	2,238,070	—	5,136,229	130,118	7,504,417	2,238,070	—
—	—	86,750	39,998	126,748		BB&T Corp.	—	—	2,382,155	1,098,352	3,480,507	—	—
—	4,100	59,400	23,288	86,788		Capital One Financial Corp.	—	130,749	1,894,266	742,650	2,767,665	—	130,749
—	3,000	—	(3,000)	—	L	Cathay General Bancorp.	—	71,250	—	(71,250)	—	—	71,250
481,800	—	863,100	(83,846)	1,261,054		Citigroup, Inc.	3,232,878	—	5,791,401	(562,607)	8,461,672	3,232,878	—
—	19,800	—	(19,800)	—	L	Colonial BancGroup, Inc.	—	40,986	—	(40,986)	—	—	40,986
—	9,500	—	(9,500)	—	L	East-West Bancorp., Inc.	—	151,715	—	(151,715)	—	—	151,715
—	2,800	—	(2,800)	—	@@, L	First Bancorp. Puerto Rico	—	31,192	—	(31,192)	—	—	31,192
—	100	—	(100)	—		First Commonwealth Financial Corp.	—	1,238	—	(1,238)	—	—	1,238
—	26,024	—	(26,024)	—	L	First Horizon National Corp.	—	275,074	—	(275,074)	—	—	275,074

—	3,600	—	(3,600)	—		First Midwest Bancorp., Inc.	—	71,892	—	(71,892)	—	—	71,892
—	2,900	—	(2,900)	—		FirstMerit Corp.	—	59,711	—	(59,711)	—	—	59,711
57,550	9,800	69,850	(35,144)	102,056		Goldman Sachs Group, Inc.	4,856,645	827,022	5,894,642	(2,965,794)	8,612,515	4,856,645	827,022
—	1,100	—	(1,100)	—		Hancock Holding Co.	—	50,006	—	(50,006)	—	—	50,006
—	2,500	—	(2,500)	—		International Bancshares Corp.	—	54,575	—	(54,575)	—	—	54,575
—	60,300	585,235	209,537	855,072		JPMorgan Chase & Co.	—	1,901,259	18,452,460	6,606,713	26,960,432	—	1,901,259
126,800	—	175,550	(45,858)	256,492		Morgan Stanley	2,033,872	—	2,815,822	(735,567)	4,114,127	2,033,872	—
—	5,700	—	(5,700)	—		National Penn Bancshares, Inc.	—	82,707	—	(82,707)	—	—	82,707
—	5,200	—	(5,200)	—		Old National Bancorp.	—	94,432	—	(94,432)	—	—	94,432
—	9,800	—	(9,800)	—	L	Pacific Capital Bancorp.	—	165,424	—	(165,424)	—	—	165,424
—	4,200	—	(4,200)	—	L	PacWest Bancorp	—	112,980	—	(112,980)	—	—	112,980
—	300	—	(300)	—		Park National Corp.	—	21,525	—	(21,525)	—	—	21,525
—	—	54,800	25,267	80,067		PNC Financial Services Group, Inc.	—	—	2,685,200	1,238,079	3,923,279	—	—
—	25,500	—	(25,500)	—	@@, L	Popular, Inc.	—	131,580	—	(131,580)	—	—	131,580
—	28,300	—	(28,300)	—		Regions Financial Corp.	—	225,268	—	(225,268)	—	—	225,268
—	—	67,700	31,215	98,915		State Street Corp.	—	—	2,662,641	1,227,677	3,890,318	—	—
—	2,300	—	(2,300)	—	L	Sterling Financial Corp.	—	20,240	—	(20,240)	—	—	20,240
—	—	56,000	25,820	81,820		SunTrust Bank	—	—	1,654,240	762,729	2,416,969	—	—
—	6,200	—	(6,200)	—		Susquehanna Bancshares, Inc.	—	98,642	—	(98,642)	—	—	98,642
—	2,500	—	(2,500)	—		Trustmark Corp.	—	53,975	—	(53,975)	—	—	53,975
—	9,400	—	(9,400)	—		UCBH Holdings, Inc.	—	64,672	—	(64,672)	—	—	64,672
—	3,400	—	(3,400)	—		Umpqua Holdings Corp.	—	49,198	—	(49,198)	—	—	49,198
—	2,004	—	(2,004)	—	L	United Community Banks, Inc.	—	27,214	—	(27,214)	—	—	27,214
—	31,500	276,000	95,757	403,257		US Bancorp.	—	787,815	6,902,760	2,394,876	10,085,451	—	787,815
—	—	342,400	157,872	500,272		Wachovia Corp.	—	—	1,896,896	874,611	2,771,507	—	—
—	9,500	—	(9,500)	—	L	Webster Financial Corp.	—	130,910	—	(130,910)	—	—	130,910
—	34,000	598,800	242,092	874,892		Wells Fargo & Co.	—	1,002,320	17,652,624	7,136,867	25,791,811	—	1,002,320
—	1,700	—	(1,700)	—		Whitney Holding Corp.	—	27,183	—	(27,183)	—	—	27,183
—	400	—	(400)	—		Wintrust Financial Corp.	—	8,228	—	(8,228)	—	—	8,228
—	3,000	—	(3,000)	—	L	Zions Bancorp.	—	73,530	—	(73,530)	—	—	73,530
							13,610,361	8,276,561	87,038,872	18,244,540	127,170,334
						Beverages: 2.8%
—	28,000	368,200	141,768	537,968		Coca-Cola Co.	—	1,267,560	16,668,414	6,417,832	24,353,806	—	1,267,560
342,242	—	—	(342,242)	—	@	Constellation Brands, Inc.	5,397,156	—	—	(5,397,156)	—	5,397,156	—
207,300	—	—	(207,300)	—	@	Dr Pepper Snapple Group, Inc.	3,368,625	—	—	(3,368,625)	—	3,368,625	—
—	16,600	251,400	99,314	367,314		PepsiCo, Inc.	—	909,182	13,769,178	5,439,445	20,117,805	—	909,182
							8,765,781	2,176,742	30,437,592	3,091,496	44,471,611
						Biotechnology: 3.0%
—	25,200	172,550	54,359	252,109	@	Amgen, Inc.	—	1,455,300	9,964,763	3,139,205	14,559,268	—	1,455,300
—	—	46,100	21,256	67,356	@	Biogen Idec, Inc.	—	—	2,195,743	1,012,402	3,208,145	—	—
—	100	—	(100)	—	@	Celera Corp.	—	1,113	—	(1,113)	—	—	1,113
—	—	69,300	31,953	101,253	@	Celgene Corp.	—	—	3,830,904	1,766,335	5,597,239	—	—
—	4,000	—	(4,000)	—	@	Cubist Pharmaceuticals, Inc.	—	96,640	—	(96,640)	—	—	96,640
—	2,880	—	(2,880)	—	@	Facet Biotech Corp.	—	27,619	—	(27,619)	—	—	27,619
—	9,900	73,700	24,081	107,681	@	Genentech, Inc.	—	820,809	6,110,467	1,996,576	8,927,852	—	820,809
—	—	42,350	19,527	61,877	@	Genzyme Corp.	—	—	2,810,770	1,295,976	4,106,746	—	—
—	—	146,250	67,432	213,682	@	Gilead Sciences, Inc.	—	—	7,479,225	3,448,485	10,927,710	—	—
—	2,800	—	(2,800)	—	@, L	Martek Biosciences Corp.	—	84,868	—	(84,868)	—	—	84,868
—	14,400	—	(14,400)	—	@	PDL BioPharma, Inc.	—	88,992	—	(88,992)	—	—	88,992
							—	2,575,341	32,391,872	12,359,747	47,326,960
						Building Materials: 0.0%
—	4,100	—	(4,100)	—	@	Armstrong World Industries, Inc.	—	88,642	—	(88,642)	—	—	88,642
—	6,000	—	(6,000)	—		Lennox International, Inc.	—	193,740	—	(193,740)	—	—	193,740
—	5,300	—	(5,300)	—		Louisiana-Pacific Corp.	—	8,268	—	(8,268)	—	—	8,268
—	7,600	—	(7,600)	—	@, L	Owens Corning, Inc.	—	131,480	—	(131,480)	—	—	131,480
—	900	—	(900)	—		Simpson Manufacturing Co., Inc.	—	24,984	—	(24,984)	—	—	24,984
							—	447,114	—	(447,114)	—
						Chemicals: 1.6%
—	1,500	33,400	13,900	48,800	S	Air Products & Chemicals, Inc.	—	75,405	1,679,018	698,749	2,453,172	—	75,405
—	15,390	—	(15,390)	—		Ashland, Inc.	—	161,749	—	(161,749)	—	—	161,749
—	1,400	—	(1,400)	—		Cabot Corp.	—	21,420	—	(21,420)	—	—	21,420
—	9,100	—	(9,100)	—		Celanese Corp.	—	113,113	—	(113,113)	—	—	113,113
—	3,200	—	(3,200)	—		CF Industries Holdings, Inc.	—	157,312	—	(157,312)	—	—	157,312
—	28,700	—	(28,700)	—		Chemtura Corp.	—	40,180	—	(40,180)	—	—	40,180
—	4,300	—	(4,300)	—		Cytec Industries, Inc.	—	91,246	—	(91,246)	—	—	91,246
—	11,500	147,600	56,555	215,655		Dow Chemical Co.	—	173,535	2,227,284	853,410	3,254,229	—	173,535
—	4,000	—	(4,000)	—		Eastman Chemical Co.	—	126,840	—	(126,840)	—	—	126,840
—	4,800	142,800	61,042	208,642		EI Du Pont de Nemours & Co.	—	121,440	3,612,840	1,544,350	5,278,630	—	121,440
—	5,100	—	(5,100)	—		Ferro Corp.	—	35,955	—	(35,955)	—	—	35,955
—	8,000	—	(8,000)	—		HB Fuller Co.	—	128,880	—	(128,880)	—	—	128,880
—	2,700	—	(2,700)	—		Minerals Technologies, Inc.	—	110,430	—	(110,430)	—	—	110,430
—	10,700	87,050	29,437	127,187		Monsanto Co.	—	752,745	6,123,968	2,070,865	8,947,578	—	752,745
—	34,100	24,700	(22,711)	36,089		Mosaic Co.	—	1,179,860	854,620	(785,816)	1,248,664	—	1,179,860
—	1,800	—	(1,800)	—		NewMarket Corp.	—	62,838	—	(62,838)	—	—	62,838
—	9,600	—	(9,600)	—	@@, L	Nova Chemicals Corp.	—	45,792	—	(45,792)	—	—	45,792
—	4,900	—	(4,900)	—		Olin Corp.	—	88,592	—	(88,592)	—	—	88,592
—	—	49,700	22,915	72,615		Praxair, Inc.	—	—	2,950,192	1,360,261	4,310,453	—	—
—	4,100	—	(4,100)	—	@	Rockwood Holdings, Inc.	—	44,280	—	(44,280)	—	—	44,280
—	9,700	—	(9,700)	—		RPM International, Inc.	—	128,913	—	(128,913)	—	—	128,913
—	3,500	—	(3,500)	—		Sherwin-Williams Co.	—	209,125	—	(209,125)	—	—	209,125
—	9,500	—	(9,500)	—		Terra Industries, Inc.	—	158,365	—	(158,365)	—	—	158,365
—	500	—	(500)	—		Valhi, Inc.	—	5,350	—	(5,350)	—	—	5,350
—	7,200	—	(7,200)	—		Valspar Corp.	—	130,248	—	(130,248)	—	—	130,248
—	3,500	—	(3,500)	—		Westlake Chemical Corp.	—	57,015	—	(57,015)	—	—	57,015
—	1,100	—	(1,100)	—	@	WR Grace & Co.	—	6,567	—	(6,567)	—	—	6,567
							—	4,227,195	17,447,922	3,817,609	25,492,726

						Coal: 0.1%
—	11,100	—	(11,100)	—		Foundation Coal Holdings, Inc.	—	155,622	—	(155,622)	—	—	155,622
—	8,500	—	(8,500)	—		Massey Energy Co.	—	117,215	—	(117,215)	—	—	117,215
112,800	—	43,000	(92,974)	62,826		Peabody Energy Corp.	2,566,200	—	978,250	(2,115,153)	1,429,297	2,566,200	—
107,400	2,500	—	(109,900)	—		Walter Industries, Inc.	1,880,574	43,775	—	(1,924,349)	—	1,880,574	43,775
							4,446,774	316,612	978,250	(4,312,339)	1,429,297
						Commercial Services: 1.1%
—	2,600	—	(2,600)	—		Aaron Rents, Inc.	—	69,212	—	(69,212)	—	—	69,212
—	2,800	—	(2,800)	—		Administaff, Inc.	—	60,704	—	(60,704)	—	—	60,704
—	900	—	(900)	—		Arbitron, Inc.	—	11,952	—	(11,952)	—	—	11,952
—	—	82,100	37,854	119,954		Automatic Data Processing, Inc.	—	—	3,229,814	1,489,187	4,719,001	—	—
—	10,000	—	(10,000)	—	@	Avis Budget Group, Inc.	—	7,000	—	(7,000)	—	—	7,000
—	2,000	—	(2,000)	—	@	Brink’s Home Security Holdings, Inc.	—	43,840	—	(43,840)	—	—	43,840
—	7,500	—	(7,500)	—	@	Career Education Corp.	—	134,550	—	(134,550)	—	—	134,550
—	3,900	—	(3,900)	—		Chemed Corp.	—	155,103	—	(155,103)	—	—	155,103
—	26,700	—	(26,700)	—	@	Convergys Corp.	—	171,147	—	(171,147)	—	—	171,147
—	3,800	—	(3,800)	—	@, L	Corinthian Colleges, Inc.	—	62,206	—	(62,206)	—	—	62,206
—	3,300	—	(3,300)	—		Corporate Executive Board Co.	—	72,798	—	(72,798)	—	—	72,798
—	2,300	—	(2,300)	—	@, L	CoStar Group, Inc.	—	75,762	—	(75,762)	—	—	75,762
—	12,100	—	(12,100)	—		Deluxe Corp.	—	181,016	—	(181,016)	—	—	181,016
—	200	—	(200)	—	@	DynCorp International, Inc.	—	3,034	—	(3,034)	—	—	3,034
—	900	—	(900)	—	@, L	Emergency Medical Services Corp.	—	32,949	—	(32,949)	—	—	32,949
—	6,500	—	(6,500)	—		Equifax, Inc.	—	172,380	—	(172,380)	—	—	172,380
—	700	—	(700)	—	@	First Advantage Corp.	—	9,905	—	(9,905)	—	—	9,905
—	6,500	—	(6,500)	—	@	Gartner, Inc.	—	115,895	—	(115,895)	—	—	115,895
—	1,200	—	(1,200)	—		Heartland Payment Systems, Inc.	—	21,000	—	(21,000)	—	—	21,000
—	24,100	—	(24,100)	—	@	Hertz Global Holdings, Inc.	—	122,187	—	(122,187)	—	—	122,187
—	5,000	—	(5,000)	—	@	Hewitt Associates, Inc.	—	141,900	—	(141,900)	—	—	141,900
—	400	—	(400)	—		Hillenbrand, Inc.	—	6,672	—	(6,672)	—	—	6,672
—	10,400	—	(10,400)	—	@, L	Korn/Ferry International	—	118,768	—	(118,768)	—	—	118,768
131,650	—	—	(131,650)	—		Lender Processing Services, Inc.	3,877,093	—	—	(3,877,093)	—	3,877,093	—
—	5,900	—	(5,900)	—		Manpower, Inc.	—	200,541	—	(200,541)	—	—	200,541
—	—	11,600	5,348	16,948		Mastercard, Inc.	—	—	1,657,988	764,457	2,422,445	—	—
—	—	43,850	20,218	64,068		McKesson Corp.	—	—	1,698,311	783,050	2,481,361	—	—
—	18,900	—	(18,900)	—	@	Monster Worldwide, Inc.	—	228,501	—	(228,501)	—	—	228,501
276,200	—	—	(276,200)	—		Moody’s Corp.	5,548,858	—	—	(5,548,858)	—	5,548,858	—
—	21,300	—	(21,300)	—	@	MPS Group, Inc.	—	160,389	—	(160,389)	—	—	160,389
—	1,100	—	(1,100)	—	@	Navigant Consulting, Inc.	—	17,457	—	(17,457)	—	—	17,457
—	6,000	—	(6,000)	—	@, @@	Net 1 UEPS Technologies, Inc.	—	82,200	—	(82,200)	—	—	82,200
—	4,300	—	(4,300)	—	@	PHH Corp.	—	54,739	—	(54,739)	—	—	54,739
—	8,000	—	(8,000)	—	@	Rent-A-Center, Inc.	—	141,200	—	(141,200)	—	—	141,200
—	6,700	—	(6,700)	—	@	Resources Connection, Inc.	—	109,746	—	(109,746)	—	—	109,746
—	12,300	—	(12,300)	—		Robert Half International, Inc.	—	256,086	—	(256,086)	—	—	256,086
—	12,600	—	(12,600)	—		RR Donnelley & Sons Co.	—	171,108	—	(171,108)	—	—	171,108
—	1,700	—	(1,700)	—	@, L	RSC Holdings, Inc.	—	14,484	—	(14,484)	—	—	14,484
—	16,100	—	(16,100)	—		Service Corp. International	—	80,017	—	(80,017)	—	—	80,017
—	8,100	—	(8,100)	—	@	TeleTech Holdings, Inc.	—	67,635	—	(67,635)	—	—	67,635
—	3,180	—	(3,180)	—	@	Ticketmaster	—	20,416	—	(20,416)	—	—	20,416
—	10,400	—	(10,400)	—		Total System Services, Inc.	—	145,600	—	(145,600)	—	—	145,600
—	529	—	(529)	—	@	Tree.com, Inc.	—	1,375	—	(1,375)	—	—	1,375
—	3,800	—	(3,800)	—	@	TrueBlue, Inc.	—	36,366	—	(36,366)	—	—	36,366
—	17,543	—	(17,543)	—	@	United Rentals, Inc.	—	159,992	—	(159,992)	—	—	159,992
—	900	—	(900)	—		Viad Corp.	—	22,266	—	(22,266)	—	—	22,266
—	—	70,900	32,690	103,590		Visa, Inc.	—	—	3,718,705	1,714,603	5,433,308	—	—
—	2,200	—	(2,200)	—	@, L	Vistaprint Ltd.	—	40,942	—	(40,942)	—	—	40,942
—	3,600	—	(3,600)	—		Watson Wyatt Worldwide, Inc.	—	172,152	—	(172,152)	—	—	172,152
—	27,900	117,200	26,138	171,238		Western Union Co.	—	400,086	1,680,648	374,819	2,455,553	—	400,086
							9,425,951	4,373,278	11,985,466	(8,273,027)	17,511,668
						Computers: 5.0%
—	—	94,750	43,687	138,437	@@	Accenture Ltd.	—	—	3,106,853	1,432,493	4,539,346	—	—
105,100	900	—	(106,000)	—	@	Affiliated Computer Services, Inc.	4,829,345	41,355	—	(4,870,700)	—	4,829,345	41,355
—	17,000	139,750	47,435	204,185	@	Apple, Inc.	—	1,450,950	11,927,663	4,048,599	17,427,212	—	1,450,950
—	53,900	—	(53,900)	—	@	Brocade Communications Systems, Inc.	—	150,920	—	(150,920)	—	—	150,920
—	35,300	—	(35,300)	—	@	Cadence Design Systems, Inc.	—	129,198	—	(129,198)	—	—	129,198
—	7,800	—	(7,800)	—	@	Computer Sciences Corp.	—	274,092	—	(274,092)	—	—	274,092
—	14,000	287,800	118,697	420,497	@	Dell, Inc.	—	143,360	2,947,072	1,215,462	4,305,894	—	143,360
—	3,100	—	(3,100)	—	@, L	DST Systems, Inc.	—	117,738	—	(117,738)	—	—	117,738
—	3,900	—	(3,900)	—	@	Electronics for Imaging	—	37,284	—	(37,284)	—	—	37,284
—	53,400	327,800	97,740	478,940	@	EMC Corp.	—	559,098	3,432,066	1,023,342	5,014,506	—	559,098
—	114,400	390,850	65,811	571,061		Hewlett-Packard Co.	—	4,151,576	14,183,947	2,388,290	20,723,813	—	4,151,576
—	51,000	217,850	49,445	318,295		International Business Machines Corp.	—	4,292,160	18,334,256	4,161,310	26,787,726	—	4,292,160
—	4,100	—	(4,100)	—		Jack Henry & Associates, Inc.	—	79,581	—	(79,581)	—	—	79,581
—	8,300	—	(8,300)	—	@	Lexmark International, Inc.	—	223,270	—	(223,270)	—	—	223,270
—	6,400	—	(6,400)	—	@	Mentor Graphics Corp.	—	33,088	—	(33,088)	—	—	33,088
—	5,700	—	(5,700)	—	@	Micros Systems, Inc.	—	93,024	—	(93,024)	—	—	93,024
—	200	—	(200)	—		MTS Systems Corp.	—	5,328	—	(5,328)	—	—	5,328
—	13,000	—	(13,000)	—	@	NCR Corp.	—	183,820	—	(183,820)	—	—	183,820
—	8,000	—	(8,000)	—	@, L	NetApp, Inc.	—	111,760	—	(111,760)	—	—	111,760
—	11,800	—	(11,800)	—	@	Perot Systems Corp.	—	161,306	—	(161,306)	—	—	161,306
—	15,600	—	(15,600)	—	@, L	Sandisk Corp.	—	149,760	—	(149,760)	—	—	149,760
—	73,600	—	(73,600)	—		Seagate Technology, Inc.	—	326,048	—	(326,048)	—	—	326,048
—	130,700	—	(130,700)	—	I	Seagate Technology, Inc. - Escrow	—	1	—	(1)	—	—	1
—	40,800	—	(40,800)	—	@	Sun Microsystems, Inc.	—	155,856	—	(155,856)	—	—	155,856
—	1,700	—	(1,700)	—	@	SYKES Enterprises, Inc.	—	32,504	—	(32,504)	—	—	32,504
—	7,700	—	(7,700)	—	@, L	Synaptics, Inc.	—	127,512	—	(127,512)	—	—	127,512
—	10,600	—	(10,600)	—	@	Synopsys, Inc.	—	196,312	—	(196,312)	—	—	196,312
—	600	—	(600)	—		Syntel, Inc.	—	13,872	—	(13,872)	—	—	13,872
—	9,100	—	(9,100)	—	@	Teradata Corp.	—	134,953	—	(134,953)	—	—	134,953

—	19,400	—	(19,400)	—	@	Unisys Corp.	—	16,490	—	(16,490)	—	—	16,490
—	13,200	—	(13,200)	—	@	Western Digital Corp.	—	151,140	—	(151,140)	—	—	151,140
							4,829,345	13,543,356	53,931,857	6,493,939	78,798,497
						Cosmetics/Personal Care: 3.2%
—	1,300	—	(1,300)	—	@, L	Chattem, Inc.	—	92,989	—	(92,989)	—	—	92,989
—	—	80,750	37,232	117,982		Colgate-Palmolive Co.	—	—	5,534,605	2,551,869	8,086,474	—	—
—	58,032	478,100	162,408	698,540		Procter & Gamble Co.	—	3,587,538	29,556,142	10,040,066	43,183,746	—	3,587,538
—	500	—	(500)	—	@	Revlon, Inc. - Class A	—	3,335	—	(3,335)	—	—	3,335
							—	3,683,862	35,090,747	12,495,611	51,270,220
						Distribution/Wholesale: 0.0%
—	6,800	—	(6,800)	—	@	Fossil, Inc.	—	113,560	—	(113,560)	—	—	113,560
—	15,900	—	(15,900)	—	@	Ingram Micro, Inc.	—	212,901	—	(212,901)	—	—	212,901
—	3,000	—	(3,000)	—	@	LKQ Corp.	—	34,980	—	(34,980)	—	—	34,980
—	900	—	(900)	—		Owens & Minor, Inc.	—	33,885	—	(33,885)	—	—	33,885
—	1,300	—	(1,300)	—	L	Pool Corp.	—	23,361	—	(23,361)	—	—	23,361
—	500	—	(500)	—	@	Scansource, Inc.	—	9,635	—	(9,635)	—	—	9,635
—	3,200	—	(3,200)	—	@	Tech Data Corp.	—	57,088	—	(57,088)	—	—	57,088
—	1,500	—	(1,500)	—	@	United Stationers, Inc.	—	50,235	—	(50,235)	—	—	50,235
—	2,200	—	(2,200)	—	L	Watsco, Inc.	—	84,480	—	(84,480)	—	—	84,480
—	9,600	—	(9,600)	—	@	Wesco International, Inc.	—	184,608	—	(184,608)	—	—	184,608
							—	804,733	—	(804,733)	—
						Diversified Financial Services: 1.3%
—	1,000	—	(1,000)	—	@, L	Affiliated Managers Group, Inc.	—	41,920	—	(41,920)	—	—	41,920
203,300	—	159,800	(129,620)	233,480		American Express Co.	3,771,215	—	2,964,290	(2,404,454)	4,331,051	3,771,215	—
—	12,400	—	(12,400)	—	@, L	AmeriCredit Corp.	—	94,736	—	(94,736)	—	—	94,736
—	8,200	—	(8,200)	—		Ameriprise Financial, Inc.	—	191,552	—	(191,552)	—	—	191,552
—	1,800	2,900	(463)	4,237	S	Blackrock, Inc.	—	241,470	389,035	(62,096)	568,409	—	241,470
—	—	148,150	68,308	216,458		Charles Schwab Corp.	—	—	2,395,586	1,104,546	3,500,132	—	—
—	27,000	—	(27,000)	—	L	CIT Group, Inc.	—	122,580	—	(122,580)	—	—	122,580
—	—	10,700	4,934	15,634		CME Group, Inc.	—	—	2,226,777	1,026,711	3,253,488	—	—
—	25,950	—	(25,950)	—		Discover Financial Services	—	247,304	—	(247,304)	—	—	247,304
—	44,700	—	(44,700)	—	@, L	E*Trade Financial Corp.	—	51,405	—	(51,405)	—	—	51,405
—	—	102,550	47,283	149,833	##	Federal Home Loan Mortgage Corporation	—	—	74,862	34,517	109,379	—	—
—	—	177,150	81,679	258,829	##	Federal National Mortgage Association	—	—	134,634	62,076	196,710	—	—
—	8,600	24,450	2,673	35,723		Franklin Resources, Inc.	—	548,508	1,559,421	170,502	2,278,431	—	548,508
—	600	—	(600)	—		GAMCO Investors, Inc.	—	16,392	—	(16,392)	—	—	16,392
—	1,600	—	(1,600)	—	L	Greenhill & Co., Inc.	—	111,632	—	(111,632)	—	—	111,632
—	6,800	—	(6,800)	—	@	Interactive Brokers Group, Inc.	—	121,652	—	(121,652)	—	—	121,652
405,300	—	—	(405,300)	—		Invesco Ltd.	5,852,532	—	—	(5,852,532)	—	5,852,532	—
—	2,000	—	(2,000)	—	@	Investment Technology Group, Inc.	—	45,440	—	(45,440)	—	—	45,440
—	11,400	—	(11,400)	—		Janus Capital Group, Inc.	—	91,542	—	(91,542)	—	—	91,542
—	2,700	—	(2,700)	—		Jefferies Group, Inc.	—	37,962	—	(37,962)	—	—	37,962
—	2,200	—	(2,200)	—	@, L	KBW, Inc.	—	50,600	—	(50,600)	—	—	50,600
—	8,900	—	(8,900)	—	@	Knight Capital Group, Inc.	—	143,735	—	(143,735)	—	—	143,735
—	2,300	—	(2,300)	—	@@	Lazard Ltd.	—	68,402	—	(68,402)	—	—	68,402
—	8,300	—	(8,300)	—		Legg Mason, Inc.	—	181,853	—	(181,853)	—	—	181,853
—	—	242,450	111,788	354,238		Merrill Lynch & Co., Inc.	—	—	2,822,118	1,301,208	4,123,326	—	—
—	1,900	—	(1,900)	—		Nelnet, Inc.	—	27,227	—	(27,227)	—	—	27,227
—	16,100	42,050	3,288	61,438		NYSE Euronext	—	440,818	1,151,329	90,032	1,682,179	—	440,818
—	3,000	—	(3,000)	—	@	Piper Jaffray Cos.	—	119,280	—	(119,280)	—	—	119,280
—	2,100	—	(2,100)	—	@	Stifel Financial Corp.	—	96,285	—	(96,285)	—	—	96,285
—	500	—	(500)	—		Student Loan Corp.	—	20,500	—	(20,500)	—	—	20,500
—	14,600	—	(14,600)	—	L	T. Rowe Price Group, Inc.	—	517,424	—	(517,424)	—	—	517,424
—	30,900	—	(30,900)	—	@, L	TD Ameritrade Holding Corp.	—	440,325	—	(440,325)	—	—	440,325
—	600	—	(600)	—		Waddell & Reed Financial, Inc.	—	9,276	—	(9,276)	—	—	9,276
							9,623,747	4,079,820	13,718,052	(7,378,514)	20,043,105
						Electric: 2.5%
—	6,400	—	(6,400)	—		Avista Corp.	—	124,032	—	(124,032)	—	—	124,032
—	500	—	(500)	—		CH Energy Group, Inc.	—	25,695	—	(25,695)	—	—	25,695
—	—	91,550	42,211	133,761		Dominion Resources, Inc.	—	—	3,281,152	1,512,858	4,794,010	—	—
—	46,700	200,450	45,723	292,873		Duke Energy Corp.	—	700,967	3,008,755	686,295	4,396,017	—	700,967
—	—	30,450	14,040	44,490		Entergy Corp.	—	—	2,531,309	1,167,124	3,698,433	—	—
—	—	103,800	47,860	151,660		Exelon Corp.	—	—	5,772,318	2,661,473	8,433,791	—	—
78,900	—	48,350	(56,607)	70,643		FirstEnergy Corp.	3,832,962	—	2,348,843	(2,749,969)	3,431,836	3,832,962	—
—	—	64,450	29,716	94,166		FPL Group, Inc.	—	—	3,243,769	1,495,621	4,739,390	—	—
—	1,400	—	(1,400)	—		Integrys Energy Group, Inc.	—	60,172	—	(60,172)	—	—	60,172
—	7,100	—	(7,100)	—	@	Mirant Corp.	—	133,977	—	(133,977)	—	—	133,977
217,000	—	—	(217,000)	—	@	NRG Energy, Inc.	5,062,610	—	—	(5,062,610)	—	5,062,610	—
—	—	80,750	37,232	117,982		Public Service Enterprise Group, Inc.	—	—	2,355,478	1,086,053	3,441,531	—	—
—	18,000	—	(18,000)	—	@	Reliant Energy, Inc.	—	104,040	—	(104,040)	—	—	104,040
—	—	121,500	56,021	177,521		Southern Co.	—	—	4,495,500	2,072,763	6,568,263	—	—
—	3,000	—	(3,000)	—		Unisource Energy Corp.	—	88,080	—	(88,080)	—	—	88,080
							8,895,572	1,236,963	27,037,124	2,333,612	39,503,271
						Electrical Components & Equipment: 0.4%
—	9,300	—	(9,300)	—		Belden CDT, Inc.	—	194,184	—	(194,184)	—	—	194,184
—	25,200	123,850	31,904	180,954		Emerson Electric Co.	—	922,572	4,534,149	1,168,011	6,624,732	—	922,572
102,500	—	—	(102,500)	—	@	Energizer Holdings, Inc.	5,549,350	—	—	(5,549,350)	—	5,549,350	—
—	26,300	—	(26,300)	—	@	GrafTech International Ltd.	—	218,816	—	(218,816)	—	—	218,816
—	3,900	—	(3,900)	—		Hubbell, Inc.	—	127,452	—	(127,452)	—	—	127,452
—	100	—	(100)	—	@	Littelfuse, Inc.	—	1,660	—	(1,660)	—	—	1,660
—	12,600	—	(12,600)	—		Molex, Inc.	—	182,574	—	(182,574)	—	—	182,574
							5,549,350	1,647,258	4,534,149	(5,106,025)	6,624,732
						Electronics: 0.3%
—	20,300	—	(20,300)	—	@	Agilent Technologies, Inc.	—	317,289	—	(317,289)	—	—	317,289
—	6,000	—	(6,000)	—		Amphenol Corp.	—	143,880	—	(143,880)	—	—	143,880
—	1,200	—	(1,200)	—	L	Analogic Corp.	—	32,736	—	(32,736)	—	—	32,736
—	10,500	—	(10,500)	—	@	Arrow Electronics, Inc.	—	197,820	—	(197,820)	—	—	197,820

—	11,600	—	(11,600)	—	@	Avnet, Inc.	—	211,236	—	(211,236)	—	—	211,236
—	4,900	—	(4,900)	—		AVX Corp.	—	38,906	—	(38,906)	—	—	38,906
—	14,400	—	(14,400)	—	@	Benchmark Electronics, Inc.	—	183,888	—	(183,888)	—	—	183,888
—	2,200	—	(2,200)	—		Brady Corp.	—	52,690	—	(52,690)	—	—	52,690
—	6,100	—	(6,100)	—	@	Cogent, Inc.	—	82,777	—	(82,777)	—	—	82,777
—	2,600	—	(2,600)	—	@	Coherent, Inc.	—	55,796	—	(55,796)	—	—	55,796
—	4,000	—	(4,000)	—	@	Cymer, Inc.	—	87,640	—	(87,640)	—	—	87,640
—	4,000	—	(4,000)	—	@	Dolby Laboratories, Inc.	—	131,040	—	(131,040)	—	—	131,040
—	1,300	—	(1,300)	—	@	FEI Co.	—	24,518	—	(24,518)	—	—	24,518
—	9,400	—	(9,400)	—		Gentex Corp.	—	83,002	—	(83,002)	—	—	83,002
—	1,600	—	(1,600)	—	@, L	Itron, Inc.	—	101,984	—	(101,984)	—	—	101,984
—	21,700	—	(21,700)	—		Jabil Circuit, Inc.	—	146,475	—	(146,475)	—	—	146,475
—	1,800	—	(1,800)	—	@	L-1 Identity Solutions, Inc.	—	12,132	—	(12,132)	—	—	12,132
—	5,000	—	(5,000)	—		National Instruments Corp.	—	121,800	—	(121,800)	—	—	121,800
—	3,400	—	(3,400)	—	@	Plexus Corp.	—	57,630	—	(57,630)	—	—	57,630
—	2,000	—	(2,000)	—	@	Rofin-Sinar Technologies, Inc.	—	41,160	—	(41,160)	—	—	41,160
—	1,100	—	(1,100)	—		Technitrol, Inc.	—	3,828	—	(3,828)	—	—	3,828
—	3,400	66,400	27,215	97,015	@	Thermo Electron Corp.	—	115,838	2,262,248	927,229	3,305,315	—	115,838
—	6,200	—	(6,200)	—	@	Thomas & Betts Corp.	—	148,924	—	(148,924)	—	—	148,924
—	9,300	—	(9,300)	—	@	Trimble Navigation Ltd.	—	200,973	—	(200,973)	—	—	200,973
—	13,500	75,800	21,449	110,749	@@	Tyco Electronics Ltd.	—	218,835	1,228,718	347,696	1,795,249	—	218,835
—	1,400	—	(1,400)	—	@	Varian, Inc.	—	46,914	—	(46,914)	—	—	46,914
—	32,500	—	(32,500)	—	@	Vishay Intertechnology, Inc.	—	111,150	—	(111,150)	—	—	111,150
—	5,000	—	(5,000)	—		Watts Water Technologies, Inc.	—	124,850	—	(124,850)	—	—	124,850
—	6,800	—	(6,800)	—		Woodward Governor Co.	—	156,536	—	(156,536)	—	—	156,536
							—	3,252,247	3,490,966	(1,642,649)	5,100,564
						Energy - Alternate Sources: 0.1%
—	—	7,100	3,274	10,374	@	First Solar, Inc.	—	—	979,516	451,631	1,431,147	—	—
							—	—	979,516	451,631	1,431,147
						Engineering & Construction: 0.0%
252,300	—	—	(252,300)	—	@@	ABB Ltd. ADR	3,787,023	—	—	(3,787,023)	—	3,787,023	—
—	200	—	(200)	—	@	Aecom Technology Corp.	—	6,146	—	(6,146)	—	—	6,146
344,500	11,700	—	(356,200)	—	@@, L	Chicago Bridge & Iron Co. NV	3,462,225	117,585	—	(3,579,810)	—	3,462,225	117,585
—	11,900	—	(11,900)	—	@	EMCOR Group, Inc.	—	266,917	—	(266,917)	—	—	266,917
—	14,800	—	(14,800)	—		Fluor Corp.	—	664,076	—	(664,076)	—	—	664,076
—	4,600	—	(4,600)	—		Granite Construction, Inc.	—	202,078	—	(202,078)	—	—	202,078
203,200	3,300	—	(206,500)	—		KBR, Inc.	3,088,640	50,160	—	(3,138,800)	—	3,088,640	50,160
228,200	2,600	—	(230,800)	—	@	McDermott International, Inc.	2,254,616	25,688	—	(2,280,304)	—	2,254,616	25,688
—	9,000	—	(9,000)	—	@	Perini Corp.	—	210,420	—	(210,420)	—	—	210,420
—	5,100	—	(5,100)	—	@	Shaw Group, Inc.	—	104,397	—	(104,397)	—	—	104,397
							12,592,504	1,647,467	—	(14,239,971)	—
						Entertainment: 0.0%
—	1,400	—	(1,400)	—	@	Bally Technologies, Inc.	—	33,642	—	(33,642)	—	—	33,642
—	8,300	—	(8,300)	—	@	DreamWorks Animation SKG, Inc.	—	209,658	—	(209,658)	—	—	209,658
—	2,800	—	(2,800)	—		International Speedway Corp.	—	80,444	—	(80,444)	—	—	80,444
—	2,300	—	(2,300)	—		Speedway Motorsports, Inc.	—	37,053	—	(37,053)	—	—	37,053
—	3,400	—	(3,400)	—	@, L	Vail Resorts, Inc.	—	90,440	—	(90,440)	—	—	90,440
—	5,300	—	(5,300)	—	L	Warner Music Group Corp.	—	16,006	—	(16,006)	—	—	16,006
							—	467,243	—	(467,243)	—
						Environmental Control: 0.2%
—	1,000	—	(1,000)	—	@	Clean Harbors, Inc.	—	63,440	—	(63,440)	—	—	63,440
—	2,200	—	(2,200)	—	@	Darling International, Inc.	—	12,078	—	(12,078)	—	—	12,078
—	500	—	(500)	—		Energy Solutions, Inc.	—	2,825	—	(2,825)	—	—	2,825
—	8,900	—	(8,900)	—		Nalco Holding Co.	—	102,706	—	(102,706)	—	—	102,706
—	9,700	77,750	26,149	113,599		Waste Management, Inc.	—	321,458	2,576,635	866,565	3,764,658	—	321,458
							—	502,507	2,576,635	685,516	3,764,658
						Food: 1.5%
—	4,200	—	(4,200)	—		Del Monte Foods Co.	—	29,988	—	(29,988)	—	—	29,988
—	900	—	(900)	—	@, @@	Fresh Del Monte Produce, Inc.	—	20,178	—	(20,178)	—	—	20,178
—	—	53,200	24,529	77,729		General Mills, Inc.	—	—	3,231,900	1,490,149	4,722,049	—	—
—	—	39,650	18,282	57,932		Kellogg Co.	—	—	1,738,653	801,649	2,540,302	—	—
—	—	233,100	107,477	340,577		Kraft Foods, Inc.	—	—	6,258,735	2,885,748	9,144,483	—	—
—	27,100	104,700	21,175	152,975		Kroger Co.	—	715,711	2,765,127	559,220	4,040,058	—	715,711
—	200	—	(200)	—	@	M&F Worldwide Corp.	—	3,090	—	(3,090)	—	—	3,090
—	1,100	—	(1,100)	—	@	Ralcorp Holdings, Inc.	—	64,240	—	(64,240)	—	—	64,240
—	71,400	—	(71,400)	—		Safeway, Inc.	—	1,697,178	—	(1,697,178)	—	—	1,697,178
—	4,800	—	(4,800)	—		Supervalu, Inc.	—	70,080	—	(70,080)	—	—	70,080
—	—	95,150	43,871	139,021		Sysco Corp.	—	—	2,182,741	1,006,408	3,189,149	—	—
—	400	—	(400)	—		Weis Markets, Inc.	—	13,452	—	(13,452)	—	—	13,452
—	500	—	(500)	—	@	Winn-Dixie Stores, Inc.	—	8,050	—	(8,050)	—	—	8,050
							—	2,621,967	16,177,156	4,836,918	23,636,041
						Forest Products & Paper: 0.0%
—	63,800	—	(63,800)	—	@, @@	Domtar Corp.	—	106,546	—	(106,546)	—	—	106,546
—	25,700	—	(25,700)	—		International Paper Co.	—	303,260	—	(303,260)	—	—	303,260
—	5,400	—	(5,400)	—		MeadWestvaco Corp.	—	60,426	—	(60,426)	—	—	60,426
							—	470,232	—	(470,232)	—
						Gas: 0.0%
—	1,900	—	(1,900)	—		Laclede Group, Inc.	—	88,996	—	(88,996)	—	—	88,996
—	100	—	(100)	—		South Jersey Industries, Inc.	—	3,985	—	(3,985)	—	—	3,985
—	1,700	—	(1,700)	—		Southwest Gas Corp.	—	42,874	—	(42,874)	—	—	42,874
—	1,900	—	(1,900)	—		WGL Holdings, Inc.	—	62,111	—	(62,111)	—	—	62,111
							—	197,966	—	(197,966)	—
						Hand/Machine Tools: 0.0%
—	10,500	—	(10,500)	—		Baldor Electric Co.	—	187,425	—	(187,425)	—	—	187,425
—	11,300	—	(11,300)	—		Kennametal, Inc.	—	250,747	—	(250,747)	—	—	250,747
—	3,900	—	(3,900)	—		Lincoln Electric Holdings, Inc.	—	198,627	—	(198,627)	—	—	198,627
—	900	—	(900)	—		Regal-Beloit Corp.	—	34,191	—	(34,191)	—	—	34,191

—	4,800	—	(4,800)	—		Snap-On, Inc.	—	189,024	—	(189,024)	—	—	189,024
—	4,300	—	(4,300)	—		Stanley Works	—	146,630	—	(146,630)	—	—	146,630
							—	1,006,644	—	(1,006,644)	—
						Healthcare - Products: 4.3%
—	600	—	(600)	—	@	American Medical Systems Holdings, Inc.	—	5,394	—	(5,394)	—	—	5,394
—	—	99,350	45,808	145,158		Baxter International, Inc.	—	—	5,324,167	2,454,841	7,779,008	—	—
—	—	38,800	17,890	56,690		Becton Dickinson & Co.	—	—	2,653,532	1,223,477	3,877,009	—	—
—	—	237,350	109,436	346,786	@	Boston Scientific Corp.	—	—	1,837,089	847,037	2,684,126	—	—
37,300	—	79,100	(829)	115,571	@@	Covidien Ltd.	1,351,752	—	2,866,584	(30,041)	4,188,295	1,351,752	—
—	3,900	—	(3,900)	—		Hill-Rom Holdings, Inc.	—	64,194	—	(64,194)	—	—	64,194
—	1,900	—	(1,900)	—	@, L	Inverness Medical Innovations, Inc.	—	35,929	—	(35,929)	—	—	35,929
—	65,100	446,650	140,839	652,589		Johnson & Johnson	—	3,894,933	26,723,070	8,426,412	39,044,415	—	3,894,933
—	5,500	177,850	76,502	259,852		Medtronic, Inc.	—	172,810	5,588,047	2,403,700	8,164,557	—	172,810
—	2,400	—	(2,400)	—	@	Sirona Dental Systems, Inc.	—	25,200	—	(25,200)	—	—	25,200
—	1,800	—	(1,800)	—		Steris Corp.	—	43,002	—	(43,002)	—	—	43,002
—	—	48,650	22,431	71,081		Stryker Corp.	—	—	1,943,568	896,131	2,839,699	—	—
43,600	9,100	36,650	(35,802)	53,548	@	Zimmer Holdings, Inc.	1,762,312	367,822	1,481,393	(1,447,100)	2,164,427	1,762,312	367,822
							3,114,064	4,609,284	48,417,450	14,600,738	70,741,536
						Healthcare - Services: 1.0%
204,600	80,300	76,850	(249,466)	112,284		Aetna, Inc.	5,831,100	2,288,548	2,190,225	(7,109,789)	3,200,084	5,831,100	2,288,548
—	8,400	—	(8,400)	—	@	AMERIGROUP Corp.	—	247,968	—	(247,968)	—	—	247,968
—	6,300	—	(6,300)	—	L	Brookdale Senior Living, Inc.	—	35,154	—	(35,154)	—	—	35,154
—	8,900	—	(8,900)	—	@	Centene Corp.	—	175,419	—	(175,419)	—	—	175,419
—	14,100	—	(14,100)	—		Cigna Corp.	—	237,585	—	(237,585)	—	—	237,585
—	2,300	—	(2,300)	—	@	Community Health Systems, Inc.	—	33,534	—	(33,534)	—	—	33,534
—	7,900	—	(7,900)	—	@	Coventry Health Care, Inc.	—	117,552	—	(117,552)	—	—	117,552
—	13,300	—	(13,300)	—	@	Health Net, Inc.	—	144,837	—	(144,837)	—	—	144,837
—	4,000	—	(4,000)	—	@	Healthspring, Inc.	—	79,880	—	(79,880)	—	—	79,880
—	5,500	—	(5,500)	—	@	Kindred Healthcare, Inc.	—	71,610	—	(71,610)	—	—	71,610
—	7,300	—	(7,300)	—	@	LifePoint Hospitals, Inc.	—	166,732	—	(166,732)	—	—	166,732
—	5,000	—	(5,000)	—	@	Lincare Holdings, Inc.	—	134,650	—	(134,650)	—	—	134,650
—	1,200	—	(1,200)	—	@	Magellan Health Services, Inc.	—	46,992	—	(46,992)	—	—	46,992
—	900	—	(900)	—	@, L	Molina Healthcare, Inc.	—	15,849	—	(15,849)	—	—	15,849
—	2,400	—	(2,400)	—	@	Pediatrix Medical Group, Inc.	—	76,080	—	(76,080)	—	—	76,080
—	—	194,750	89,794	284,544		UnitedHealth Group, Inc.	—	—	5,180,350	2,388,531	7,568,881	—	—
—	3,700	—	(3,700)	—		Universal Health Services, Inc.	—	139,009	—	(139,009)	—	—	139,009
—	3,900	—	(3,900)	—	@	WellCare Health Plans, Inc.	—	50,154	—	(50,154)	—	—	50,154
117,300	53,300	83,350	(132,169)	121,781	@	WellPoint, Inc.	4,941,849	2,245,529	3,511,536	(5,568,295)	5,130,619	4,941,849	2,245,529
							10,772,949	6,307,082	10,882,111	(12,062,558)	15,899,584
						Home Builders: 0.0%
—	7,900	—	(7,900)	—	L	Centex Corp.	—	84,056	—	(84,056)	—	—	84,056
—	3,700	—	(3,700)	—	L	KB Home	—	50,394	—	(50,394)	—	—	50,394
—	11,900	—	(11,900)	—		Lennar Corp.	—	103,173	—	(103,173)	—	—	103,173
—	1,000	—	(1,000)	—		MDC Holdings, Inc.	—	30,300	—	(30,300)	—	—	30,300
—	1,900	—	(1,900)	—	@	Meritage Homes Corp.	—	23,123	—	(23,123)	—	—	23,123
8,700	—	—	(8,700)	—	@	NVR, Inc.	3,969,375	—	—	(3,969,375)	—	3,969,375	—
—	1,400	—	(1,400)	—		Pulte Homes, Inc.	—	15,302	—	(15,302)	—	—	15,302
—	5,000	—	(5,000)	—		Ryland Group, Inc.	—	88,350	—	(88,350)	—	—	88,350
—	7,800	—	(7,800)	—	L	Thor Industries, Inc.	—	102,804	—	(102,804)	—	—	102,804
							3,969,375	497,502	—	(4,466,877)	—
						Home Furnishings: 0.0%
—	9,300	—	(9,300)	—		Harman International Industries, Inc.	—	155,589	—	(155,589)	—	—	155,589
—	11,200	—	(11,200)	—	L	Tempur-Pedic International, Inc.	—	79,408	—	(79,408)	—	—	79,408
							—	234,997	—	(234,997)	—
						Household Products/Wares: 0.3%
—	6,400	—	(6,400)	—		American Greetings Corp.	—	48,448	—	(48,448)	—	—	48,448
—	1,500	—	(1,500)	—	@	Jarden Corp.	—	17,250	—	(17,250)	—	—	17,250
—	—	66,400	30,615	97,015		Kimberly-Clark Corp.	—	—	3,501,936	1,614,656	5,116,592	—	—
—	2,700	—	(2,700)	—		Scotts Miracle-Gro Co.	—	80,244	—	(80,244)	—	—	80,244
							—	145,942	3,501,936	1,468,714	5,116,592
						Housewares: 0.0%
—	6,300	—	(6,300)	—		Toro Co.	—	207,900	—	(207,900)	—	—	207,900
							—	207,900	—	(207,900)	—
						Insurance: 2.0%
—	—	75,400	34,765	110,165		Aflac, Inc.	—	—	3,456,336	1,593,631	5,049,967	—	—
—	4,200	—	(4,200)	—		Allied World Assurance Holdings Ltd.	—	170,520	—	(170,520)	—	—	170,520
—	7,700	87,200	32,506	127,406		Allstate Corp.	—	252,252	2,856,672	1,064,888	4,173,812	—	252,252
—	9,500	—	(9,500)	—		American Financial Group, Inc.	—	217,360	—	(217,360)	—	—	217,360
—	—	368,200	169,768	537,968		American International Group, Inc.	—	—	578,074	266,535	844,609	—	—
—	100	—	(100)	—		American National Insurance	—	7,373	—	(7,373)	—	—	7,373
—	600	—	(600)	—		Amtrust Financial Services, Inc.	—	6,960	—	(6,960)	—	—	6,960
—	1,700	—	(1,700)	—	@, @@	Arch Capital Group Ltd.	—	119,170	—	(119,170)	—	—	119,170
—	7,900	—	(7,900)	—	@@	Aspen Insurance Holdings Ltd.	—	191,575	—	(191,575)	—	—	191,575
158,300	—	—	(158,300)	—		Assurant, Inc.	4,749,000	—	—	(4,749,000)	—	4,749,000	—
—	4,000	—	(4,000)	—	@@, L	Assured Guaranty Ltd.	—	45,600	—	(45,600)	—	—	45,600
—	7,800	—	(7,800)	—	@@	Axis Capital Holdings Ltd.	—	227,136	—	(227,136)	—	—	227,136
2,500	320	—	(2,820)	—	@	Berkshire Hathaway, Inc. - Class B	8,035,000	1,028,480	—	(9,063,480)	—	8,035,000	1,028,480
—	10,600	—	(10,600)	—		Brown & Brown, Inc.	—	221,540	—	(221,540)	—	—	221,540
—	19,900	58,050	6,865	84,815		Chubb Corp.	—	1,014,900	2,960,550	350,136	4,325,586	—	1,014,900
—	4,300	—	(4,300)	—		Cincinnati Financial Corp.	—	125,001	—	(125,001)	—	—	125,001
—	9,600	—	(9,600)	—		CNA Financial Corp.	—	157,824	—	(157,824)	—	—	157,824
—	800	—	(800)	—	@	CNA Surety Corp.	—	15,360	—	(15,360)	—	—	15,360
—	6,000	—	(6,000)	—	@	Conseco, Inc.	—	31,080	—	(31,080)	—	—	31,080
—	5,800	—	(5,800)	—		Delphi Financial Group	—	106,952	—	(106,952)	—	—	106,952
—	4,700	—	(4,700)	—		Employers Holdings, Inc.	—	77,550	—	(77,550)	—	—	77,550
—	3,200	—	(3,200)	—	@@	Endurance Specialty Holdings Ltd.	—	97,696	—	(97,696)	—	—	97,696
—	200	—	(200)	—	L	FBL Financial Group, Inc.	—	3,090	—	(3,090)	—	—	3,090

—	3,900	—	(3,900)	—		Fidelity National Title Group, Inc.	—	69,225	—	(69,225)	—	—	69,225
—	1,000	—	(1,000)	—		First American Corp.	—	28,890	—	(28,890)	—	—	28,890
—	300	—	(300)	—		Flagstone Reinsurance Holdings Ltd.	—	2,931	—	(2,931)	—	—	2,931
—	21,800	—	(21,800)	—		Genworth Financial, Inc.	—	61,694	—	(61,694)	—	—	61,694
—	3,500	—	(3,500)	—		Hanover Insurance Group, Inc.	—	150,395	—	(150,395)	—	—	150,395
—	1,600	—	(1,600)	—		Harleysville Group, Inc.	—	55,568	—	(55,568)	—	—	55,568
—	5,400	50,000	17,654	73,054		Hartford Financial Services Group, Inc.	—	88,668	821,000	289,875	1,199,543	—	88,668
—	5,200	—	(5,200)	—		HCC Insurance Holdings, Inc.	—	139,100	—	(139,100)	—	—	139,100
—	200	—	(200)	—		Infinity Property & Casualty Corp.	—	9,346	—	(9,346)	—	—	9,346
—	6,300	—	(6,300)	—	@@	IPC Holdings Ltd.	—	188,370	—	(188,370)	—	—	188,370
—	9,100	—	(9,100)	—		Lincoln National Corp.	—	171,444	—	(171,444)	—	—	171,444
—	29,545	49,772	(6,596)	72,721		Loews Corp.	—	834,646	1,406,059	(186,347)	2,054,358	—	834,646
—	6,500	—	(6,500)	—	@@	Max Re Capital Ltd.	—	115,050	—	(115,050)	—	—	115,050
87,900	—	79,750	(51,129)	116,521		Metlife, Inc.	3,064,194	—	2,780,085	(1,782,366)	4,061,913	3,064,194	—
—	11,900	—	(11,900)	—		MGIC Investment Corp.	—	41,412	—	(41,412)	—	—	41,412
—	2,700	—	(2,700)	—	@@	Montpelier Re Holdings Ltd.	—	45,333	—	(45,333)	—	—	45,333
—	1,300	—	(1,300)	—		Nationwide Financial Services	—	67,873	—	(67,873)	—	—	67,873
—	800	—	(800)	—	@	Navigators Group, Inc.	—	43,928	—	(43,928)	—	—	43,928
—	4,300	—	(4,300)	—		Odyssey Re Holdings Corp.	—	222,783	—	(222,783)	—	—	222,783
—	6,800	—	(6,800)	—		Old Republic International Corp.	—	81,056	—	(81,056)	—	—	81,056
—	2,000	—	(2,000)	—		OneBeacon Insurance Group Ltd.	—	20,880	—	(20,880)	—	—	20,880
—	2,600	—	(2,600)	—	@@	PartnerRe Ltd.	—	185,302	—	(185,302)	—	—	185,302
—	5,500	—	(5,500)	—		Phoenix Cos., Inc.	—	17,985	—	(17,985)	—	—	17,985
—	6,000	—	(6,000)	—	@@	Platinum Underwriters Holdings Ltd.	—	216,480	—	(216,480)	—	—	216,480
—	2,500	—	(2,500)	—	@	ProAssurance Corp.	—	131,950	—	(131,950)	—	—	131,950
—	12,600	—	(12,600)	—		Protective Life Corp.	—	180,810	—	(180,810)	—	—	180,810
—	22,100	68,850	9,645	100,595		Prudential Financial, Inc.	—	668,746	2,083,401	291,858	3,044,005	—	668,746
—	1,900	—	(1,900)	—		RLI Corp.	—	116,204	—	(116,204)	—	—	116,204
—	4,200	—	(4,200)	—		Selective Insurance Group	—	96,306	—	(96,306)	—	—	96,306
—	4,400	—	(4,400)	—		Stancorp Financial Group, Inc.	—	183,788	—	(183,788)	—	—	183,788
—	400	—	(400)	—		State Auto Financial Corp.	—	12,024	—	(12,024)	—	—	12,024
—	1,100	—	(1,100)	—		Transatlantic Holdings, Inc.	—	44,066	—	(44,066)	—	—	44,066
—	14,900	95,750	29,248	139,898		Travelers Cos., Inc.	—	673,480	4,327,900	1,322,007	6,323,387	—	673,480
—	800	—	(800)	—		United Fire & Casualty Co.	—	24,856	—	(24,856)	—	—	24,856
—	5,400	—	(5,400)	—		Unitrin, Inc.	—	86,076	—	(86,076)	—	—	86,076
—	2,600	—	(2,600)	—	@	Universal American Financial Corp.	—	22,932	—	(22,932)	—	—	22,932
—	300	—	(300)	—		Validus Holdings Ltd.	—	7,848	—	(7,848)	—	—	7,848
—	9,200	—	(9,200)	—		WR Berkley Corp.	—	285,200	—	(285,200)	—	—	285,200
—	9,200	—	(9,200)	—	@@	XL Capital, Ltd.	—	34,040	—	(34,040)	—	—	34,040
—	2,000	—	(2,000)	—		Zenith National Insurance Corp.	—	63,140	—	(63,140)	—	—	63,140
							15,848,194	9,607,244	21,270,077	(15,648,335)	31,077,180
						Internet: 1.9%
—	11,600	—	(11,600)	—	@	Akamai Technologies, Inc.	—	175,044	—	(175,044)	—	—	175,044
—	—	49,850	22,985	72,835	@	Amazon.com, Inc.	—	—	2,556,308	1,178,650	3,734,958	—	—
—	9,800	—	(9,800)	—	@	Avocent Corp.	—	175,518	—	(175,518)	—	—	175,518
—	7,400	—	(7,400)	—	@	Digital River, Inc.	—	183,520	—	(183,520)	—	—	183,520
—	16,400	—	(16,400)	—	@, L	Earthlink, Inc.	—	110,864	—	(110,864)	—	—	110,864
—	28,200	176,000	52,949	257,149	@	eBay, Inc.	—	393,672	2,456,960	739,172	3,589,804	—	393,672
—	19,900	—	(19,900)	—	@	Expedia, Inc.	—	163,976	—	(163,976)	—	—	163,976
—	11,500	—	(11,500)	—	@	F5 Networks, Inc.	—	262,890	—	(262,890)	—	—	262,890
—	2,200	37,650	15,159	55,009	@	Google, Inc. - Class A	—	676,830	11,583,023	4,663,815	16,923,668	—	676,830
—	200	—	(200)	—	@	IAC/InterActiveCorp	—	3,146	—	(3,146)	—	—	3,146
—	10,000	—	(10,000)	—	@	j2 Global Communications, Inc.	—	200,400	—	(200,400)	—	—	200,400
—	34,800	—	(34,800)	—	@	Liberty Media Corp. - Interactive - Class A	—	108,576	—	(108,576)	—	—	108,576
—	8,400	—	(8,400)	—	@, L	NetFlix, Inc.	—	251,076	—	(251,076)	—	—	251,076
—	2,900	—	(2,900)	—	@	Priceline.com, Inc.	—	213,585	—	(213,585)	—	—	213,585
—	1,500	—	(1,500)	—	@	RealNetworks, Inc.	—	5,295	—	(5,295)	—	—	5,295
—	14,900	—	(14,900)	—	@	Sapient Corp.	—	66,156	—	(66,156)	—	—	66,156
—	2,800	—	(2,800)	—	@, @@	Sohucom, Inc.	—	132,552	—	(132,552)	—	—	132,552
185,500	173,900	133,200	(297,985)	194,615	@	Symantec Corp.	2,507,960	2,351,128	1,800,864	(4,028,754)	2,631,198	2,507,960	2,351,128
—	37,700	—	(37,700)	—	@	TIBCO Software, Inc.	—	195,663	—	(195,663)	—	—	195,663
—	16,300	—	(16,300)	—	@	Valueclick, Inc.	—	111,492	—	(111,492)	—	—	111,492
—	8,900	—	(8,900)	—	@	VeriSign, Inc.	—	169,812	—	(169,812)	—	—	169,812
—	—	218,600	100,791	319,391	@	Yahoo!, Inc.	—	—	2,666,920	1,229,651	3,896,571	—	—
							2,507,960	5,951,195	21,064,075	1,252,969	30,776,199
						Iron/Steel: 0.3%
—	19,100	—	(19,100)	—		AK Steel Holding Corp.	—	178,012	—	(178,012)	—	—	178,012
—	5,900	—	(5,900)	—		Allegheny Technologies, Inc.	—	150,627	—	(150,627)	—	—	150,627
—	9,700	—	(9,700)	—		Carpenter Technology Corp.	—	199,238	—	(199,238)	—	—	199,238
67,400	—	—	(67,400)	—		Cliffs Natural Resources, Inc.	1,726,114	—	—	(1,726,114)	—	1,726,114	—
—	41,400	50,150	(18,277)	73,273		Nucor Corp.	—	1,912,680	2,316,930	(844,402)	3,385,208	—	1,912,680
—	500	—	(500)	—		Olympic Steel, Inc.	—	10,185	—	(10,185)	—	—	10,185
—	7,400	—	(7,400)	—		Reliance Steel & Aluminum Co.	—	147,556	—	(147,556)	—	—	147,556
—	5,800	—	(5,800)	—		Schnitzer Steel Industries, Inc.	—	218,370	—	(218,370)	—	—	218,370
62,500	6,800	18,800	(60,632)	27,468		United States Steel Corp.	2,325,000	252,960	699,360	(2,255,502)	1,021,818	2,325,000	252,960
							4,051,114	3,069,628	3,016,290	(5,730,006)	4,407,026
						Leisure Time: 0.1%
—	17,100	—	(17,100)	—		Brunswick Corp.	—	71,991	—	(71,991)	—	—	71,991
—	12,100	—	(12,100)	—		Callaway Golf Co.	—	112,409	—	(112,409)	—	—	112,409
—	11,500	69,150	20,383	101,033		Carnival Corp.	—	279,680	1,681,728	495,723	2,457,131	—	279,680
52,400	—	—	(52,400)	—		Harley-Davidson, Inc.	889,228	—	—	(889,228)	—	889,228	—
—	3,180	—	(3,180)	—	@	Interval Leisure Group, Inc.	—	17,140	—	(17,140)	—	—	17,140
—	2,900	—	(2,900)	—	@, L	Life Time Fitness, Inc.	—	37,555	—	(37,555)	—	—	37,555
—	3,500	—	(3,500)	—	L	Polaris Industries, Inc.	—	100,275	—	(100,275)	—	—	100,275
—	6,700	—	(6,700)	—	@	WMS Industries, Inc.	—	180,230	—	(180,230)	—	—	180,230
							889,228	799,280	1,681,728	(913,105)	2,457,131

						Lodging: 0.0%
—	1,600	—	(1,600)	—		Ameristar Casinos, Inc.	—	13,824	—	(13,824)	—	—	13,824
—	15,500	—	(15,500)	—	L	Boyd Gaming Corp.	—	73,315	—	(73,315)	—	—	73,315
—	—	16,700	7,700	24,400	@	Las Vegas Sands Corp.	—	—	99,031	45,661	144,692	—	—
—	18,400	—	(18,400)	—		Wyndham Worldwide Corp.	—	120,520	—	(120,520)	—	—	120,520
							—	207,659	99,031	(161,998)	144,692
						Machinery - Construction & Mining: 0.4%
—	7,300	—	(7,300)	—		Bucyrus International, Inc.	—	135,196	—	(135,196)	—	—	135,196
—	37,400	97,700	7,647	142,747		Caterpillar, Inc.	—	1,670,658	4,364,259	341,594	6,376,511	—	1,670,658
—	5,900	—	(5,900)	—		Joy Global, Inc.	—	135,051	—	(135,051)	—	—	135,051
266,800	4,500	—	(271,300)	—	@	Terex Corp.	4,620,976	77,940	—	(4,698,916)	—	4,620,976	77,940
							4,620,976	2,018,845	4,364,259	(4,627,569)	6,376,511
						Machinery - Diversified: 0.2%
—	900	—	(900)	—	@	AGCO Corp.	—	21,231	—	(21,231)	—	—	21,231
—	4,700	—	(4,700)	—		Applied Industrial Technologies, Inc.	—	88,924	—	(88,924)	—	—	88,924
—	4,800	—	(4,800)	—	L	Briggs & Stratton Corp.	—	84,432	—	(84,432)	—	—	84,432
—	1,700	—	(1,700)	—	@	Chart Industries, Inc.	—	18,071	—	(18,071)	—	—	18,071
—	1,900	—	(1,900)	—		Cognex Corp.	—	28,120	—	(28,120)	—	—	28,120
—	36,900	—	(36,900)	—		Cummins, Inc.	—	986,337	—	(986,337)	—	—	986,337
—	7,400	68,300	24,091	99,791		Deere & Co.	—	283,568	2,617,256	923,184	3,824,008	—	283,568
—	800	—	(800)	—		Flowserve Corp.	—	41,200	—	(41,200)	—	—	41,200
—	8,658	—	(8,658)	—	@	Gardner Denver, Inc.	—	202,078	—	(202,078)	—	—	202,078
—	5,000	—	(5,000)	—		Graco, Inc.	—	118,650	—	(118,650)	—	—	118,650
—	7,000	—	(7,000)	—		IDEX Corp.	—	169,050	—	(169,050)	—	—	169,050
—	3,200	—	(3,200)	—	@	Intermec, Inc.	—	42,496	—	(42,496)	—	—	42,496
—	18,100	—	(18,100)	—		Manitowoc Co., Inc.	—	156,746	—	(156,746)	—	—	156,746
—	3,900	—	(3,900)	—		Nordson Corp.	—	125,931	—	(125,931)	—	—	125,931
—	6,100	—	(6,100)	—		Robbins & Myers, Inc.	—	98,637	—	(98,637)	—	—	98,637
—	6,100	—	(6,100)	—		Rockwell Automation, Inc.	—	196,664	—	(196,664)	—	—	196,664
—	1,700	—	(1,700)	—		Roper Industries, Inc.	—	73,797	—	(73,797)	—	—	73,797
—	300	—	(300)	—		Sauer-Danfoss, Inc.	—	2,625	—	(2,625)	—	—	2,625
—	300	—	(300)	—		Wabtec Corp.	—	11,925	—	(11,925)	—	—	11,925
—	8,700	—	(8,700)	—	@	Zebra Technologies Corp.	—	176,262	—	(176,262)	—	—	176,262
							—	2,926,744	2,617,256	(1,719,992)	3,824,008
						Media: 2.5%
47,000	10,900	—	(57,900)	—		Cablevision Systems Corp.	791,480	183,556	—	(975,036)	—	791,480	183,556
—	140,900	—	(140,900)	—		CBS Corp. - Class B	—	1,153,971	—	(1,153,971)	—	—	1,153,971
—	700	—	(700)	—	@, @@, L	Central European Media Enterprises Ltd.	—	15,204	—	(15,204)	—	—	15,204
—	—	444,550	204,971	649,521		Comcast Corp. - Class A	—	—	7,504,004	3,459,910	10,963,914	—	—
—	3,700	—	(3,700)	—	@, L	Cox Radio, Inc.	—	22,237	—	(22,237)	—	—	22,237
—	25,700	94,400	17,825	137,925	@	DIRECTV Group, Inc.	—	588,787	2,162,704	408,382	3,159,873	—	588,787
—	15,300	—	(15,300)	—	@	Dish Network Corp.	—	169,677	—	(169,677)	—	—	169,677
—	3,200	—	(3,200)	—	L	Factset Research Systems, Inc.	—	141,568	—	(141,568)	—	—	141,568
—	14,600	—	(14,600)	—	L	Gannett Co., Inc.	—	116,800	—	(116,800)	—	—	116,800
—	500	—	(500)	—		Hearst-Argyle Television, Inc.	—	3,030	—	(3,030)	—	—	3,030
—	3,000	—	(3,000)	—	@	Liberty Media Corp. - Capital Shares A	—	14,130	—	(14,130)	—	—	14,130
—	9,400	—	(9,400)	—	@	Liberty Media Corp. - Entertainment	—	164,312	—	(164,312)	—	—	164,312
215,400	19,600	—	(235,000)	—		McGraw-Hill Cos., Inc.	4,995,126	454,524	—	(5,449,650)	—	4,995,126	454,524
—	200	—	(200)	—	@	Mediacom Communications Corp.	—	860	—	(860)	—	—	860
—	9,400	—	(9,400)	—	L	Meredith Corp.	—	160,928	—	(160,928)	—	—	160,928
—	119,200	367,450	50,222	536,872		News Corp. - Class A	—	1,083,528	3,340,121	456,519	4,880,168	—	1,083,528
—	4,900	—	(4,900)	—		Scholastic Corp.	—	66,542	—	(66,542)	—	—	66,542
—	—	24,650	11,365	36,015	@	Time Warner Cable, Inc.	—	—	528,743	243,790	772,533	—	—
—	270,900	567,450	(9,263)	829,087		Time Warner, Inc.	—	2,725,254	5,708,547	(93,184)	8,340,617	—	2,725,254
—	15,600	88,800	25,343	129,743	@	Viacom - Class B	—	297,336	1,692,528	483,047	2,472,911	—	297,336
—	43,300	302,100	95,991	441,391		Walt Disney Co.	—	982,477	6,854,649	2,178,031	10,015,157	—	982,477
							5,786,606	8,344,721	27,791,296	(1,317,450)	40,605,173
						Metal Fabricate/Hardware: 0.0%
—	2,700	—	(2,700)	—		CIRCOR International, Inc.	—	74,250	—	(74,250)	—	—	74,250
—	13,400	—	(13,400)	—		Commercial Metals Co.	—	159,058	—	(159,058)	—	—	159,058
—	5,900	—	(5,900)	—		Mueller Industries, Inc.	—	147,972	—	(147,972)	—	—	147,972
—	10,100	—	(10,100)	—	L	Mueller Water Products, Inc.	—	84,840	—	(84,840)	—	—	84,840
—	8,200	—	(8,200)	—		Precision Castparts Corp.	—	487,736	—	(487,736)	—	—	487,736
225,900	—	—	(225,900)	—	@@	Sterlite Industries India Ltd. ADR	1,246,968	—	—	(1,246,968)	—	1,246,968	—
—	13,100	—	(13,100)	—		Timken Co.	—	257,153	—	(257,153)	—	—	257,153
—	8,200	—	(8,200)	—	L	Worthington Industries	—	90,364	—	(90,364)	—	—	90,364
							1,246,968	1,301,373	—	(2,548,341)	—
						Mining: 0.6%
—	123,400	129,300	(63,783)	188,917		Alcoa, Inc.	—	1,389,484	1,455,918	(718,196)	2,127,206	—	1,389,484
—	10,600	—	(10,600)	—	@, L	Century Aluminum Co.	—	106,000	—	(106,000)	—	—	106,000
—	800	—	(800)	—		Compass Minerals International, Inc.	—	46,928	—	(46,928)	—	—	46,928
149,600	50,500	60,700	(172,113)	88,687		Freeport-McMoRan Copper & Gold, Inc.	3,656,224	1,234,220	1,483,508	(4,206,435)	2,167,517	3,656,224	1,234,220
—	1,600	—	(1,600)	—	L	Kaiser Aluminum Corp.	—	36,032	—	(36,032)	—	—	36,032
—	—	69,300	31,953	101,253		Newmont Mining Corp.	—	—	2,820,510	1,300,468	4,120,978	—	—
—	300	—	(300)	—	@	RTI International Metals, Inc.	—	4,293	—	(4,293)	—	—	4,293
—	115,600	34,900	(99,508)	50,992	L	Southern Copper Corp.	—	1,856,536	560,494	(1,598,106)	818,924	—	1,856,536
343,300	—	—	(343,300)	—	@@	Teck Cominco Ltd. - Class B	1,689,036	—	—	(1,689,036)	—	1,689,036	—
183,100	—	—	(183,100)	—	@@	Xstrata PLC	1,713,336	—	—	(1,713,336)	—	1,713,336	—
							7,058,596	4,673,493	6,320,430	(8,817,894)	9,234,625
						Miscellaneous Manufacturing: 4.0%
—	13,300	111,550	38,133	162,983		3M Co.	—	765,282	6,418,587	2,194,170	9,378,039	—	765,282
—	3,900	—	(3,900)	—		Actuant Corp.	—	74,178	—	(74,178)	—	—	74,178
—	6,600	—	(6,600)	—		Acuity Brands, Inc.	—	230,406	—	(230,406)	—	—	230,406
—	100	—	(100)	—		Ameron International Corp.	—	6,292	—	(6,292)	—	—	6,292
—	3,700	—	(3,700)	—		AO Smith Corp.	—	109,224	—	(109,224)	—	—	109,224
—	2,600	—	(2,600)	—		Barnes Group, Inc.	—	37,700	—	(37,700)	—	—	37,700
—	3,400	—	(3,400)	—		Brink’s Co.	—	91,392	—	(91,392)	—	—	91,392
—	800	—	(800)	—		Carlisle Cos., Inc.	—	16,560	—	(16,560)	—	—	16,560

—	6,500	—	(6,500)	—	@, L	Ceradyne, Inc.	—	132,015	—	(132,015)	—	—	132,015
—	3,900	—	(3,900)	—		Cooper Industries Ltd.	—	113,997	—	(113,997)	—	—	113,997
—	6,100	—	(6,100)	—		Crane Co.	—	105,164	—	(105,164)	—	—	105,164
—	—	40,600	18,720	59,320		Danaher Corp.	—	—	2,298,366	1,059,719	3,358,085	—	—
—	9,000	—	(9,000)	—		Dover Corp.	—	296,280	—	(296,280)	—	—	296,280
—	400	—	(400)	—		Eaton Corp.	—	19,884	—	(19,884)	—	—	19,884
—	4,000	—	(4,000)	—	@	EnPro Industries, Inc.	—	86,160	—	(86,160)	—	—	86,160
—	220,700	1,662,500	545,837	2,429,037		General Electric Co.	—	3,575,340	26,932,478	8,842,558	39,350,376	—	3,575,340
—	6,700	—	(6,700)	—		Harsco Corp.	—	185,456	—	(185,456)	—	—	185,456
—	28,700	117,600	25,522	171,822		Honeywell International, Inc.	—	942,221	3,860,808	837,902	5,640,931	—	942,221
—	21,200	74,500	13,150	108,850		Illinois Tool Works, Inc.	—	743,060	2,611,225	460,911	3,815,196	—	743,060
—	42,000	—	(42,000)	—	@@	Ingersoll-Rand Co.	—	728,700	—	(728,700)	—	—	728,700
—	1,800	—	(1,800)	—		Koppers Holdings, Inc.	—	38,916	—	(38,916)	—	—	38,916
—	35,200	—	(35,200)	—		Parker Hannifin Corp.	—	1,497,408	—	(1,497,408)	—	—	1,497,408
—	10,200	—	(10,200)	—		Trinity Industries, Inc.	—	160,752	—	(160,752)	—	—	160,752
—	4,000	76,200	31,134	111,334	@@	Tyco International Ltd.	—	86,400	1,645,920	672,493	2,404,813	—	86,400
							—	10,042,787	43,767,384	10,137,269	63,947,440
						Office Furnishings: 0.0%
—	7,400	—	(7,400)	—		Herman Miller, Inc.	—	96,422	—	(96,422)	—	—	96,422
—	8,200	—	(8,200)	—	L	HNI, Corp.	—	129,888	—	(129,888)	—	—	129,888
—	7,000	—	(7,000)	—		Interface, Inc.	—	32,480	—	(32,480)	—	—	32,480
—	20,600	—	(20,600)	—		Steelcase, Inc.	—	115,772	—	(115,772)	—	—	115,772
							—	374,562	—	(374,562)	—
						Office/Business Equipment: 0.0%
—	8,500	—	(8,500)	—		Pitney Bowes, Inc.	—	216,580	—	(216,580)	—	—	216,580
—	198,000	—	(198,000)	—		Xerox Corp.	—	1,578,060	—	(1,578,060)	—	—	1,578,060
							—	1,794,640	—	(1,794,640)	—
						Oil & Gas: 12.6%
—	58,300	74,300	(24,042)	108,558		Anadarko Petroleum Corp.	—	2,247,465	2,864,265	(926,824)	4,184,906	—	2,247,465
—	35,400	52,750	(11,078)	77,072	S	Apache Corp.	—	2,638,362	3,931,458	(825,665)	5,744,155	—	2,638,362
—	1,400	—	(1,400)	—	@	Arena Resources, Inc.	—	39,326	—	(39,326)	—	—	39,326
—	7,700	—	(7,700)	—		Berry Petroleum Co.	—	58,212	—	(58,212)	—	—	58,212
—	4,500	—	(4,500)	—	@	Bill Barrett Corp.	—	95,085	—	(95,085)	—	—	95,085
—	400	—	(400)	—	@, L	BPZ Energy, Inc.	—	2,560	—	(2,560)	—	—	2,560
136,400	—	—	(136,400)	—	@@	Canadian Natural Resources Ltd.	5,453,272	—	—	(5,453,272)	—	5,453,272	—
—	2,400	—	(2,400)	—	@	Carrizo Oil & Gas, Inc.	—	38,640	—	(38,640)	—	—	38,640
—	20,100	91,500	22,088	133,688		Chesapeake Energy Corp.	—	325,017	1,479,555	357,169	2,161,741	—	325,017
—	74,994	328,150	76,308	479,452		Chevron Corp.	—	5,547,306	24,273,256	5,644,491	35,465,053	—	5,547,306
—	5,100	—	(5,100)	—		Cimarex Energy Co.	—	136,578	—	(136,578)	—	—	136,578
—	400	—	(400)	—	@	Clayton Williams Energy, Inc.	—	18,176	—	(18,176)	—	—	18,176
—	75,900	244,400	36,787	357,087		ConocoPhillips	—	3,931,620	12,659,920	1,905,555	18,497,095	—	3,931,620
—	200	—	(200)	—	@	Contango Oil & Gas Co.	—	11,260	—	(11,260)	—	—	11,260
—	2,500	—	(2,500)	—	@	CVR Energy, Inc.	—	10,000	—	(10,000)	—	—	10,000
—	3,700	—	(3,700)	—	@, L	Delta Petroleum Corp.	—	17,612	—	(17,612)	—	—	17,612
231,500	12,300	—	(243,800)	—	@	Denbury Resources, Inc.	2,527,980	134,316	—	(2,662,296)	—	2,527,980	134,316
—	14,600	70,650	17,975	103,225		Devon Energy Corp.	—	959,366	4,642,412	1,181,135	6,782,913	—	959,366
—	5,200	—	(5,200)	—		Diamond Offshore Drilling	—	306,488	—	(306,488)	—	—	306,488
—	4,200	—	(4,200)	—	@	Encore Acquisition Co.	—	107,184	—	(107,184)	—	—	107,184
—	6,100	—	(6,100)	—		ENSCO International, Inc.	—	173,179	—	(173,179)	—	—	173,179
62,700	—	39,400	(44,534)	57,566		EOG Resources, Inc.	4,174,566	—	2,623,252	(2,965,049)	3,832,769	4,174,566	—
14,400	143,400	834,800	227,106	1,219,706		ExxonMobil Corp.	1,149,552	11,447,622	66,642,084	18,129,839	97,369,097	1,149,552	11,447,622
—	14,500	—	(14,500)	—		Frontier Oil Corp.	—	183,135	—	(183,135)	—	—	183,135
—	4,700	—	(4,700)	—		Helmerich & Payne, Inc.	—	106,925	—	(106,925)	—	—	106,925
—	30,500	44,400	(10,028)	64,872		Hess Corp.	—	1,636,020	2,381,616	(537,915)	3,479,721	—	1,636,020
—	3,300	—	(3,300)	—		Holly Corp.	—	60,159	—	(60,159)	—	—	60,159
—	61,700	112,350	(9,898)	164,152		Marathon Oil Corp.	—	1,688,112	3,073,896	(270,815)	4,491,193	—	1,688,112
—	15,400	—	(15,400)	—	@	Mariner Energy, Inc.	—	157,080	—	(157,080)	—	—	157,080
—	3,200	—	(3,200)	—	@	McMoRan Exploration Co.	—	31,360	—	(31,360)	—	—	31,360
—	27,500	—	(27,500)	—		Murphy Oil Corp.	—	1,219,625	—	(1,219,625)	—	—	1,219,625
—	11,300	—	(11,300)	—	@, @@	Nabors Industries Ltd.	—	135,261	—	(135,261)	—	—	135,261
127,100	53,300	—	(180,400)	—		Noble Corp.	2,807,639	1,177,397	—	(3,985,036)	—	2,807,639	1,177,397
—	24,200	—	(24,200)	—		Noble Energy, Inc.	—	1,191,124	—	(1,191,124)	—	—	1,191,124
—	61,500	130,150	(1,491)	190,159		Occidental Petroleum Corp.	—	3,689,385	7,807,699	(89,449)	11,407,635	—	3,689,385
—	12,300	—	(12,300)	—	@	Parker Drilling Co.	—	35,670	—	(35,670)	—	—	35,670
—	11,200	—	(11,200)	—		Patterson-UTI Energy, Inc.	—	128,912	—	(128,912)	—	—	128,912
231,900	—	—	(231,900)	—	@@	Petroleo Brasileiro SA ADR	5,679,231	—	—	(5,679,231)	—	5,679,231	—
—	600	—	(600)	—	@	Pioneer Drilling Co.	—	3,342	—	(3,342)	—	—	3,342
—	3,800	—	(3,800)	—		Pioneer Natural Resources Co.	—	61,484	—	(61,484)	—	—	61,484
—	7,000	—	(7,000)	—	@	Plains Exploration & Production Co.	—	162,680	—	(162,680)	—	—	162,680
—	1,003	—	(1,003)	—	@@	Precision Drilling Trust	—	8,415	—	(8,415)	—	—	8,415
—	7,900	—	(7,900)	—	@	Pride International, Inc.	—	126,242	—	(126,242)	—	—	126,242
—	10,700	—	(10,700)	—	@	Quicksilver Resources, Inc.	—	59,599	—	(59,599)	—	—	59,599
—	6,200	—	(6,200)	—	@	Rosetta Resources, Inc.	—	43,896	—	(43,896)	—	—	43,896
167,800	—	—	(167,800)	—	@	Southwestern Energy Co.	4,861,166	—	—	(4,861,166)	—	4,861,166	—
—	1,800	—	(1,800)	—		St. Mary Land & Exploration Co.	—	36,558	—	(36,558)	—	—	36,558
—	11,081	—	(11,081)	—	@	Stone Energy Corp.	—	122,113	—	(122,113)	—	—	122,113
154,660	—	—	(154,660)	—	@@	Suncor Energy, Inc.	3,015,870	—	—	(3,015,870)	—	3,015,870	—
—	5,600	—	(5,600)	—		Sunoco, Inc.	—	243,376	—	(243,376)	—	—	243,376
—	6,700	—	(6,700)	—	@	Swift Energy Co.	—	112,627	—	(112,627)	—	—	112,627
225,480	—	—	(225,480)	—	@@	Talisman Energy, Inc.	2,252,545	—	—	(2,252,545)	—	2,252,545	—
—	23,000	—	(23,000)	—		Tesoro Corp.	—	302,910	—	(302,910)	—	—	302,910
—	12,200	—	(12,200)	—	@	Transocean, Ltd.	—	576,450	—	(576,450)	—	—	576,450
—	6,200	—	(6,200)	—	@	Unit Corp.	—	165,664	—	(165,664)	—	—	165,664
—	82,500	83,750	(43,885)	122,365		Valero Energy Corp.	—	1,785,300	1,812,350	(949,671)	2,647,979	—	1,785,300
—	11,600	—	(11,600)	—		W&T Offshore, Inc.	—	166,112	—	(166,112)	—	—	166,112
—	1,100	—	(1,100)	—	@	Whiting Petroleum Corp.	—	36,806	—	(36,806)	—	—	36,806
92,650	18,900	87,450	(71,229)	127,771		XTO Energy, Inc.	3,267,766	666,603	3,084,362	(2,512,246)	4,506,485	3,267,766	666,603
							35,189,587	44,365,716	137,276,125	(16,260,686)	200,570,742

						Oil & Gas Services: 1.4%
—	25,400	48,700	(2,946)	71,154		Baker Hughes, Inc.	—	814,578	1,561,809	(94,467)	2,281,920	—	814,578
—	2,700	—	(2,700)	—	@	Basic Energy Services, Inc.	—	35,208	—	(35,208)	—	—	35,208
—	12,000	—	(12,000)	—		BJ Services Co.	—	140,040	—	(140,040)	—	—	140,040
—	12,800	—	(12,800)	—	@	Complete Production Services, Inc.	—	104,320	—	(104,320)	—	—	104,320
—	8,800	—	(8,800)	—	@	Dresser-Rand Group, Inc.	—	151,800	—	(151,800)	—	—	151,800
—	2,200	—	(2,200)	—	@	Dril-Quip, Inc.	—	45,122	—	(45,122)	—	—	45,122
—	4,000	—	(4,000)	—	@, L	Exterran Holdings, Inc.	—	85,200	—	(85,200)	—	—	85,200
192,400	39,100	138,200	(167,779)	201,921		Halliburton Co.	3,497,832	710,838	2,512,476	(3,050,230)	3,670,916	3,497,832	710,838
—	5,700	—	(5,700)	—	@	Helix Energy Solutions Group, Inc.	—	41,268	—	(41,268)	—	—	41,268
—	23,500	—	(23,500)	—	@	Key Energy Services, Inc.	—	103,635	—	(103,635)	—	—	103,635
—	1,100	—	(1,100)	—		Lufkin Industries, Inc.	—	37,950	—	(37,950)	—	—	37,950
134,800	21,300	65,800	(125,761)	96,139	@	National Oilwell Varco, Inc.	3,294,512	520,572	1,608,152	(3,073,605)	2,349,631	3,294,512	520,572
—	4,200	—	(4,200)	—	@	Oceaneering International, Inc.	—	122,388	—	(122,388)	—	—	122,388
—	9,800	—	(9,800)	—	@	Oil States International, Inc.	—	183,162	—	(183,162)	—	—	183,162
—	23,600	189,000	63,543	276,143		Schlumberger Ltd.	—	998,988	8,000,370	2,689,785	11,689,143	—	998,988
—	2,800	—	(2,800)	—	@	SEACOR Holdings, Inc.	—	186,620	—	(186,620)	—	—	186,620
—	1,000	—	(1,000)	—		Smith International, Inc.	—	22,890	—	(22,890)	—	—	22,890
—	8,900	—	(8,900)	—	@	Superior Energy Services	—	141,777	—	(141,777)	—	—	141,777
—	2,000	—	(2,000)	—	@	Tetra Technologies, Inc.	—	9,720	—	(9,720)	—	—	9,720
—	38,200	107,800	11,504	157,504	@	Weatherford International Ltd.	—	413,324	1,166,396	124,473	1,704,193	—	413,324
							6,792,344	4,869,400	14,849,203	(4,815,144)	21,695,803
						Packaging & Containers: 0.0%
—	21,900	—	(21,900)	—	@	Jefferson Smurfit Corp.	—	5,585	—	(5,585)	—	—	5,585
—	9,300	—	(9,300)	—	@	Owens-Illinois, Inc.	—	254,169	—	(254,169)	—	—	254,169
—	4,400	—	(4,400)	—		Packaging Corp. of America	—	59,224	—	(59,224)	—	—	59,224
—	3,000	—	(3,000)	—		Rock-Tenn Co.	—	102,540	—	(102,540)	—	—	102,540
—	11,200	—	(11,200)	—		Sealed Air Corp.	—	167,328	—	(167,328)	—	—	167,328
—	7,400	—	(7,400)	—		Sonoco Products Co.	—	171,384	—	(171,384)	—	—	171,384
—	27,900	—	(27,900)	—		Temple-Inland, Inc.	—	133,920	—	(133,920)	—	—	133,920
							—	894,150	—	(894,150)	—
						Pharmaceuticals: 6.8%
—	10,600	244,550	102,156	357,306		Abbott Laboratories	—	565,722	13,051,634	5,452,063	19,069,419	—	565,722
—	—	313,850	144,708	458,558		Bristol-Myers Squibb Co.	—	—	7,297,013	3,364,472	10,661,485	—	—
81,900	2,200	56,450	(58,072)	82,478		Cardinal Health, Inc.	2,823,093	75,834	1,945,832	(2,001,752)	2,843,007	2,823,093	75,834
—	1,900	—	(1,900)	—	@	Catalyst Health Solutions, Inc.	—	46,265	—	(46,265)	—	—	46,265
—	29,800	158,500	43,280	231,580		Eli Lilly & Co.	—	1,200,046	6,382,795	1,742,903	9,325,744	—	1,200,046
—	7,200	—	(7,200)	—	@	Endo Pharmaceuticals Holdings, Inc.	—	186,336	—	(186,336)	—	—	186,336
—	12,240	—	(12,240)	—	@	Forest Laboratories, Inc.	—	311,753	—	(311,753)	—	—	311,753
—	9,100	—	(9,100)	—	@@	Herbalife Ltd.	—	197,288	—	(197,288)	—	—	197,288
—	25,900	—	(25,900)	—	@	King Pharmaceuticals, Inc.	—	275,058	—	(275,058)	—	—	275,058
—	500	—	(500)	—	@	KV Pharmaceutical Co.	—	1,440	—	(1,440)	—	—	1,440
—	—	80,300	37,024	117,324	@	Medco Health Solutions, Inc.	—	—	3,365,373	1,551,690	4,917,063	—	—
—	12,500	—	(12,500)	—		Medicis Pharmaceutical Corp.	—	173,750	—	(173,750)	—	—	173,750
—	52,600	340,400	104,350	497,350		Merck & Co., Inc.	—	1,599,040	10,348,160	3,172,240	15,119,440	—	1,599,040
278,500	9,100	—	(287,600)	—	@	NBTY, Inc.	4,358,525	142,415	—	(4,500,940)	—	4,358,525	142,415
—	4,400	—	(4,400)	—		Omnicare, Inc.	—	122,144	—	(122,144)	—	—	122,144
—	201,500	1,072,500	293,003	1,567,003		Pfizer, Inc.	—	3,568,565	18,993,975	5,189,086	27,751,626	—	3,568,565
—	—	257,050	118,519	375,569		Schering-Plough Corp.	—	—	4,377,562	2,018,385	6,395,947	—	—
—	7,700	—	(7,700)	—	@	Sepracor, Inc.	—	84,546	—	(84,546)	—	—	84,546
141,600	—	—	(141,600)	—	@@	Shire PLC ADR	6,340,847	—	—	(6,340,847)	—	6,340,847	—
—	400	—	(400)	—	@	Warner Chilcott Ltd.	—	5,800	—	(5,800)	—	—	5,800
—	5,100	—	(5,100)	—	@	Watson Pharmaceuticals, Inc.	—	135,507	—	(135,507)	—	—	135,507
—	5,900	211,400	91,571	308,871		Wyeth	—	221,309	7,929,614	3,434,839	11,585,762	—	221,309
							13,522,465	8,912,818	73,691,958	11,542,252	107,669,493
						Pipelines: 0.1%
—	—	92,800	42,788	135,588		Williams Cos., Inc.	—	—	1,343,744	619,567	1,963,311	—	—
							—	—	1,343,744	619,567	1,963,311
						Real Estate: 0.0%
—	10,300	—	(10,300)	—	@	CB Richard Ellis Group, Inc.	—	44,496	—	(44,496)	—	—	44,496
—	5,500	—	(5,500)	—	L	Forest City Enterprises, Inc.	—	36,850	—	(36,850)	—	—	36,850
—	1,400	—	(1,400)	—		Jones Lang LaSalle, Inc.	—	38,780	—	(38,780)	—	—	38,780
							—	120,126	—	(120,126)	—
						Retail: 5.9%
—	8,100	—	(8,100)	—	L	Abercrombie & Fitch Co.	—	186,867	—	(186,867)	—	—	186,867
—	14,400	—	(14,400)	—	@	Aeropostale, Inc.	—	231,840	—	(231,840)	—	—	231,840
—	15,700	—	(15,700)	—		American Eagle Outfitters	—	146,952	—	(146,952)	—	—	146,952
—	18,500	—	(18,500)	—	@	AnnTaylor Stores Corp.	—	106,745	—	(106,745)	—	—	106,745
—	22,100	—	(22,100)	—	@, L	Autonation, Inc.	—	218,348	—	(218,348)	—	—	218,348
—	9,500	—	(9,500)	—		Barnes & Noble, Inc.	—	142,500	—	(142,500)	—	—	142,500
—	5,900	—	(5,900)	—		Bebe Stores, Inc.	—	44,073	—	(44,073)	—	—	44,073
140,700	52,100	53,150	(168,294)	77,656		Best Buy Co., Inc.	3,955,077	1,464,531	1,494,047	(4,730,740)	2,182,915	3,955,077	1,464,531
—	9,800	—	(9,800)	—	@	Big Lots, Inc.	—	142,002	—	(142,002)	—	—	142,002
—	4,100	—	(4,100)	—		Bob Evans Farms, Inc.	—	83,763	—	(83,763)	—	—	83,763
—	13,100	—	(13,100)	—		Brinker International, Inc.	—	138,074	—	(138,074)	—	—	138,074
—	5,500	—	(5,500)	—		Buckle, Inc.	—	120,010	—	(120,010)	—	—	120,010
—	3,900	—	(3,900)	—		Casey’s General Stores, Inc.	—	88,803	—	(88,803)	—	—	88,803
—	5,800	—	(5,800)	—		Cash America International, Inc.	—	158,630	—	(158,630)	—	—	158,630
—	6,600	—	(6,600)	—	@	CEC Entertainment, Inc.	—	160,050	—	(160,050)	—	—	160,050
—	7,600	—	(7,600)	—	@	Childrens Place Retail Stores, Inc.	—	164,768	—	(164,768)	—	—	164,768
—	129	—	(129)	—	@	Chipotle Mexican Grill, Inc.	—	7,390	—	(7,390)	—	—	7,390
—	3,200	—	(3,200)	—	@	Copart, Inc.	—	87,008	—	(87,008)	—	—	87,008
—	—	68,850	31,745	100,595		Costco Wholesale Corp.	—	—	3,614,625	1,666,614	5,281,239	—	—
—	10,200	226,650	94,303	331,153		CVS Caremark Corp.	—	293,148	6,513,921	2,710,259	9,517,328	—	293,148
—	17,000	—	(17,000)	—		Dillard’s, Inc.	—	67,490	—	(67,490)	—	—	67,490
—	6,300	—	(6,300)	—	@	Dollar Tree, Inc.	—	263,340	—	(263,340)	—	—	263,340

—	10,900	—	(10,900)	—	@, L	Dress Barn, Inc.	—	117,066	—	(117,066)	—	—	117,066
—	1,400	—	(1,400)	—	@	Ezcorp, Inc.	—	21,294	—	(21,294)	—	—	21,294
—	12,600	—	(12,600)	—		Foot Locker, Inc.	—	92,484	—	(92,484)	—	—	92,484
—	85,300	—	(85,300)	—		Gap, Inc.	—	1,142,167	—	(1,142,167)	—	—	1,142,167
—	5,300	—	(5,300)	—		Guess ?, Inc.	—	81,355	—	(81,355)	—	—	81,355
—	2,300	—	(2,300)	—	@	Gymboree Corp.	—	60,007	—	(60,007)	—	—	60,007
—	15,700	267,950	107,845	391,495		Home Depot, Inc.	—	361,414	6,168,209	2,482,594	9,012,217	—	361,414
—	3,180	—	(3,180)	—	@	HSN, Inc.	—	23,119	—	(23,119)	—	—	23,119
—	700	—	(700)	—	@, L	J Crew Group, Inc.	—	8,540	—	(8,540)	—	—	8,540
—	8,400	—	(8,400)	—	@	Jack in the Box, Inc.	—	185,556	—	(185,556)	—	—	185,556
200,600	—	—	(200,600)	—		JC Penney Co., Inc.	3,951,820	—	—	(3,951,820)	—	3,951,820	—
—	8,400	—	(8,400)	—	@	Kohl’s Corp.	—	304,080	—	(304,080)	—	—	304,080
—	19,900	—	(19,900)	—		Limited Brands, Inc.	—	199,796	—	(199,796)	—	—	199,796
—	28,000	—	(28,000)	—		Liz Claiborne, Inc.	—	72,800	—	(72,800)	—	—	72,800
—	4,500	231,750	102,354	338,604		Lowe’s Cos., Inc.	—	96,840	4,987,260	2,202,662	7,286,762	—	96,840
438,700	19,500	—	(458,200)	—		Macy’s, Inc.	4,540,545	201,825	—	(4,742,370)	—	4,540,545	201,825
—	6,500	179,650	76,332	262,482		McDonald’s Corp.	—	404,235	11,172,434	4,747,097	16,323,766	—	404,235
—	8,800	—	(8,800)	—	L	Men’s Wearhouse, Inc.	—	119,152	—	(119,152)	—	—	119,152
—	4,600	—	(4,600)	—		MSC Industrial Direct Co.	—	169,418	—	(169,418)	—	—	169,418
—	9,400	—	(9,400)	—	L	Nordstrom, Inc.	—	125,114	—	(125,114)	—	—	125,114
—	2,800	—	(2,800)	—		Nu Skin Enterprises, Inc.	—	29,204	—	(29,204)	—	—	29,204
—	32,800	—	(32,800)	—	@	Office Depot, Inc.	—	97,744	—	(97,744)	—	—	97,744
—	1,400	—	(1,400)	—		OfficeMax, Inc.	—	10,696	—	(10,696)	—	—	10,696
—	2,200	—	(2,200)	—	@	Panera Bread Co.	—	114,928	—	(114,928)	—	—	114,928
—	1,000	—	(1,000)	—	@	Papa John’s International, Inc.	—	18,430	—	(18,430)	—	—	18,430
—	6,100	—	(6,100)	—	L	Penske Auto Group, Inc.	—	46,848	—	(46,848)	—	—	46,848
—	7,200	—	(7,200)	—		Phillips-Van Heusen	—	144,936	—	(144,936)	—	—	144,936
—	11,600	—	(11,600)	—		RadioShack Corp.	—	138,504	—	(138,504)	—	—	138,504
—	2,600	—	(2,600)	—		Regis Corp.	—	37,778	—	(37,778)	—	—	37,778
—	2,800	—	(2,800)	—		Ross Stores, Inc.	—	83,244	—	(83,244)	—	—	83,244
—	10,800	—	(10,800)	—	@	Sally Beauty Holdings, Inc.	—	61,452	—	(61,452)	—	—	61,452
—	3,600	—	(3,600)	—	@	Sonic Corp.	—	43,812	—	(43,812)	—	—	43,812
—	—	111,200	51,272	162,472		Staples, Inc.	—	—	1,992,704	918,786	2,911,490	—	—
—	6,400	—	(6,400)	—	L	Talbots, Inc.	—	15,296	—	(15,296)	—	—	15,296
—	—	125,100	57,681	182,781		Target Corp.	—	—	4,319,703	1,991,708	6,311,411	—	—
—	14,300	—	(14,300)	—		TJX Cos., Inc.	—	294,151	—	(294,151)	—	—	294,151
—	5,500	—	(5,500)	—	@	Tractor Supply Co.	—	198,770	—	(198,770)	—	—	198,770
—	3,000	—	(3,000)	—	@	Urban Outfitters, Inc.	—	44,940	—	(44,940)	—	—	44,940
—	—	157,000	72,389	229,389		Walgreen Co.	—	—	3,873,190	1,785,832	5,659,022	—	—
—	35,500	355,800	128,551	519,851		Wal-Mart Stores, Inc.	—	1,990,130	19,946,148	7,206,544	29,142,822	—	1,990,130
—	19,900	—	(19,900)	—		Williams-Sonoma, Inc.	—	156,414	—	(156,414)	—	—	156,414
—	7,000	—	(7,000)	—	@, L	Zale Corp.	—	23,310	—	(23,310)	—	—	23,310
							12,447,442	11,653,181	64,082,241	5,446,108	93,628,972
						Savings & Loans: 0.0%
—	2,600	—	(2,600)	—		NewAlliance Bancshares, Inc.	—	34,242	—	(34,242)	—	—	34,242
—	100	—	(100)	—		Northwest Bancorp, Inc.	—	2,138	—	(2,138)	—	—	2,138
—	3,600	—	(3,600)	—		Provident Financial Services, Inc.	—	55,080	—	(55,080)	—	—	55,080
							—	91,460	—	(91,460)	—
						Semiconductors: 1.7%
—	3,700	—	(3,700)	—	@, L	Advanced Micro Devices, Inc.	—	7,992	—	(7,992)	—	—	7,992
—	17,900	—	(17,900)	—		Altera Corp.	—	299,109	—	(299,109)	—	—	299,109
—	34,400	—	(34,400)	—	@	Amkor Technology, Inc.	—	74,992	—	(74,992)	—	—	74,992
—	14,000	—	(14,000)	—		Analog Devices, Inc.	—	266,280	—	(266,280)	—	—	266,280
—	153,600	214,600	(54,653)	313,547		Applied Materials, Inc.	—	1,555,968	2,173,898	(553,638)	3,176,228	—	1,555,968
—	29,000	—	(29,000)	—	@	Atmel Corp.	—	90,770	—	(90,770)	—	—	90,770
—	18,900	—	(18,900)	—	@	Broadcom Corp.	—	320,733	—	(320,733)	—	—	320,733
—	2,300	—	(2,300)	—	@	Cabot Microelectronics Corp.	—	59,961	—	(59,961)	—	—	59,961
—	22,100	—	(22,100)	—	@	Emulex Corp.	—	154,258	—	(154,258)	—	—	154,258
—	6,100	—	(6,100)	—	@	Entegris, Inc.	—	13,359	—	(13,359)	—	—	13,359
—	28,700	—	(28,700)	—	@	Fairchild Semiconductor International, Inc.	—	140,343	—	(140,343)	—	—	140,343
—	31,900	—	(31,900)	—	@	Integrated Device Technology, Inc.	—	178,959	—	(178,959)	—	—	178,959
—	278,500	908,000	140,156	1,326,656		Intel Corp.	—	4,082,810	13,311,280	2,054,691	19,448,781	—	4,082,810
148,700	5,200	—	(153,900)	—	@	International Rectifier Corp.	2,007,450	70,200	—	(2,077,650)	—	2,007,450	70,200
—	16,700	—	(16,700)	—		Intersil Corp.	—	153,473	—	(153,473)	—	—	153,473
—	9,800	—	(9,800)	—		KLA-Tencor Corp.	—	213,542	—	(213,542)	—	—	213,542
—	52,400	—	(52,400)	—	@	LSI Logic Corp.	—	172,396	—	(172,396)	—	—	172,396
—	27,900	—	(27,900)	—	@, @@	Marvell Technology Group Ltd.	—	186,093	—	(186,093)	—	—	186,093
—	12,300	—	(12,300)	—	@	MEMC Electronic Materials, Inc.	—	175,644	—	(175,644)	—	—	175,644
—	3,100	—	(3,100)	—	@	Microsemi Corp.	—	39,184	—	(39,184)	—	—	39,184
—	10,500	—	(10,500)	—	@	MKS Instruments, Inc.	—	155,295	—	(155,295)	—	—	155,295
—	12,200	—	(12,200)	—		National Semiconductor Corp.	—	122,854	—	(122,854)	—	—	122,854
—	13,700	—	(13,700)	—	@	Novellus Systems, Inc.	—	169,058	—	(169,058)	—	—	169,058
—	23,800	—	(23,800)	—	@	Nvidia Corp.	—	192,066	—	(192,066)	—	—	192,066
—	12,600	—	(12,600)	—	@	ON Semiconductor Corp.	—	42,840	—	(42,840)	—	—	42,840
—	28,300	—	(28,300)	—	@	PMC - Sierra, Inc.	—	137,538	—	(137,538)	—	—	137,538
—	700	—	(700)	—		Power Integrations, Inc.	—	13,916	—	(13,916)	—	—	13,916
—	19,700	—	(19,700)	—	@	QLogic Corp.	—	264,768	—	(264,768)	—	—	264,768
—	14,100	—	(14,100)	—	@	Semtech Corp.	—	158,907	—	(158,907)	—	—	158,907
—	7,500	—	(7,500)	—	@	Silicon Laboratories, Inc.	—	185,850	—	(185,850)	—	—	185,850
—	14,100	—	(14,100)	—	@	Skyworks Solutions, Inc.	—	78,114	—	(78,114)	—	—	78,114
—	41,000	—	(41,000)	—	@	Teradyne, Inc.	—	173,020	—	(173,020)	—	—	173,020
—	3,000	—	(3,000)	—	@	Tessera Technologies, Inc.	—	35,640	—	(35,640)	—	—	35,640
—	148,700	209,650	(52,036)	306,314		Texas Instruments, Inc.	—	2,307,824	3,253,768	(807,592)	4,754,000	—	2,307,824
—	5,700	—	(5,700)	—	@	Varian Semiconductor Equipment Associates, Inc.	—	103,284	—	(103,284)	—	—	103,284
—	6,700	—	(6,700)	—	@, @@	Verigy Ltd.	—	64,454	—	(64,454)	—	—	64,454
—	12,100	—	(12,100)	—		Xilinx, Inc.	—	215,622	—	(215,622)	—	—	215,622
							2,007,450	12,677,116	18,738,946	(6,044,503)	27,379,009

						Software: 3.5%
—	15,000	—	(15,000)	—		Acxiom Corp.	—	121,650	—	(121,650)	—	—	121,650
—	4,400	84,450	34,538	123,388	@	Adobe Systems, Inc.	—	93,676	1,797,941	735,310	2,626,927	—	93,676
—	600	—	(600)	—	@	Advent Software, Inc.	—	11,982	—	(11,982)	—	—	11,982
—	2,000	—	(2,000)	—	@, L	Allscripts Healthcare Solutions, Inc.	—	19,840	—	(19,840)	—	—	19,840
—	800	—	(800)	—	@	American Reprographics Co.	—	5,520	—	(5,520)	—	—	5,520
—	4,300	—	(4,300)	—	@	Ansys, Inc.	—	119,927	—	(119,927)	—	—	119,927
—	11,700	—	(11,700)	—	@	Autodesk, Inc.	—	229,905	—	(229,905)	—	—	229,905
—	2,800	—	(2,800)	—	@, L	Avid Technology, Inc.	—	30,548	—	(30,548)	—	—	30,548
—	3,200	—	(3,200)	—	@	BMC Software, Inc.	—	86,112	—	(86,112)	—	—	86,112
—	12,000	—	(12,000)	—		Broadridge Financial Solutions ADR	—	150,480	—	(150,480)	—	—	150,480
—	31,723	—	(31,723)	—		CA, Inc.	—	587,827	—	(587,827)	—	—	587,827
104,200	5,200	—	(109,400)	—	@, @@	Check Point Software Technologies	1,978,758	98,748	—	(2,077,506)	—	1,978,758	98,748
—	8,200	—	(8,200)	—	@	Citrix Systems, Inc.	—	193,274	—	(193,274)	—	—	193,274
—	31,200	—	(31,200)	—	@	Compuware Corp.	—	210,600	—	(210,600)	—	—	210,600
—	2,000	—	(2,000)	—	@	Concur Technologies, Inc.	—	65,640	—	(65,640)	—	—	65,640
—	4,400	—	(4,400)	—	@	CSG Systems International	—	76,868	—	(76,868)	—	—	76,868
—	11,000	—	(11,000)	—		Fair Isaac Corp.	—	185,460	—	(185,460)	—	—	185,460
278,800	4,200	—	(283,000)	—		Fidelity National Information Services, Inc.	4,536,076	68,334	—	(4,604,410)	—	4,536,076	68,334
—	2,000	—	(2,000)	—		IMS Health, Inc.	—	30,320	—	(30,320)	—	—	30,320
—	5,800	—	(5,800)	—	@	Informatica Corp.	—	79,634	—	(79,634)	—	—	79,634
—	8,400	—	(8,400)	—	@	Lawson Software, Inc.	—	39,816	—	(39,816)	—	—	39,816
174,480	289,500	1,272,650	122,807	1,859,437	S	Microsoft Corp.	3,391,891	5,627,880	24,740,316	2,387,375	36,147,462	3,391,891	5,627,880
—	400	—	(400)	—	@	MicroStrategy, Inc.	—	14,852	—	(14,852)	—	—	14,852
—	13,700	—	(13,700)	—	@	Nuance Communications, Inc.	—	141,932	—	(141,932)	—	—	141,932
—	3,900	—	(3,900)	—	@, @@, L	Open Text Corp.	—	117,507	—	(117,507)	—	—	117,507
208,310	136,935	617,450	(60,554)	902,141	@	Oracle Corp.	3,693,336	2,427,858	10,947,389	(1,073,624)	15,994,959	3,693,336	2,427,858
—	15,100	—	(15,100)	—	@	Parametric Technology Corp.	—	191,015	—	(191,015)	—	—	191,015
—	3,100	—	(3,100)	—	@	Progress Software Corp.	—	59,706	—	(59,706)	—	—	59,706
—	11,300	—	(11,300)	—	@	Quest Software, Inc.	—	142,267	—	(142,267)	—	—	142,267
—	5,000	—	(5,000)	—		SEI Investments Co.	—	78,550	—	(78,550)	—	—	78,550
—	2,100	—	(2,100)	—	@	Solera Holdings, Inc.	—	50,610	—	(50,610)	—	—	50,610
—	8,600	—	(8,600)	—	@	Sybase, Inc.	—	213,022	—	(213,022)	—	—	213,022
—	2,700	—	(2,700)	—	@	SYNNEX Corp.	—	30,591	—	(30,591)	—	—	30,591
—	11,400	—	(11,400)	—	@	Take-Two Interactive Software, Inc.	—	86,184	—	(86,184)	—	—	86,184
—	3,000	—	(3,000)	—	@	THQ, Inc.	—	12,570	—	(12,570)	—	—	12,570
—	—	6,700	3,089	9,789	@	VMware, Inc.	—	—	158,723	73,183	231,906	—	—
—	13,200	—	(13,200)	—	@	Wind River Systems, Inc.	—	119,196	—	(119,196)	—	—	119,196
							13,600,061	11,819,901	37,644,369	(8,063,077)	55,001,254
						Telecommunications: 6.6%
—	39,400	—	(39,400)	—	@	3Com Corp.	—	89,832	—	(89,832)	—	—	89,832
—	9,500	—	(9,500)	—		Adtran, Inc.	—	141,360	—	(141,360)	—	—	141,360
—	12,300	—	(12,300)	—	@, @@	Amdocs Ltd.	—	224,967	—	(224,967)	—	—	224,967
—	4,500	—	(4,500)	—	@	Anixter International, Inc.	—	135,540	—	(135,540)	—	—	135,540
—	149,800	941,900	284,487	1,376,187		AT&T, Inc.	—	4,269,300	26,844,150	8,107,872	39,221,322	—	4,269,300
—	8,400	—	(8,400)	—	@	Atheros Communications, Inc.	—	120,204	—	(120,204)	—	—	120,204
—	6,200	—	(6,200)	—	@	Centennial Communications Corp.	—	49,972	—	(49,972)	—	—	49,972
113,900	—	—	(113,900)	—	@@	China Mobile Ltd. ADR	5,791,815	—	—	(5,791,815)	—	5,791,815	—
—	16,100	—	(16,100)	—	@, L	Ciena Corp.	—	107,870	—	(107,870)	—	—	107,870
—	19,100	—	(19,100)	—	@	Cincinnati Bell, Inc.	—	36,863	—	(36,863)	—	—	36,863
—	240,800	936,600	191,043	1,368,443	@	Cisco Systems, Inc.	—	3,925,040	15,266,580	3,114,002	22,305,622	—	3,925,040
—	11,700	—	(11,700)	—	@	CommScope, Inc.	—	181,818	—	(181,818)	—	—	181,818
—	1,100	—	(1,100)	—	@	Comtech Telecommunications	—	50,402	—	(50,402)	—	—	50,402
—	36,400	249,750	78,754	364,904		Corning, Inc.	—	346,892	2,380,118	750,522	3,477,532	—	346,892
—	5,420	—	(5,420)	—	@	EchoStar Holding Corp.	—	80,595	—	(80,595)	—	—	80,595
—	8,700	—	(8,700)	—		Embarq Corp.	—	312,852	—	(312,852)	—	—	312,852
—	1,400	—	(1,400)	—	@	Global Crossing Ltd.	—	11,116	—	(11,116)	—	—	11,116
—	5,800	—	(5,800)	—		Harris Corp.	—	220,690	—	(220,690)	—	—	220,690
—	6,500	—	(6,500)	—	@, L	InterDigital, Inc.	—	178,750	—	(178,750)	—	—	178,750
—	50,800	—	(50,800)	—	@, L	JDS Uniphase Corp.	—	185,420	—	(185,420)	—	—	185,420
—	7,500	—	(7,500)	—	@	Mastec, Inc.	—	86,850	—	(86,850)	—	—	86,850
—	—	357,450	164,811	522,261		Motorola, Inc.	—	—	1,583,504	730,114	2,313,618	—	—
—	6,400	—	(6,400)	—	@	NeuStar, Inc.	—	122,432	—	(122,432)	—	—	122,432
—	7,700	—	(7,700)	—	@	NII Holdings, Inc.	—	139,986	—	(139,986)	—	—	139,986
—	4,300	—	(4,300)	—		NTELOS Holdings Corp.	—	106,038	—	(106,038)	—	—	106,038
—	11,800	—	(11,800)	—		Plantronics, Inc.	—	155,760	—	(155,760)	—	—	155,760
—	8,600	—	(8,600)	—	@	Polycom, Inc.	—	116,186	—	(116,186)	—	—	116,186
—	5,500	—	(5,500)	—	@	Premier Global Services, Inc.	—	47,355	—	(47,355)	—	—	47,355
—	31,700	256,400	86,520	374,620		Qualcomm, Inc.	—	1,135,811	9,186,812	3,100,001	13,422,624	—	1,135,811
—	64,900	—	(64,900)	—	L	Qwest Communications International, Inc.	—	236,236	—	(236,236)	—	—	236,236
—	15,000	—	(15,000)	—	@	RF Micro Devices, Inc.	—	11,700	—	(11,700)	—	—	11,700
—	164,187	440,250	38,802	643,239		Sprint Nextel Corp.	—	300,462	805,658	71,007	1,177,127	—	300,462
—	1,100	—	(1,100)	—	@	Starent Networks Corp.	—	13,123	—	(13,123)	—	—	13,123
—	8,400	—	(8,400)	—	@	Syniverse Holdings, Inc.	—	100,296	—	(100,296)	—	—	100,296
—	8,600	—	(8,600)	—	@	Tekelec	—	114,724	—	(114,724)	—	—	114,724
—	7,300	—	(7,300)	—		Telephone & Data Systems, Inc.	—	231,775	—	(231,775)	—	—	231,775
—	55,600	—	(55,600)	—	@	Tellabs, Inc.	—	229,072	—	(229,072)	—	—	229,072
—	18,400	—	(18,400)	—	@, L	TW Telecom, Inc.	—	155,848	—	(155,848)	—	—	155,848
—	2,900	—	(2,900)	—	@	US Cellular Corp.	—	125,396	—	(125,396)	—	—	125,396
—	57,800	452,000	150,606	660,406		Verizon Communications, Inc.	—	1,959,420	15,322,800	5,105,543	22,387,763	—	1,959,420
—	600	—	(600)	—	@, L	Viasat, Inc.	—	14,448	—	(14,448)	—	—	14,448
—	21,100	—	(21,100)	—		Windstream Corp.	—	194,120	—	(194,120)	—	—	194,120
							5,791,815	16,266,521	71,389,622	10,857,650	104,305,608
						Textiles: 0.0%
—	800	—	(800)	—		Unifirst Corp.	—	23,752	—	(23,752)	—	—	23,752
							—	23,752	—	(23,752)	—

						Transportation: 2.0%
—	2,200	—	(2,200)	—		Alexander & Baldwin, Inc.		—	55,132	—	(55,132)	—		—	55,132
—	6,100	—	(6,100)	—	L	Arkansas Best Corp.		—	183,671	—	(183,671)	—		—	183,671
—	—	44,700	20,610	65,310		Burlington Northern Santa Fe Corp.		—	—	3,384,237	1,560,387	4,944,624		—	—
—	6,500	64,200	23,101	93,801		CSX Corp.		—	211,055	2,084,574	750,091	3,045,720		—	211,055
135,500	—	—	(135,500)	—		DryShips, Inc.		1,444,430	—	—	(1,444,430)	—		1,444,430	—
—	1,300	—	(1,300)	—	@@, L	Excel Maritime Carriers Ltd.		—	9,152	—	(9,152)	—		—	9,152
—	—	49,250	22,708	71,958		FedEx Corp.		—	—	3,159,388	1,456,715	4,616,103		—	—
60,750	3,700	—	(64,450)	—	@@, L	Frontline Ltd.		1,783,498	109,557	—	(1,893,055)	—		1,783,498	109,557
—	5,700	—	(5,700)	—	L	Genco Shipping & Trading Ltd.		—	84,360	—	(84,360)	—		—	84,360
—	1,800	—	(1,800)	—	@	Gulfmark Offshore, Inc.		—	42,822	—	(42,822)	—		—	42,822
—	3,000	—	(3,000)	—		Heartland Express, Inc.		—	47,280	—	(47,280)	—		—	47,280
—	3,000	—	(3,000)	—	@	HUB Group, Inc.		—	79,590	—	(79,590)	—		—	79,590
—	1,300	—	(1,300)	—	@	Kirby Corp.		—	35,568	—	(35,568)	—		—	35,568
—	100	—	(100)	—	@@, L	Nordic American Tanker Shipping		—	3,375	—	(3,375)	—		—	3,375
—	18,800	59,500	8,634	86,934		Norfolk Southern Corp.		—	884,540	2,799,475	406,229	4,090,244		—	884,540
—	200	—	(200)	—	@	Old Dominion Freight Line		—	5,692	—	(5,692)	—		—	5,692
—	4,600	—	(4,600)	—		Overseas Shipholding Group		—	193,706	—	(193,706)	—		—	193,706
—	1,800	—	(1,800)	—		Pacer International, Inc.		—	18,774	—	(18,774)	—		—	18,774
—	400	—	(400)	—		Ryder System, Inc.		—	15,512	—	(15,512)	—		—	15,512
137,972	—	—	(137,972)	—	@@	Ship Finance International Ltd.		1,524,591	—	—	(1,524,591)	—		1,524,591	—
—	300	—	(300)	—	@, @@	TBS International Ltd.		—	3,009	—	(3,009)	—		—	3,009
—	3,500	—	(3,500)	—		Tidewater, Inc.		—	140,945	—	(140,945)	—		—	140,945
—	—	81,900	37,762	119,662		Union Pacific Corp.		—	—	3,914,820	1,805,026	5,719,846		—	—
—	—	108,500	50,027	158,527		United Parcel Service, Inc. - Class B		—	—	5,984,860	2,759,474	8,744,334		—	—
—	2,900	—	(2,900)	—	@@	UTI Worldwide, Inc.		—	41,586	—	(41,586)	—		—	41,586
—	9,400	—	(9,400)	—		Werner Enterprises, Inc.		—	162,996	—	(162,996)	—		—	162,996
—	5,500	—	(5,500)	—	@, L	YRC Worldwide, Inc.		—	15,785	—	(15,785)	—		—	15,785
								4,752,519	2,344,107	21,327,354	2,736,891	31,160,871
						Trucking & Leasing: 0.0%
—	200	—	(200)	—	@	Amerco, Inc.		—	6,906	—	(6,906)	—		—	6,906
—	2,100	—	(2,100)	—		GATX Corp.		—	65,037	—	(65,037)	—		—	65,037
—	900	—	(900)	—	@@	Textainer Group Holdings Ltd.		—	9,540	—	(9,540)	—		—	9,540
								—	81,483	—	(81,483)	—
						Water: 0.0%
—	100	—	(100)	—	@, L	Pico Holdings, Inc.		—	2,658	—	(2,658)	—		—	2,658
								—	2,658	—	(2,658)	—

						Total Common Stock		236,217,056	248,177,213	1,031,368,914	(8,855,638)	1,506,907,545
						(Cost $)		357,946,551	354,987,767	1,315,775,095	(8,885,638)	2,019,853,775

REAL ESTATE INVESTMENT TRUSTS: 0.2%

						Diversified: 0.0%
10,900	—	—	(10,900)	—		Vornado Realty Trust		657,815	—	—	(657,815)	—		657,815	—
								657,815	—	—	(657,815)	—
						Mortgage: 0.0%
278,200	—	—	(278,200)	—		Annaly Capital Management, Inc.		4,415,034			(4,415,034)	—		4,415,034	—
								4,415,034	—	—	(4,415,034)	—

						Regional Malls: 0.2%
—	—	35,700	16,460	52,160		Simon Property Group, Inc.		—	—	1,896,741	874,540	2,771,281		—	—
								—	—	1,896,741	874,540	2,771,281

						Total Real Estate Investment Trusts		5,072,849	—	1,896,741	(4,198,309)	2,771,281
						(Cost $)		4,860,287	—	2,875,449	(4,198,309)	3,537,427

						Total Long-Term Investments		241,289,905	248,177,213	1,033,265,655	(13,053,947)	1,509,678,826	(B)
						(Cost $)		362,806,838	354,987,767	1,318,650,544	(13,053,947)	2,023,391,202

SHORT—TERM INVESTMENTS: 3.1%
						Affiliated Mutual Fund: 3.1%
—	2,499,042	33,732,000	13,053,947	49,284,989	S	ING Institutional Prime Money Market Fund - Class I		—	2,499,042	33,732,000	13,053,947	49,284,989		—	2,499,042

						Total Affiliated Mutual Fund		—	2,499,042	33,732,000	13,053,947	49,284,989
						(Cost $)		—	2,499,042	33,732,000	13,053,947	49,284,989

Principal Amount									Value

						Securities Lending Collateralcc: 0.0%
—	8,520,461	—	(8,520,461)	—		Bank of New York Mellon Corp. Institutional Cash Reserves		—	8,415,873	—	(8,415,873)	—		—	8,415,873

						Total Securities Lending Collateral		—	8,415,873	—	(8,415,873)	—
						(Cost $)		—	8,520,461	—	(8,520,461)	—

						Total Short-Term Investments		—	10,914,915	33,732,000	4,638,074	49,284,989
						(Cost $)		—	11,019,503	33,732,000	4,533,486	49,284,989

						Total Investments in Securities	98.0%	$241,289,905	$259,092,128	$1,066,997,655	$(8,415,873)	$1,558,963,815	(B)
						(Cost $) *		362,806,838	366,007,270	1,352,382,544	(8,520,461)	2,072,676,191
						Other Assets and Liabilities - Net	2.0	9,680,414	(7,584,458)	20,641,235	8,415,873	31,153,064
						Net Assets prior proforma adjustments	100.0%	$250,970,319	$251,507,670	$1,087,638,890	$—	$1,590,116,879

						Proforma adjustments	—	—	—	—	—	(559,824	)(A)
						Net Assets after proforma adjustments	100.0%	$250,970,319	$251,507,670	$1,087,638,890	$—	$1,589,557,595		241,289,905	259,092,128

					@	Non-income producing security
					@@	Foreign Issuer

ADR	American Depositary Receipt
cc	Securities purchased with cash collateral for securities loaned.
I	Illiquid security
L	Loaned security, a portion or all of the security is on loan at December 31, 2008.
##

On September 7, 2008, the Federal Housing Finance Agency placed the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation into conservatorship and the U.S. Treasury guaranteed the debt issued by those organizations.

(A)	Reflects one-time transaction costs of $349,445 on Neuberger Berman Partners Portfolio and $209,839 on Oppenheimer Main Street Portfolio, both $0.01 per share respectively.
(B)	Totals do not reflect one-time transaction costs.
S

All or a portion of this security is segregated to cover collateral requirements for applicable futures, options, swaps, foreign forward currency contracts and/or when-issued or delayed-delivery securities.

*	Cost for federal income tax purposes is	$415,546,164	$371,709,034	$1,362,798,818	$491,966,160	$1,854,764,978
	Net unrealized depreciation consists of:
	Gross Unrealized Appreciation	$1,954,392	$3,623,539	$3,029,284	$(5,577,931)	3,029,284
	Gross Unrealized Depreciation	(176,210,651)	(116,240,445)	(298,830,447)	292,451,096	(298,830,447	)(B)
	Net Unrealized Depreciation	$(174,256,259)	$(112,616,906)	$(295,801,163)	$286,873,165	$(295,801,163	)(B)

The following table summarizes the inputs used as of December 31, 2008 in determining the Portfolio’s investments at fair value for purposes of SFAS 157:

Investments in Securities
Level 1- Quoted Prices	$237,793,071	$250,676,254	$1,066,788,159	$—	$1,555,257,484	(B)
Level 2- Other Significant Observable Inputs	3,496,834	8,415,874	209,496	(8,415,873)	3,706,331
Level 3- Significant Unobservable Inputs	—	—	—	—	—
Total	$241,289,905	$259,092,128	$1,066,997,655	$(8,415,873)	$1,558,963,815	(B)

Other Financial Instruments*
Level 1- Quoted Prices	$—	$—	$1,056,411	$—	$1,056,411
Level 2- Other Significant Observable Inputs	—	—	—	—	—
Level 3- Significant Unobservable Inputs	—	—	—	—	—
Total	$—	$—	$1,056,411	$—	$1,056,411

“Fair value” for purposes of SFAS 157 is different from “fair value” as used in the 1940 Act. The former generally implies market value, and can include market quotations as a source of value, and the latter refers to determinations of actual value in absence of available market quotations.

* Other financial instruments may include forward foreign currency contracts, futures, swaps, and written options. Forward foreign currency contracts and futures are reported at their unrealized gain/loss at year end. Swaps and written options are reported at their market value at year end.

ING Russell Large Cap Index Portfolio Open Futures Contracts on December 31, 2008

Contract Description	Number of Contracts	Expiration Date	Unrealized Appreciation/(Depreciation)
Long Contracts
S&P 500	216	03/19/09	$1,056,411
			$1,056,411

EXHIBIT I

STATEMENTS OF OPERATIONS for the year ended December 31, 2008

	ING	ING
	Neuberger Berman	RussellTM Large Cap	Pro Forma		Pro Forma
	Partners Portfolio	Index Portfolio	Adjustments		Combined (unaudited)
INVESTMENT INCOME:
Dividends, net of foreign taxes withheld*(1)	$5,707,179	$17,060,303			$22,767,482
Interest	13,635	11,829			25,464
Total investment income	5,720,814	17,072,132	—		22,792,946

EXPENSES:
Investment management fees	2,490,516	1,590,890	(1,458,172	) (B)	2,623,234
Distribution and service fees:
Class ADV	12	2,933			2,945
Class S	292,092	28,794			320,886
Transfer agent fees	696	784			1,480
Administrative service fees	415,081	636,347			1,051,428
Shareholder reporting expense	69,912	26,913			96,825
Registration fees	323	—			323
Professional fees	48,746	68,845			117,591
Custody and accounting expense	51,231	59,158			110,389
Directors fees	15,006	46,628			61,634
Offering expense	—	16,154			16,154
Licensing fees	—	12,407			12,407
Miscellaneous expense	12,879	16,795			29,674
Total expenses	3,396,494	2,506,648	(1,458,172)		4,444,970
Less:
Net waived and reimbursed/recouped fees	(351,898)	(119,428)	261,467	(B)	(209,859)
Brokerage commission recapture	—	—	—		—
Net expenses	3,044,596	2,387,221	(1,196,705)		4,235,112
Net investment income (loss)	2,676,218	14,684,911	1,196,705		18,557,834

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, FOREIGN CURRENCY RELATED TRANSACTIONS, FUTURES, AND WRITTEN OPTIONS:
Net realized loss on:
Investments	(117,953,182)	(19,554,391)			(137,507,573)
Foreign currency related transactions	(45,555)	—			(45,555)
Futures	—	(14,884,382)			(14,884,382)
Net realized loss on investments, foreign currency related transactions, and futures	(117,998,737)	(34,438,773)			(152,437,510)
Net change in unrealized appreciation or depreciation on:
Investments	(190,064,282)	(285,384,889)			(475,449,171)
Foreign currency related transactions	(5,579)	—			(5,579)
Futures	—	1,056,411			1,056,411
Net change in unrealized appreciation or depreciation on investments, foreign currency related transactions, and futures	(190,069,861)	(284,328,478)			(474,398,339)
Net realized and unrealized gain (loss) on investments, foreign currency related transactions, and futures	(308,068,598)	(318,767,251)			(626,835,849)
Decrease in net assets resulting from operations	$(305,392,380)	$(304,082,340)	$1,196,705		$(608,278,015)

* Foreign taxes withheld	$17,680	$—	$—	$17,680
(1) Dividends from affiliates	$—	$440,429	$—	$440,429

(A)      Investment income and expenses have been annualized.

(B)        Reflects adjustment in expenses due to effects of new contractual rates.

See Accompanying Notes to Financial Statements

STATEMENTS OF OPERATIONS for the year ended December 31, 2008

	ING	ING
	Oppenheimer Main	RussellTM Large Cap	Pro Forma		Pro Forma
	Street Portfolio®	Index Portfolio	Adjustments		Combined (unaudited)
INVESTMENT INCOME:
Dividends, net of foreign taxes withheld*(1)	$7,337,904	$17,060,303			$24,398,207
Interest	27,230	11,829			39,059
Securities lending income	197,463	—			197,463
Total investment income	7,562,597	17,072,132	—		24,634,729

EXPENSES:
Investment management fees	—	1,590,890	920,104	(B)	2,510,994
Unified fees	2,432,420	—	(2,432,420	) (B)	—
Distribution and service fees:
Class ADV	8	2,933			2,941
Class S	903,668	28,794			932,462
Class S2	18,990	—			18,990
Transfer agent fees	—	784			784
Administrative service fees	—	636,347	368,050	(B)	1,004,397
Shareholder reporting expense	—	26,913			26,913
Registration fees	—	—			—
Professional fees	—	68,845			68,845
Custody and accounting expense	—	59,158			59,158
Directors fees	17,833	46,628			64,461
Offering expense	—	16,154			16,154
Licensing fees	—	12,407			12,407
Miscellaneous expense	—	16,795			16,795
Total expenses	3,372,919	2,506,648	(1,144,266)		4,735,301
Less:
Net waived and reimbursed/recouped fees	(4,469)	(119,428)	—		(123,897)
Brokerage commission recapture		—	—		—
Net expenses	3,368,450	2,387,221	(1,144,266)		4,611,405
Net investment income (loss)	4,194,147	14,684,911	1,144,266		20,023,324

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, FOREIGN CURRENCY RELATED TRANSACTIONS, AND FUTURES:
Net realized gain (loss) on:
Investments	(55,862,894)	(19,554,391)			(75,417,285)
Foreign currency related transactions	1	—			1
Futures	—	(14,884,382)			(14,884,382)
Net realized gain (loss) on investments, foreign currency related transactions, and futures	(55,862,893)	(34,438,773)			(90,301,666)
Net change in unrealized appreciation or depreciation on:
Investments	(120,984,939)	(285,384,889)			(406,369,828)
Foreign currency related transactions	(66)	—			(66)
Futures	—	1,056,411			1,056,411
Net change in unrealized appreciation or depreciation on investments, foreign currency related transactions, and futures	(120,985,005)	(284,328,478)			(405,313,483)
Net realized and unrealized gain (loss) on investments, foreign currency related transactions, and futures	(176,847,898)	(318,767,251)			(495,615,149)
Decrease in net assets resulting from operations	$(172,653,751)	$(304,082,340)	$1,144,266		$(475,591,825)

* Foreign taxes withheld	$582	$—	$—	$582
(1) Dividends from affiliates	$17,731	$440,429	$—	$458,160

(A)      Investment income and expenses have been annualized.

(B)        Reflects adjustment in expenses due to effects of new contractual rates.

EXHIBIT J

Principal Amount

					Securities Lending Collateralcc: 0.0%
8,520,461	—	(8,520,461)	—		Bank of New York Mellon Corp. Institutional Cash Reserves		8,415,873	—	(8,415,873)	—	8,415,873

					Total Securities Lending Collateral		8,415,873	—	(8,415,873)	—
					(Cost $)		8,520,461	—	(8,520,461)	—

					Total Short-Term Investments		10,914,915	33,732,000	(2,990,051)	41,656,864
					(Cost $)		11,019,503	33,732,000	(3,094,639)	41,656,864

					Total Investments in Securities	98.4%	$259,092,128	$1,066,997,655	$(8,415,873)	$1,317,673,910	(B)
					(Cost $)*		366,007,270	1,352,382,544	(8,520,461)	1,709,869,353
					Other Assets and Liabilities – Net	1.6	(7,584,458)	20,641,235	8,415,873	21,472,650
					Net Assets prior proforma adjustments	100.0%	$251,507,670	$1,087,638,890	$—	$1,339,146,560	(B)

					Proforma adjustments	—	—	—	—	(209,839	)(A)
					Net Assets after proforma adjustments	100.0%	$251,507,670	$1,087,638,890	$—	$1,338,936,721	259,092,128

				†

If the Reorganization is approved by shareholders, unlike other portfolio securities of the Disappearing Portfolio, which are expected to be sold shortly before the Reorganization, this security is expected to be transferred in-kind to the Acquiring Portfolio.

				@	Non-income producing security
				@@	Foreign Issuer
				ADR	American Depositary Receipt
				cc	Securities purchased with cash collateral for securities loaned.
				I	Illiquid security
				L	Loaned security, a portion or all of the security is on loan at December 31, 2008.
				##

On September 7, 2008, the Federal Housing Finance Agency placed the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation into conservatorship and the U.S. Treasury guaranteed the debt issued by those organizations.

				(A)	Reflects one-time transaction costs of $209,839 or $0.01 per share.
				(B)	Totals do not reflect one-time transaction costs of $209,839.
				S

All or a portion of this security is segregated to cover collateral requirements for applicable futures, options, swaps, foreign forward currency contracts and/or when-issued or delayed-delivery securities.

				*	Cost for federal income tax purposes is		$371,709,034	$1,362,798,818	$250,676,255	$1,613,475,073
					Net unrealized depreciation consists of:
					Gross Unrealized Appreciation		$3,623,539	$3,029,284	$(3,623,539)	3,029,284
					Gross Unrealized Depreciation		(116,240,445)	(298,830,447)	116,240,445	(298,830,447	)(B)
					Net Unrealized Depreciation		$(112,616,906)	$(295,801,163)	$112,616,906	$(295,801,163	)(B)

					The following table summarizes the inputs used as of December 31, 2008 in determining the Portfolio’s investments at fair value for purposes of SFAS 157:

					Investments in Securities
					Level 1- Quoted Prices		$250,676,254	$1,066,788,159	$—	$1,317,464,413	(B)
					Level 2- Other Significant Observable Inputs		8,415,874	209,496	(8,415,873)	209,497
					Level 3- Significant Unobservable Inputs		—	—	—	—
					Total		$259,092,128	$1,066,997,655	$(8,415,873)	$1,317,673,910	(B)

					Other Financial Instruments*
					Level 1- Quoted Prices		$—	$1,056,411	$—	$1,056,411
					Level 2- Other Significant Observable Inputs		—	—	—	—
					Level 3- Significant Unobservable Inputs		—	—	—	—
					Total		$—	$1,056,411	$—	$1,056,411

“Fair value” for purposes of SFAS 157 is different from “fair value” as used in the 1940 Act. The former generally implies market value, and can include market quotations as a source of value, and the latter refers to determinations of actual value in absence of available market quotations.

* Other financial instruments may include forward foreign currency contracts, futures, swaps, and written options. Forward foreign currency contracts and futures are reported at their unrealized gain/loss at year end. Swaps and written options are reported at their market value at year end.

					ING Russell Large Cap Index Portfolio Open Futures Contracts on December 31, 2008

					Number				Unrealized
					Contract Description	of Contracts	Expiration Date		Appreciation/(Depreciation)
					Long Contracts
					S&P 500	216	03/19/09		$1,056,411
									$1,056,411

[ING FUNDS LOGO]

May 12, 2009

Via EDGAR

Mr. Jeffrey A. Foor, Esq.

Division of Investment Management

United States Securities and Exchange Commission

100 F Street, NE

Washington, D.C.  20549

Re:	ING Variable Portfolios, Inc. (on behalf of ING RussellTM Large Cap Index Portfolio) (File No. 333-158416)

Dear Mr. Foor:

The Registrant is responsible for the adequacy and accuracy of the disclosure in this filing.  Further, the Registrant recognizes that the Staff’s comments, or changes to disclosure in response to the Staff’s comments, does not foreclose the Securities and Exchange Commission (“SEC”) from taking any action with respect to the filing.  Lastly, if, to our knowledge, an inquiry or investigation is currently pending or threatened by the SEC and if the SEC subsequently, in order to protect its investigative position, so requests, the Registrant will not assert Staff comments with respect to the inquiry or investigation as a defense in any proceeding initiated by the SEC or any person under the federal securities laws of the United States.  This representation should not be construed as confirming that there is, or is not, in fact, any inquiry or investigation currently pending or threatened.

Please direct any questions or additional comments you may have concerning this letter to the undersigned at 480-477-2666.  Thank you.

Regards,

/s/ Huey P. Falgout
Huey P. Falgout, Jr.
Counsel
ING U.S. Legal Services

Attachments

cc:	Jeffrey S. Puretz, Esq.
Dechert LLP